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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Clear Channel Communications, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Clear Channel Communications, Inc.

P.O. Box 659512
San Antonio, Texas 78265-9512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 23, 2003

     As a shareholder of Clear Channel Communications, Inc., you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Shareholders of Clear Channel Communications, Inc. to be held at The Westin Hotel, 420 West Market Street, San Antonio, Texas 78205, on April 23, 2003, at 8:30 a.m. local time, for the following purposes:

1.	to elect eleven directors to serve for the coming year;

2.	to ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2003; and

3.	to transact any other business which may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 3, 2003 are entitled to notice of and to vote at the meeting.

     Two cut-out admission tickets are included on the back cover of this document. Please contact Clear Channel’s Corporate Secretary at Clear Channel’s corporate headquarters if you need additional tickets. The annual meeting will begin promptly at 8:30 a.m.

     Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the meeting will not revoke your proxy, if you attend the meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

Kenneth E. Wyker Secretary

San Antonio, Texas
March 20, 2003

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Q: Why am I receiving these materials?
Q: What information is contained in these materials?
Q: What proposals will be voted on at the annual meeting?
Q: Which of my shares may I vote?
Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?
Q: How can I vote my shares in person at the annual meeting?
Q: How can I vote my shares without attending the annual meeting?
Q: May I change my vote?
Q: What if I return my proxy card without specifying my voting choices?
Q: What does it mean if I receive more than one proxy or voting instruction card?
Q: What constitutes a quorum?
Q: What are Clear Channel’s voting recommendations?
Q: Where can I find the voting results of the annual meeting?
THE BOARD OF DIRECTORS
COMPENSATION OF DIRECTORS
BOARD MEETINGS
INDEPENDENCE OF DIRECTORS
COMMITTEES OF THE BOARD
PROPOSAL 1: ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
Stock Option Grant Table
Stock Option Exercises and Holding Table
Equity Compensation Plans
EMPLOYMENT AGREEMENTS
REPORT OF THE COMPENSATION COMMITTEE AND THE EXECUTIVE PERFORMANCE SUBCOMMITTEE
Overall Policy
Compensation
Chief Executive Officer Compensation
Policy on Deductibility of Compensation
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS
AUDIT COMMITTEE REPORT
AUDITOR FEES
PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
ADVANCE NOTICE PROCEDURES
GENERAL
APPENDIX A
APPENDIX B
APPENDIX C

2003 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	1
Why am I receiving these materials?	1
What information is contained in these materials?	1
What proposals will be voted on at the annual meeting?	1
Which of my shares may I vote?	1
What is the difference between holding shares as a shareholder of record and as a beneficial owner?	1
If my shares are held in “street name” by my broker, will my broker vote my shares for me?	2
How can I vote my shares in person at the annual meeting?	2
How can I vote my shares without attending the annual meeting?	2
May I change my vote?	2
What if I return my proxy card without specifying my voting choices?	2
What does it mean if I receive more than one proxy or voting instruction card?	2
What constitutes a quorum?	3
What are Clear Channel’s voting recommendations?	3
Where can I find the voting results of the annual meeting?	3
THE BOARD OF DIRECTORS	3
Compensation of Directors	3
Board Meetings	3
Independence of Directors	4
Committees of the Board	4
PROPOSAL 1: ELECTION OF DIRECTORS	5
Nominees for Director	5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	7
EXECUTIVE COMPENSATION	9
Summary Compensation Table	9
Stock Option Grant Table	10
Stock Option Exercises and Holding Table	10
Equity Compensation Plans	11
Employment Agreements	11
REPORT OF THE COMPENSATION COMMITTEE AND THE EXECUTIVE PERFORMANCE SUBCOMMITTEE	12
Overall Policy	12
Compensation	13
Chief Executive Officer Compensation	14
Policy on Deductibility of Compensation	15
STOCK PERFORMANCE GRAPH	16
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	17
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	17
CERTAIN TRANSACTIONS	17
AUDIT COMMITTEE REPORT	18
Auditor Fees	19
PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS	20
SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING	20
ADVANCE NOTICE PROCEDURES	20
GENERAL	21
APPENDIX A — AUDIT COMMITTEE CHARTER	A-1
APPENDIX B — MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION	B-1
APPENDIX C — FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	C-1

PROXY STATEMENT

     This proxy statement contains information related to the annual meeting of shareholders of Clear Channel Communications, Inc. to be held on Wednesday, April 23, 2003, beginning at 8:30 a.m., at the Westin Hotel, 420 West Market Street, San Antonio, Texas, and at any postponements or adjournments thereof. This proxy statement is being mailed to shareholders on or about March 25, 2003.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Clear Channel’s Board of Directors (the “Board”) is providing these proxy materials for you in connection with Clear Channel’s annual meeting of shareholders (the “annual meeting”), which will take place on April 23, 2003. The Board is soliciting proxies to be used at the meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid officers, and certain other required information. Following this proxy statement are excerpts from Clear Channel’s 2002 Annual Report on Form 10-K including Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Management’s Discussion and Analysis. A Proxy Card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting: the election of directors and the ratification of Ernst & Young LLP as Clear Channel’s independent accountants for the year ending December 31, 2003.

Q:	Which of my shares may I vote?

A:	All shares owned by you as of the close of business on March 3, 2003 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the annual meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders of Clear Channel hold their shares through a stock broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD: If your shares are registered directly in your name with Clear Channel’s transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Clear Channel. As the shareholder of record, you have the right to grant your voting proxy directly to Clear Channel or to vote in person at the annual meeting. Clear Channel has enclosed a proxy card for you to use.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you instruct your broker how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, Clear Channel recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in “street name”, when you return your proxy card, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q:	May I change my vote?

A:	If you are a shareholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by voting again by telephone or over the Internet, sending the secretary of Clear Channel a proxy card dated later than your last vote, notifying the secretary of Clear Channel in writing, or voting at the meeting.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Clear Channel’s Common Stock is necessary to constitute a quorum at the meeting. Only votes cast “for” a matter constitute affirmative votes. Votes “withheld” or abstaining from voting are counted for quorum purposes, but since they are not cast “for” a particular matter, they will have the same effect as negative votes or a vote “against” a particular matter.

Q:	What are Clear Channel’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of Ernst & Young LLP as Clear Channel’s independent accountants for the year ending December 31, 2003.

Q:	Where can I find the voting results of the annual meeting?

A:	Clear Channel will announce preliminary voting results at the annual meeting and publish final results in Clear Channel’s quarterly report on Form 10-Q for the second quarter of 2003, which will be filed with the Securities and Exchange Commission (the “SEC”) by August 14, 2003.

THE BOARD OF DIRECTORS

     The Board is responsible for the management and direction of Clear Channel and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel’s business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

COMPENSATION OF DIRECTORS

     Each non-employee director is paid a $40,000 annual retainer provided that he or she attends not less than 75% of the meetings of the Board. The chairman of the Audit Committee is paid an additional annual retainer of $6,000. The chairman of the Compensation Committee is paid $1,500 for each committee meeting he or she attends, and all other committee members are paid $1,000 for each committee meeting he or she attends. In addition, in April 2002, each non-employee director was granted options to purchase 7,500 shares of Clear Channel common stock. These options vest 20% per year beginning one year from the date of grant and expire ten years from the date of grant.

BOARD MEETINGS

     During 2002, the Board held six meetings. Each of the nominees named below attended at least 75% of the aggregate of the total number of meetings of the Board held during such director’s term and at least 75% of the total number of meetings held by committees of the Board on which that director served.

INDEPENDENCE OF DIRECTORS

     In February 2003, the Board of Directors adopted a set of Corporate Governance Guidelines, addressing, among other things, standards for evaluating the independence of Clear Channel’s directors. The full text of the guidelines can be found on the Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the secretary of Clear Channel. Pursuant to the Guidelines, the Board of Directors undertook its annual review of director independence in February 2003. During this review, the Board of Directors considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Clear Channel and its subsidiaries, affiliates and investors, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

     As a result of this review, the Board affirmatively determined that, of the directors nominated for election at the annual meeting, Alan D. Feld, Perry J. Lewis, B.J. McCombs, Phyllis B. Riggins, Theodore H. Strauss, J.C. Watts and John H. Williams are independent of Clear Channel and its management under the standards set forth in the Corporate Governance Guidelines.

COMMITTEES OF THE BOARD

     The Board has three committees: the Compensation Committee, the Nominating and Governance Committee and the Audit Committee. The Compensation Committee has established an Executive Performance Subcommittee. The table below sets forth members of each committee.

BOARD COMMITTEE MEMBERSHIP

		Executive	Nominating and
	Compensation	Performance	Governance	Audit
Name	Committee	Subcommittee	Committee	Committee

Alan D. Feld	X
Perry J. Lewis				X *
B. J. McCombs(1)	X		X *
Phyllis B. Riggins(2)				X
Theodore H. Strauss			X	X
J. C. Watts(3)	X	X
John H. Williams	X *	X *	X	X

X = Committee member; * = Chairperson

(1)	Mr. McCombs was on the Executive Performance Subcommittee until February 19, 2003.
(2)	Ms. Riggins joined the Audit Committee on December 23, 2002.
(3)	Mr. Watts joined the Compensation Committee and the Executive Performance Subcommittee on February 19, 2003.

     The Compensation Committee administers Clear Channel’s stock option plans and performance-based compensation plans, determines compensation arrangements for all officers and makes recommendations to the Board concerning directors of Clear Channel and its subsidiaries (except with respect to matters entrusted to the Executive Performance Subcommittee as described below). See the Report of the Compensation Committee and the Executive Performance Subcommittee later in this document, which details the basis on which the Compensation Committee and its subcommittee determines executive compensation. The Compensation Committee met four times during 2002.

     The Executive Performance Subcommittee of the Compensation Committee has as its principal responsibility to review and advise the Board with respect to performance-based compensation of executive and other corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility of compensation in excess of $1 million paid to a corporation’s chief executive officer and the four other most highly compensated executive officers, unless certain conditions are met. The Executive Performance Subcommittee of the Compensation Committee met one time during 2002.

     The Nominating and Governance Committee is responsible for developing and reviewing background information for candidates for the Board of Directors, including those recommended by shareholders, and makes recommendations to the Board of Directors regarding such candidates as well as committee membership. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the secretary of Clear Channel at least 90 days in advance of the annual meeting, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

     The Audit Committee is responsible for reviewing Clear Channel’s accounting practices and audit procedures. All members of the Audit Committee are independent as defined by the listing standards of the New York Stock Exchange (the “NYSE”). Additionally, two members of the Audit Committee have been designated as “Financial Experts” as defined by the SEC. See the Audit Committee Report later in this document, which details the duties and performance of the committee. The Audit Committee met ten times during 2002.

PROPOSAL 1: ELECTION OF DIRECTORS

     The Board intends to nominate, at the annual meeting of shareholders, the eleven persons listed as nominees below. Each of the directors elected at the annual meeting will serve until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified, subject to earlier resignation and removal. The directors are to be elected by a plurality of the votes cast by the holders of the shares of Clear Channel common stock represented and entitled to be voted at the annual meeting. Unless authority to vote for directors is “withheld” in the proxy, the persons named therein intend to vote “for” the election of the eleven nominees listed. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

NOMINEES FOR DIRECTOR

     The nominees for director are Alan D. Feld, Thomas O. Hicks, Perry J. Lewis, L. Lowry Mays, Mark P. Mays, Randall T. Mays, B. J. McCombs, Phyllis B. Riggins, Theodore H. Strauss, J. C. Watts and John H. Williams.

     Alan D. Feld, age 66, is the sole shareholder of a professional corporation which is a partner in the law firm of Akin Gump Strauss Hauer & Feld, LLP. He has served as a director of Clear Channel since 1984. Mr. Feld also serves on the board of trustees of Centerpoint Properties Trust and AMR Advantage Mutual Funds.

     Thomas O. Hicks, age 57, is Chairman of the Board of Hicks, Muse, Tate & Furst Incorporated, a global private investment firm formed in 1989. He has served as a director of Clear Channel since August 30, 2000. He had served as Chairman of the Board and Chief Executive Officer of AMFM Inc. prior to that time. Mr. Hicks also serves as a director of Home Interiors & Gifts, Inc., Cooperative Computing, Inc., Viasystems Group, Inc., and LIN Holdings Corp.

     Perry J. Lewis, age 65, has served as an Advisory Director of CRT Capital Group LLC, a trading and investment banking firm, since February 2002. Prior to that Mr. Lewis was Managing Director of Heartland Industrial Partners, a private equity capital firm, from May 2000 to January 2002. Mr. Lewis was the Chairman of Broadcasting Partners, Inc. from its inception in 1988 until its merger with Evergreen Media Corporation, and was Chief Executive Officer of Broadcasting Partners, Inc. from 1993 to 1995. Mr. Lewis is a founder of Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm, which was established in 1982. He has served as a director of Clear Channel since August 30, 2000. He had served as a director of AMFM Inc. prior to that time and Evergreen Media Corporation prior to AMFM’s acquisition of Evergreen Media Corporation. Mr. Lewis also serves as a director of Aon Corporation.

     L. Lowry Mays, age 67, is the founder of Clear Channel and currently serves as Chairman of the Board and Chief Executive Officer. He has served as a director since Clear Channel’s inception. Mr. L. Mays is the father of Mark P. Mays and Randall T. Mays, who serve as the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer of Clear Channel, respectively.

     Mark P. Mays, age 39, serves as the President and Chief Operating Officer of Clear Channel. He has served as a director since May 1998. Mr. M. Mays is the son of L. Lowry Mays, Clear Channel’s Chairman and Chief Executive Officer and the brother of Randall T. Mays, Clear Channel’s Executive Vice President and Chief Financial Officer.

     Randall T. Mays, age 37, serves as the Executive Vice President and Chief Financial Officer of Clear Channel. He has served as a director since April 1999. Mr. R. Mays is the son of L. Lowry Mays, Clear Channel’s Chairman and Chief Executive Officer and the brother of Mark P. Mays, Clear Channel’s President and Chief Operating Officer. Mr. R. Mays also serves on the board of directors of XM Satellite Radio Holdings, Inc., Muzak Holdings LLC, and CNET Networks, Inc.

     B.J. McCombs, age 75, is a private investor with interests in professional sports and other investments. He has served as a director of Clear Channel since its inception.

     Phyllis B. Riggins, age 50, was a Managing Director and Group Head — Media/Telecommunication of Banc of America Securities (and its predecessors) global corporate and investment banking from September 1979 until her retirement in September 2002. Ms. Riggins has served as a director of Clear Channel since December 2002.

     Theodore H. Strauss, age 78, is a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm. He has served as a director of Clear Channel since 1984. Mr. Strauss also serves as a director of Sizeler Property Investors, Inc. and Hollywood Casinos, Inc.

     J.     C. Watts, Jr., age 45, is the Chairman of JC Watts Companies, LLC, a consulting firm. Mr. Watts is a former member of the United States House of Representatives and represented the 4th District of Oklahoma from 1995 to 2002. He served as the Chairman of the House Republican Conference. He has served as a director of Clear Channel since February 3, 2003. Mr. Watts also serves as a director of Terex Corporation, Dillard’s, Inc. and Burlington Northern Santa Fe Corp.

     John H. Williams, age 69, was a Senior Vice President of First Union Securities, Inc. (formerly known as Everen Securities, Inc.), an investment banking firm, until his retirement in July 1999. He has served as a director of Clear Channel since 1984. Mr. Williams also serves as a director of GAINSCO, Inc.

     MANAGEMENT RECOMMENDS THAT THE YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The table below sets forth information concerning the beneficial ownership of Clear Channel common stock as of March 3, 2003, for each director currently serving on the Board and each of the nominees for director; each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to Clear Channel to own beneficially more than 5% of outstanding common stock. At the close of business on March 3, 2003, there were 613,847,376 shares of Clear Channel common stock outstanding. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

	Amount and Nature
	of Beneficial
Name	Ownership		Percent of Class

Alan D. Feld	93,800	(1)	*
Thomas O. Hicks	40,214,378	(2)(13)	6.5%
Vernon E. Jordan, Jr.	95,800	(3)	*
Perry J. Lewis	174,332	(4)	*
L. Lowry Mays	32,110,468	(5)	5.2%
Mark P. Mays	7,105,845	(6)	1.3%
Randall T. Mays	724,074	(7)	*
B. J. McCombs	14,474,778	(8)	2.4%
Phyllis B. Riggins	0		*
Theodore H. Strauss	241,387	(9)	*
J.C. Watts	0		*
John H. Williams	33,589	(10)	*
John Hogan	29,242		*
Brian Becker	289,987	(11)	*
Hicks Muse Parties(12)	34,825,777	(13)	5.7%
FMR Corp.(14)	78,640,953		12.8%
All Directors and Executive Officers as a Group (20 persons)	90,385,890	(15)	14.6%

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1)	Includes 77,500 shares subject to options held by Mr. Feld. Excludes 9,000 shares owned by Mr. Feld’s wife, as to which Mr. Feld disclaims beneficial ownership

(2)	Consists of 5,270,830 shares for which Thomas O. Hicks has sole voting and dispositive power and 34,943,548 shares (including vested stock options to purchase 94,000 shares) for which Thomas O. Hicks has shared voting and dispositive power. Of the 5,270,830 shares for which Thomas O. Hicks has sole voting and dispositive power, 4,522,558 shares are held of record by Thomas O. Hicks, 252,358 shares are subject to options held of record by certain trusts for the benefit of certain of Thomas O. Hicks’ children that are currently vested, 297,321 shares are held by Thomas O. Hicks as the trustee of certain trusts for the benefit of Thomas O. Hicks’ children, 6,500 shares held of record by Thomas O. Hicks as nominee that are immediately exercisable pursuant to a stock option, 102,366 shares are held of record by a private foundation controlled by Thomas O. Hicks, and 89,727 shares are held of record by two limited partnerships of which the general partner is a limited liability company of which Thomas O. Hicks is the sole member. Of the 34,943,548 shares of common stock for which Thomas O. Hicks has shared voting and dispositive power, 117,771 shares are held by Thomas O. Hicks as the co-trustee of a trust for the benefit of unrelated parties, and 34,825,777 shares (including vested stock options to purchase 94,000 shares) are held of record by the Hicks Muse Parties. Mr. Thomas O. Hicks disclaims beneficial ownership of the shares of common stock not owned of record by him.

(3)	Includes 95,800 shares subject to options held by Mr. Jordan. Mr. Jordan is not standing for re-election to the Board of Directors.

(4)	Includes 124,000 shares subject to options held by Mr. Lewis.

(5)	Includes 2,345,000 shares subject to options held by Mr. L. Mays, 93,456 shares held by trusts of which Mr. L. Mays is the trustee, but not a beneficiary, 6,000,000 shares held by certain grantor retained annuity trust of which Mr. L Mays is not the trustee, but is the beneficiary, 1,109,569 shares held by the Mays Family Foundation, 484,501 shares held by the Mays Family 2000 Charitable Lead Annuity Trust and 116,474 shares held by the Clear Channel Foundation, over which Mr. L. Mays has either sole or shared investment or voting authority.

(6)	Includes 73,000 shares subject to options held by Mr. M. Mays, 6,605,431 shares held by trusts of which Mr. M. Mays is the trustee, but not a beneficiary and 765,693 shares held by the MPM Partners, Ltd. Mr. M. Mays controls the sole general partner of MPM Partners, Ltd.

(7)	Includes 73,000 shares subject to options held by Mr. R. Mays, 19,983 shares held by trusts of which Mr. R. Mays is the trustee, but not a beneficiary and 200,000 shares held by RTM Partners, Ltd. Mr. R. Mays controls the sole general partner of RTM Partners, Ltd.

(8)	Includes 21,500 shares subject to options held by Mr. McCombs. Excludes 6,168,154 shares held by trusts of which Mr. McCombs’ children are trustees, as to which Mr. McCombs disclaims beneficial ownership.

(9)	Includes 77,500 shares subject to options held by Mr. Strauss.

(10)	Includes 15,500 shares subject to options held by Mr. Williams.

(11)	Includes 215,833 shares subject to options held by Mr. Becker and 47,380 shares held by trusts of which Mr. Becker is trustee and beneficiary.

(12)	Address c/o Hicks, Muse, Tate & Furst Incorporated, 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

(13)	Consists of (i) 127,027 shares held of record by Capstar Boston Partners, L.L.C., a limited liability company of which the manager is a limited partnership whose ultimate general partner is Hicks, Muse Fund III Incorporated (“Fund III Inc.”), (ii) 16,773,479 shares held of record by two limited partnerships of which the ultimate general partner is Fund III Inc., (iii) 17,831,012 shares held of record by six limited partnerships of which the ultimate general partner is Hicks, Muse Fund IV LLC (“Fund IV”), (iv) 259 shares held of record by HM 1-FOF Coinvestors, L.P. a limited partnership of which the ultimate general partner is Hicks Muse Latin America Fund Incorporated (“LA Fund”), and (v) 94,000 shares issuable upon the exercise of stock options that are already vested and held by Hicks, Muse & Co. Partners, L.P., a limited partnership of which the ultimate general partner is HM Partners Inc. (“HM Partners”). The entities affiliated with Hicks, Muse, Tate & Furst Incorporated and described in this footnote as holding shares of Clear Channel are collectively the “Hicks Muse Parties”. Thomas O. Hicks is a controlling stockholder and serves as executive officer of Fund III Inc., LA Fund and HM Partners, and Thomas O. Hicks is the sole member of Fund IV. Accordingly, Thomas O. Hicks may be deemed to be the beneficial owner of the common stock beneficially owned by the Hicks Muse Parties. Mr. Thomas O. Hicks disclaims beneficial ownership of the shares of common stock not owned of record by him.

(14)	Address: 82 Devonshire Street, Boston, Massachusetts 02109.

(15)	Includes 3,514,047 shares subject to options held by such persons, 6,772,170 shares held by trusts of which such persons are trustees, but not beneficiaries, 1,109,569 shares held by the Mays Family Foundation, 484,501 shares held by the Mays Family 2000 Charitable Lead Annuity Trust and 116,474 shares held by the Clear Channel Foundation, 765,693 shares held by the MPM Partners, Ltd., 200,000 shares held by the RTM Partners, Ltd, and 34,825,777 shares held by Hick Muse Parties as more fully described in note (13) above.

EXECUTIVE COMPENSATION

     Clear Channel believes that compensation of its executive and other officers should be directly and materially linked to operating performance. For fiscal year 2002, the executive compensation program consisted of a base salary, a bonus plan and stock options based on Clear Channel’s cash flow growth and individual performance.

Summary Compensation Table

     The Summary Compensation Table shows certain compensation information for the years ended December 31, 2002, 2001 and 2000, for the Chief Executive Officer and each of the four most highly compensated executive officers whose total cash compensation exceeded $100,000 for services rendered in all capacities for the three years ended December 31, 2002 (hereinafter referred to as the “named executive officers”).

			ANNUAL COMPENSATION			LONG-TERM COMPENSATION

						Awards		Payouts

					Other	Restricted
					Annual	Stock		LTIP	All Other
Name And					Compens-	Awards		Payout	Compen-
Principal Position	Year		Salary($)	Bonus($)	sation($)	($)	Options(#)	($)	sation($)

L. Lowry Mays	2002		1,009,078	1,975,000	—	—	—	—	101,009	(1)
Chairman and CEO	2001		1,010,626	—	—	—	750,000	—	160,115	(1)
	2000		1,000,000	3,000,000	—	—	375,000	—	179,441	(1)
Mark P. Mays	2002		692,627	1,975,000	—	—	—	—	3,500	(2)
President and COO	2001		692,915	—	—	—	500,000	—	2,975	(2)
	2000		657,500	1,500,000	—	—	76,500	—	2,800	(2)
Randall T. Mays	2002		691,089	1,975,000	—	—	—	—	3,500	(2)
Executive Vice President	2001		691,649	—	—	—	500,000	—	2,975	(2)
and CFO	2000		655,000	1,500,000	—	—	76,500	—	2,800	(2)
John E. Hogan	2002		476,822	1,100,000	—	—	50,000	—	53,994	(3)
CEO — Clear Channel	2001		418,872	—	—	—	105,000	—	2,975	(2)
Radio	2000		309,583	243,680		—	25,000	—	2,800	(2)
Brian E. Becker	2002		488,300	340,000	—	—	—	—	3,500	(2)
CEO — Clear Channel	2001		492,424	—	—	—	287,500	—	2,975	(2)
Entertainment	2000	(4)	156,250	—	—	—	235,000	—	—

(1)	Represents $98,209, $157,140 and $176,641 paid by Clear Channel prior to July 30, 2002, and during 2001 and 2000 respectively, on a split-dollar life insurance policy for L. Lowry Mays. Such amounts include the entire dollar amount of the term life portion and the present value to L. Lowry Mays of the interest-free use of the non-term portion of each premium payment. The remainder represents the amount of matching contributions paid by Clear Channel under its 401(k) Plan.

(2)	Represents the amount of matching contributions paid by Clear Channel under its 401(k) Plan.

(3)	Represents $50,494 as moving expense. The remainder represents the amount of matching contributions paid by Clear Channel under its 401(k) Plan.

(4)	Represents partial year compensation.

Stock Option Grant Table

     The following table sets forth certain information concerning stock options granted to the named executive officers during the year ended December 31, 2002.

			Percent of
			Total
	Number of		Options
	Securities		Granted to
	Underlying		Employees	Exercise or		Grant Date
	Options		in Fiscal	Base Price	Expiration	Present
Name	Granted(#)		Year	($/share)	Date	Value ($) (1)

L. Lowry Mays	—	(2)
Mark P. Mays	—	(2)
Randall T. Mays	—	(2)
John E. Hogan	50,000	(3)	14.1%	27.10	7/30/12	$709,000
Brian E. Becker	—	(2)

(1)	Present value for this option was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: Risk-free interest rate of 4.42%, a dividend yield of 0%, the volatility factor of the expected market price of Clear Channel’s common stock used was 41.6% and the expected life was 7.5 years. The present value of stock options granted is based on a theoretical option-pricing mode. In actuality, because the company’s employee stock options are not traded on an exchange, optionees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Clear Channel stock. Such an increase in stock price would benefit all shareholders commensurately.

(2)	The Compensation Committee and the Executive Performance Subcommittee, as applicable, authorized option grants to executive and other officers of Clear Channel in both February and December of 2001. However, the grants authorized in December 2001 were made in lieu of option grants that would otherwise have been made in February of 2002.

(3)	This stock option was granted in conjunction with Mr. Hogan accepting the position as Chief Executive Officer — Clear Channel Radio in July 2002.

Stock Option Exercises and Holding Table

     The following table sets forth certain information regarding stock options exercised by the named executive officers during the year ended December 31, 2002, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2002. Also reported are the values of “in the money” options which represent the positive spread between the exercise price of any existing stock options and the Clear Channel common stock price as of December 31, 2002.

	Shares		Number of Securities	Value of Unexercised In-the
	Acquired		Underlying Unexercised	Money Options at Fiscal
	on		Option at Fiscal Year End	Year End
	Exercise	Value	(#)	($)
Name	(#)	Realized ($)	Exerciseable/Unexercisable	Exercisable/Unexercisable

L. Lowry Mays	—	—	2,120,000 / 0	4,841,240 / 0
Mark P. Mays	40,000	1,447,300	53,880 / 691,500	1,040,750 / 0
Randall T. Mays	44,600	1,544,567	53,880 / 691,500	1,040,750 / 0
John E. Hogan	—	—	0 /200,000	0 / 509,500
Brian E. Becker	—	—	200,000 / 495,000	1,095,659 / 2,159,790

Equity Compensation Plans

     The following table summarizes information, as of December 31, 2002, relating to Clear Channel’s equity compensation plans pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted form time to time.

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise price of	exercise price of	plans (excluding
	outstanding options,	outstanding warrants	securities reflected in
Plan category	warrants and rights	and rights	column(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	16,047,781	$51.195	47,523,105
Equity compensation plans not approved by security holders(2)	20,240	$37.375	2,275,153
Total (3)	16,068,021	$51.177	49,798,258

(1)	These plans are the Clear Channel Communications, Inc. 1994 Incentive Stock Option Plan, Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan, Clear Channel Communications, Inc. Directors’ Nonqualified Stock Option Plan, Clear Channel Communications, Inc. 1998 Incentive Stock Option Plan and Clear Channel Communications, Inc. 2001 Incentive Stock Option Plan.

(2)	The sole equity compensation plan not submitted to the shareholders for approval is the Clear Channel Communications, Inc. 2000 Employee Stock Purchase Plan. The Clear Channel Communications, Inc. 2000 Employee Stock Purchase Plan is included with the exhibits to Clear Channel’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2002.

(3)	Does not include option to purchase an aggregate of 25,709,803 shares, at a weighted average exercise price of $40.4138, granted under plans assumed in connection with acquisition transactions. No additional options may be granted under these assumed plans.

EMPLOYMENT AGREEMENTS

     On October 1, 1999, Clear Channel entered into employment agreements with its three senior executives, L. Lowry Mays (Chairman and Chief Executive Officer), Mark P. Mays (President and Chief Operating Officer) and Randall T. Mays (Executive Vice President and Chief Financial Officer). Each agreement has a term of seven years with automatic daily extensions unless Clear Channel or the executive elects not to extend the agreement. Each of these employment agreements provides for a minimum initial base salary, subject to review and annual increase by the Compensation Committee. In addition, each agreement provides for an annual bonus pursuant to Clear Channel’s Annual Incentive Plan or as the Executive Performance Subcommittee determines. The employment agreements with the Chief Executive Officer, President and Chief Financial Officer initially provided for base salaries of $1,000,000, $350,000 and $325,000, respectively, and for minimum option grants to acquire 100,000, 50,000 and 50,000 shares of Clear Channel common stock, respectively; provided, however, that the annual option grant will not be smaller than the option grant in the preceding year unless waived by the executive. Each option will be exercisable at fair market value at the date of grant for a ten-year period even if the executive is not employed by Clear Channel. The Compensation Committee or the Executive Performance Subcommittee will determine the schedule upon which the options will vest and become exercisable.

     Each of these executive employment agreements provides for severance and change-in-control payments in the event that Clear Channel terminates an executive’s employment “without cause” or if the executive terminates for “good reason.” “Cause” is narrowly defined, and any determination of cause is subject to a supermajority vote of Clear Channel’s board. “Good reason” includes defined change-in-control transactions involving Clear Channel, Clear Channel’s election not to automatically extend the term of the employment agreement, a diminution in the executive’s pay, duties or title or, in the case of the President and Chief Financial Officer, if neither L. Lowry Mays, Mark P. Mays nor Randall T. Mays is the Chairman and Chief Executive Officer of Clear Channel. If an executive is terminated by Clear Channel “without cause” or the executive resigns for “good reason” then that executive will receive a lump-sum cash payment equal to the base salary and bonus that otherwise would have been paid for the remainder of the term of the agreement (using the highest bonus paid to executive in the three years preceding the termination but not less than $1,000,000 bonus for the President or Chief Financial Officer and $3,000,000 bonus for the Chief Executive Officer), continuation of benefits, an option to acquire 1,000,000 shares of Clear Channel common stock at fair market value as of the date of termination that is fully vested and exercisable for a period of ten years, and immediate vesting on the date of termination of all stock options held by the executive on the date of termination. Certain tax gross up payments would also be due on such amounts. However, if either the President or Chief Financial Officer terminates his employment agreement “for good reason” because neither L. Lowry Mays, Mark P. Mays nor Randall T. Mays is the Chairman and Chief Executive Officer of Clear Channel, then the lump-sum payment and option grants described above essentially double. In the event the executive’s employment is terminated “without cause” or for “good reason,” the employment agreements also restrict the executive’s business activities that compete with the business of Clear Channel for a period of two years following such termination.

     On March 21, 2001 Clear Channel entered into an employment agreement with Brian E. Becker. The contract expires on February 13, 2006 and calls for Mr. Becker to be the Chief Executive Officer of the division now named Clear Channel Entertainment for a base salary of $475,000 per year, increased annually by the consumer price index. Mr. Becker also has a bonus plan based on the percentage increase of EBITDA over 15% per year and stock options based on earlier employment with SFX and thereafter based on merit as decided by the Clear Channel Compensation Committee.

     In the event of a change in control, Mr. Becker would receive two times his then current base salary. The Company may also terminate Mr. Becker “without cause” or Mr. Becker may terminate for “good reason.” Cause is narrowly defined and “good reason” includes a change in Mr. Becker’s job responsibilities, duties, or title. If Mr. Becker is terminated “without cause” or resigns with “good reason” then he receives a lump sum payment of two years compensation plus certain tax gross ups. Mr. Becker is prohibited by his employment agreement from activities that compete with Clear Channel for 12 months after he leaves the employ of Clear Channel and he is prohibited from soliciting Clear Channel employees for employment for 24 months after termination for cause or resignation by the executive without good reason.

REPORT OF THE COMPENSATION COMMITTEE AND THE
EXECUTIVE PERFORMANCE SUBCOMMITTEE

     The following Report of the Compensation Committee and the Executive Performance Subcommittee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel specifically incorporates this Report or the performance graphs by reference therein.

     The Compensation Committee of the Board of Directors and the Committee’s Executive Performance Subcommittee have furnished the following report on executive compensation for fiscal year 2002.

Overall Policy

     The financial success of Clear Channel is linked to the ability of its executive and other officers to direct Clear Channel’s current operations and to assess the advantages of potential acquisitions and realign the operations of the acquired entities with the operating policies of Clear Channel. A major objective of Clear Channel’s compensation strategy is to attract and retain top quality executive and other officers. Another objective of Clear Channel’s compensation strategy is to reward officers based on the financial performance of operations under their control. Financial incentives are used to motivate those responsible to achieve Clear Channel’s financial goals and to align the interests of Clear Channel’s officers with the interests of Clear Channel’s shareholders.

     Clear Channel believes that compensation of its executive and other officers should be directly and materially linked to operating performance. For fiscal year 2002, the executive compensation program consisted of a base salary, a bonus plan and stock options based on Clear Channel’s cash flow growth and individual performance.

     The Compensation Committee and the Executive Performance Subcommittee believe that this three-part approach best serves the interests of Clear Channel and its shareholders. It enables Clear Channel to meet the requirements of the highly competitive environment in which Clear Channel operates while ensuring that all officers are compensated in a way that advances both the short and long-term interests of shareholders. Under this approach, compensation for these officers involves a high proportion of pay that is “at risk”, namely, the annual bonus and stock options. The annual bonus is also based, in significant part, on Clear Channel’s performance. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of Clear Channel’s shareholders.

Compensation

     Base Salary

     Base salaries of executive and other officers are set with respect to comparable salaries paid by companies in similar industries in which Clear Channel operates. The salaries of all executive officers except the Chief Executive Officer are determined through mutual negotiations between the executive and the Chief Executive Officer, with consultation of the compensation committee, and are based on both past performance and expected future performance. However, under certain circumstances, Clear Channel may enter into employment agreements with executive officers and it currently has employment agreements with its Chief Executive Officer, its President and Chief Operating Officer, its Executive Vice President and Chief Financial Officer and its CEO of Clear Channel Entertainment.

     Bonus Plans

     In fiscal year 2002, executive officers of Clear Channel were eligible for participation in Clear Channel’s Annual Incentive Plan. This plan was administered by the Executive Performance Subcommittee and provided for performance-based bonuses for executives who were “covered employees” pursuant to Section 162(m) of the Internal Revenue Code. Under the plan, the Subcommittee establishes specific company “budgeted goals” applicable to each covered executive officer for performance periods of one or more years. The budgeted goals established for fiscal year 2002 were based upon the executives achieving certain goals, including an increase in cash flow over the prior year and other subjective measures of performance. Budgeted goals for each executive officer were set pursuant to an extensive annual operating plan developed by the Chief Executive Officer in consultation with other senior executive officers, including the principal executive officers of Clear Channel’s various operating divisions. Past and expected future performance was considered on a subjective basis in determining these budgeted goals, based on the varied circumstances impacting each operating division. The Chief Executive Officer made recommendations as to the compensation levels and performance goals of Clear Channel’s executive officers to the Compensation Committee for their approval.

     In addition, the Subcommittee established an objective formula for calculating the maximum bonus payable to each participating executive officer. These maximum bonus amounts were set above Clear Channel’s historical bonus levels for executives other than the Chief Executive Officer because the Section 162(m) regulations allow only “negative discretion” in respect of this type of plan, and the Subcommittee desired flexibility to recognize exceptional individual performance when warranted.

     For fiscal year 2002, the Subcommittee established overall Company performance targets based upon the achievement of specified levels of growth in earnings per share. After the end of the fiscal year, the Subcommittee confirmed that the 2002 targets had been achieved and, accordingly, that annual bonuses would be paid under the plan, subject to the Subcommittee’s exercise of “negative discretion,” to the Chief Executive Officer and the other plan participants. The amounts of the bonuses paid to the named executives are set forth in the Summary Compensation Table presented elsewhere in these proxy materials.

     Stock Options

     Stock option grants to executive and other officers of Clear Channel were determined using the sole factor of achieving budgeted goals as determined on a subjective basis after consideration of the varied circumstances impacting each operating division. All decisions to grant stock options are in the sole discretion of the Compensation Committee or the Executive Performance Subcommittee, as applicable.

     The employment agreements with the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer contemplate the award of annual option grants to acquire not less than 50,000 shares of Clear Channel common stock.

     The Compensation Committee and the Executive Performance Subcommittee, as applicable, authorized option grants to executive and other officers of Clear Channel in December of 2001, which were made in lieu of option grants that would otherwise have been made in February of 2002.

Chief Executive Officer Compensation

     The Clear Channel Compensation Committee and the Executive Performance Subcommittee established the Chief Executive Officer’s performance goals and determined the amount of incentive bonus.

     Clear Channel entered into a seven-year employment agreement with L. Lowry Mays, to serve as Chairman and Chief Executive Officer effective October 1, 1999. The employment agreement provides for a minimum annual base salary of $1 million. The salary amount is subject to review by the Clear Channel Compensation Committee of the Board and may be increased on an annual basis at the beginning of each fiscal year. The term of the employment agreement is automatically extended at the end of each day by one additional day for each day expired during the employment period, in the absence of a notice of non-extension from L. Lowry Mays. The employment agreement contemplates that L. Lowry Mays will be awarded bonus compensation as determined by the Clear Channel Executive Performance Subcommittee of the Board and an annual option grant to acquire not less than 100,000 shares of Clear Channel common stock. The employment agreement provides for substantial severance and change-in-control payments and option grants in the event that Clear Channel terminates L. Lowry Mays’ employment “without cause” or if the L. Lowry Mays terminates for “good reason.”

     At the end of 2002, the Chief Executive Officer’s annual salary was $1 million pursuant to his employment contract with Clear Channel. He was paid a cash bonus of $1,975,000 million in February of 2003 that, while paid in 2003, rewarded the Chief Executive officer for performance in 2002. Options were granted to the Chief Executive Officer in December 2001 for the purchase of 375,000 shares of Clear Channel common stock.

     The Compensation Committee and Executive Performance Subcommittee utilized information gathered from its review of compensation packages of comparable companies in determining the Chief Executive Officer’s overall compensation package. The amount of salary paid and bonus awarded to the Chief Executive Officer for fiscal year 2002 was made in accordance with the terms of his employment agreement as described above.

     As mentioned above, the Compensation Committee and Executive Performance Subcommittee gathered competitive compensation data on comparable companies. The Committee and Subcommittee selected the companies as the most comparable to Clear Channel in terms of the properties operated and the markets served. The Compensation Committee and Executive Performance Subcommittee determined that these companies provided more accurate compensation information relative to Clear Channel’s operations than the entire range of companies covered in the S&P Broadcast/Media Index used in the Stock Performance Chart included in this document. In the opinion of the Compensation Committee and the Executive Performance Subcommittee, the Chief Executive Officer’s 2002 compensation corresponded to the median to low-end of the range paid by the companies surveyed.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to the named executive officers to $1 million. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162(m)).

     At the 2000 annual Clear Channel shareholder meeting, the shareholders approved the Annual Incentive Plan, which meets the requirements of Section 162(m) with respect to the performance-based compensation paid to the Chief Executive Officer, as discussed above. The present intention of the Clear Channel Compensation Committee is to continue to comply with the requirements of Section 162(m).

Respectfully submitted,

THE COMPENSATION COMMITTEE John Williams, Alan Feld and B.J. McCombs

THE EXECUTIVE PERFORMANCE SUBCOMMITTEE John Williams and B.J. McCombs

STOCK PERFORMANCE GRAPH

      The following charts demonstrate a five-year and ten-year comparison of the cumulative total returns, adjusted for stock splits and dividends, for Clear Channel, the S&P Broadcast/ Media Index, and the S&P 500 Composite Index.

CLEAR CHANNEL COMMUNICATIONS

STOCK PERFORMANCE CHART

Indexed yearly Stock Price Close

(Prices adjusted for Stock Splits and Dividends)

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Clear Channel	1,000	1,372	2,247	1,219	1,281	938
S&P Broadcast/Media Index	1,000	1,551	2,709	1,956	1,870	1,234
S&P 500 Index	1,000	1,283	1,551	1,411	1,244	971

	12/31/92	12/31/93	12/31/94	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Clear Channel	1,000	2,822	3,892	6,768	11,081	24,367	33,434	54,752	29,714	31,229	22,875
S&P Broadcast/Media Index	1,000	1,366	1,268	1,660	1,361	2,245	3,482	6,082	4,392	4,200	2,771
S&P 500 Index	1,000	1,099	1,113	1,526	1,872	2,492	3,198	3,866	3,517	3,100	2,419

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel’s directors, executive officers and beneficial owners of more than 10% of any class of securities of Clear Channel to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required to furnish Clear Channel with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required to be filed by those persons, Clear Channel believes that, during the year ended December 31, 2002, all of its directors and executive officers were in compliance with the applicable filing requirements except that one report covering one transaction relating to the exercise of stock options was filed late in each case by Mark P. Mays and Randall T. Mays.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

     Mssrs. Alan Feld and B. J. McCombs serve on Clear Channel’s Compensation Committee. Clear Channel paid fees in 2002 to the law firm of Akin Gump Strauss Hauer & Feld, LLP. Alan Feld is the sole shareholder of a professional corporation which is a partner of such firm. Clear Channel leases certain office space in San Antonio, Texas, from the trusts of the children of L. Lowry Mays and B. J. McCombs. This lease expires on December 31, 2005 with current monthly rentals of $13,721. Mr. Mays and Mr. McCombs do not serve as a trustee for any of the trusts nor are either of them beneficiaries of any of the trusts. Mr. Mays and Mr. McCombs have no pecuniary or other retained interest in any of the trusts. A limited partnership owned and controlled by the children of B. J. McCombs purchased an aggregate of $633,906 of radio, television and outdoor advertising for its various automobile dealerships from Clear Channel subsidiaries during 2002. Clear Channel believes the transactions described above are no less favorable to Clear Channel than could be obtained with nonaffiliated parties.

CERTAIN TRANSACTIONS

     Clear Channel paid wages of $72,450 for personnel that provide accounting and tax services to L. Lowry Mays, Chairman and Chief Executive Officer, Mark P. Mays, President and Chief Operating Officer, Randall T. Mays, Executive Vice President and Chief Financial Officer and their families. In addition, Kathryn Mays Johnson, daughter of L. Lowry Mays, earned $72,450 during 2002 for her services to Clear Channel as its Senior Vice President, Corporate Relations.

     Allen J. Becker, the father of Brian Becker who serves as the chairman and chief executive officer of Clear Channel Entertainment, a subsidiary of Clear Channel, is an employee of Clear Channel Entertainment pursuant to the terms of an employment agreement dated December 12, 1997. This employment agreement was already in place when Clear Channel acquired SFX Entertainment, Inc. In exchange for his services, the employment agreement provides Allen J. Becker with an annual salary of $200,000, the opportunity to receive an annual incentive bonus, the right to reimbursement for certain business expenses and other customary employee benefits. Allen J. Becker is a highly qualified specialist in the live entertainment industry and formerly served as the chairman of the board of Pace Entertainment Corporation which was acquired by SFX Entertainment. In 2002, the $200,000 in annual salary was paid to Allen J. Becker under the employment contract. No incentive bonus was paid. Clear Channel Entertainment has notified Allen J. Becker that the employment contract will be terminated in accordance with its terms as of March 31, 2003.

     In addition to the above employment agreement, Allen Becker also has various ownership interests in certain theater venues, which Clear Channel Entertainment manages for a fee. In 2002, Clear Channel

Entertainment was paid approximately $303,000 for services rendered relating to the management of these certain theater venues. In addition to managing these venues, theatrical productions are produced and presented by Clear Channel Entertainment in these venues. As a result, Clear Channel Entertainment pays a rental fee for use of these theater venues. In 2002, Clear Channel Entertainment paid approximately $726,000 to these theater venues.

     In May 1977, Clear Channel and its shareholders, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement restricting the disposition of the outstanding shares of Clear Channel common stock owned by L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns. The Buy-Sell Agreement provides that in the event that a restricted party desires to dispose of his shares, other than by disposition by will or intestacy or through gifts to such restricted party’s spouse or children, such shares must be offered for a period of 30 days to Clear Channel. Any shares not purchased by Clear Channel must then be offered for a period of 30 days to the other restricted parties. If all of the offered shares are not purchased by Clear Channel or the other restricted parties, the restricted party offering his or her shares may sell them to a third party during a period of 90 days thereafter at a price and on terms not more favorable than those offered to Clear Channel and the other restricted parties. In addition, a restricted party may not individually, or in concert with others, sell any shares so as to deliver voting control to a third party without providing in any such sale that all restricted parties will be offered the same price and terms for their shares. All shares of Clear Channel common stock owned by Mr. McCombs have been released from the terms of the Buy-Sell Agreement.

AUDIT COMMITTEE REPORT

     The following Report of the Audit Committee concerns the Committee’s activities regarding oversight of Clear Channel’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel specifically incorporates this Report by reference therein.

     The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board of Directors. The complete text of the charter, which reflects standards set forth in new SEC regulations and proposed NYSE rules, is reproduced in the appendix to this proxy statement. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis.

     As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of Clear Channel’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Clear Channel’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

     Among other matters, the Audit Committee monitors the activities and performance of Clear Channel’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel’s internal compliance programs.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Committee met ten times during the year ended December 31, 2002.

     In overseeing the preparation of Clear Channel’s financial statements, the Committee met with both management and Clear Channel’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     With respect to Clear Channel’s outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Finally, the Committee continued to monitor the scope and adequacy of Clear Channel’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Clear Channel’s audited financial statements in Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE Perry Lewis - Chairman, Phyllis B. Riggins, Theodore Strauss and John Williams

AUDITOR FEES

     Ernst & Young LLP billed Clear Channel the following fees for services provided during the years ended December 31, 2002 and 2001:

(In thousands)	Fees Paid During Year Ended

	December 31, 2002	December 31, 2001

Annual audit fees(1)	$4,969	$5,337
Audit-related fees(2)	318	821
Tax fees(3)	1,904	1,864
All other fees(4)	77	549

Total fees for services	$7,268	$8,571

1.	Annual audit fees are the fees billed for professional services rendered for the audit of our annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

2.	Audit-related fees are the fees billed for due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulation.

3.	Tax fees are the fees billed for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews.

4.	All other fees are the fees for products and services other than those in the above three categories. This category includes, among other things, permitted corporate finance assistance, and certain advisory services such as internal audit assistance and legal services permitted by SEC rules during the applicable period.

     Clear Channel’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel is compatible with maintaining Ernst & Young LLP’s independence.

PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of Clear Channel for the year ending December 31, 2003.

     Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2003.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

     Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2004 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by the secretary of Clear Channel no later than November 16, 2003. Proposals should be sent to Corporate Secretary, Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

ADVANCE NOTICE PROCEDURES

     Under our bylaws, shareholders may not present a proposal for consideration at any shareholders meeting unless such shareholder submits such proposal in writing to the secretary of Clear Channel not less than 90 days prior to the meeting. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

GENERAL

     Neither Clear Channel management nor the Board knows of any matter to be acted upon at the Clear Channel shareholder meeting other than the matters described above. If any other matter properly comes before the Clear Channel shareholder meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

     The cost of soliciting proxies will be borne by Clear Channel. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Clear Channel has also retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, at an estimated cost of $8,500 plus reimbursement of reasonable out-of pocket expenses. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties, and Clear Channel expects to reimburse such parties for their charges and expenses connected therewith.

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Clear Channel and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Clear Channel Communications, Inc., Shareholder Relations, P.O. Box 659512, San Antonio, Texas 78265-9512.

     An electronic copy of Clear Channel’s Annual Report on Form 10-K filed with the SEC on March 11, 2003, is available free of charge at Clear Channel’s Internet website at www.clearchannel.com. A paper copy of the Form 10-K is also available without charge to shareholders upon written request to Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

     This document is dated March 20, 2003 and is first being mailed to shareholders on or about March 25, 2003.

Kenneth E. Wyker Secretary

APPENDIX A

AUDIT COMMITTEE CHARTER

General

     The Audit Committee of the Board of Directors (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Clear Channel Communications, Inc. (the “Company”). More specifically, the Committee provides assistance to the Board of Directors in overseeing:

•	the quality and integrity of the financial statements of the Company,

•	the Company’s compliance with legal and regulatory requirements,

•	the independent auditor’s qualifications and independence, and

•	the performance of the Company’s internal audit function and independent auditors.

     The Committee is expected to maintain free and open communication with the independent auditors, the internal auditors and management of the Company and periodically meet separately with them. The independent auditors for the Company shall report directly to the Committee, and the Committee has the direct authority and responsibility for the appointment, compensation, oversight and, where appropriate, replacement of the independent auditors. The Committee also has the authority and will have the funding to engage independent counsel and other outside advisers as it determines is necessary or advisable to discharge its responsibilities under this Charter.

Membership

     The Committee shall consist of at least three directors and shall be composed entirely of directors who are “independent” as defined in the listing standards of the New York Stock Exchange (the “NYSE”). Each member will also meet the audit committee independence requirements of the listing standards of the NYSE and applicable law. All members of the Committee shall be financially literate, with at least one member having accounting or related financial management expertise, as the foregoing qualifications are interpreted by the Board of Directors in its business judgment. In addition, within a reasonable time after the adoption by the Securities and Exchange Commission of the applicable rules, at least one member of the Committee shall be an “audit committee financial expert” as defined by such rules.

     The Board of Directors shall appoint one member of the Committee as chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making Committee assignments and reporting to the Board of Directors.

Meetings

     The Committee shall meet at least four times per year or more frequently as it shall determine is necessary to carry out its duties and responsibilities. The time, place and notice requirements, if any, of meetings of the Committee shall be determined by the Committee. The Committee shall keep minutes of each meeting and make such minutes available to the Board of Directors for its review.

Responsibilities

     To fulfill its responsibilities, the Committee shall:

     Engagement of Independent Auditors and Appointment of Internal Auditor

•	Have a clear understanding with the independent auditors that they are ultimately accountable, and shall report directly, to the Committee.

•	Select annually the independent auditors to audit the financial statements of the Company (subject, if applicable, to stockholder ratification). In so doing, the Committee will obtain from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, including all non-audit services and fees, discuss with the auditors any disclosed relationships or services that may impact the auditors’ objectivity and independence, and take any appropriate action in response to the auditors’ statement to ensure the independence of the independent auditors. The Committee shall also review and approve fees paid to the independent auditors and review and approve dismissal of the independent auditors.

•	At least annually, obtain and review a report of the independent auditors’ firm describing (1) the firm’s internal quality control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the last five years with respect to one or more independent audits carried out by the firm, and any steps taken to address any such issues, and (3) with a view towards assessing the independent auditor’s independence, all relationships between the independent auditors and the Company.

•	Have sole authority to approve (1) all audit and non-audit services (other than those non-audit services prohibited by law) to be provided by the independent auditors and (2) all fees and other terms of engagement of the independent auditors in providing such services. Before the independent auditors are engaged to perform any such non-audit services, the Committee must review and approve such services. The chairperson of the Committee may represent the entire Committee for purposes of this review and approval so long as any such approval by the chairperson is disclosed to the Committee no later than the Committee’s next scheduled meeting.

•	Review and approve the appointment, reassignment or dismissal of the director of internal audit.

•	If an outside firm is retained to provide internal audit services, review and concur with management’s appointment, termination, or replacement of the audit firm providing those services.

     Review of Internal Audits, Annual External Audit and Quarterly Reviews

•	Review with the independent auditors the annual audit scope and plan.

•	Review with management and the director of internal audit the internal audit department’s budget and staffing, results of internal audit department findings and proposed audit plans.

•	Review the following items with management and the independent auditors upon the completion of the annual audit and before issuance of the financial statements and the filing of the Form 10-K:

a.	The Company’s annual financial statements and related notes and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

b.	The results of the independent auditors’ audit of the financial statements and the report thereon.

c.	The qualitative judgments about the appropriateness and acceptability of accounting principles, financial disclosures and underlying estimates, the clarity of the financial disclosure practices used or proposed to be used, and other significant decisions made in preparing the financial statements.

d.	Any other matters about the audit procedures or findings that SAS No. 61, as amended, requires the independent auditors to discuss with the Committee.

e.	The contents of the certificates of the Chief Executive Officer and Chief Financial Officer required pursuant to Rule 13a-14 of the Securities Exchange Act of 1934, as amended.

Based on the review and other procedures performed as set forth in this Charter, the Committee shall make its recommendation to the Board of Directors as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

•	Review the following items with management and the independent auditors before the filing of Form 10-Q:

a.	The Company’s quarterly financial statements and related notes and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

b.	The results of the independent auditors’ review of the financial statements.

c.	The qualitative judgments about the appropriateness and acceptability of accounting principles, financial disclosures and underlying estimates, the clarity of the financial disclosure practices used or proposed to be used, and other significant decisions made in preparing the financial statements.

d.	Any other matters about the review procedures or findings that SAS No. 71, as amended, requires the independent auditors to discuss with the Committee.

e.	The contents of the certificates of the Chief Executive Officer and Chief Financial Officer required pursuant to Rule 13a-14 of the Securities Exchange Act of 1934, as amended.

•	Review with management and the independent auditors the financial statements, related notes and other financial disclosure included in other Company filings with the Securities and Exchange Commission containing the Company’s financial statements before such filings are made.

•	Review with management and the independent auditors any significant changes, either proposed or adopted, in accounting principles and their impact on the financial statements and in financial statement presentations.

•	Require the independent auditors to timely (and no less than quarterly) report to the Committee (1) all critical accounting policies and practices used (or to be used), (2) all alternate treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditors and (3) the content of other material written communications between the independent auditors and management, including but not limited to management letters and schedules of audit differences (whether or not recorded by the Company).

•	Review of effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

•	Review separately with each of management, the independent auditors and the director of internal audit any significant problems or difficulties encountered while conducting the audit and the quarterly reviews, including any restrictions on the scope of work or access to required information and any communications between the audit team and the audit firm’s national office with respect to auditing or accounting issues presented by the engagement, and management’s response.

•	Review with management, the independent auditors and the director of internal audit:

a.	The Company’s internal accounting controls, and any special audit or review steps adopted in light of any material control deficiencies.

b.	Any significant findings and recommendations made by the independent auditors or internal audit, together with management’s responses thereto.

c.	Management’s assessment of internal controls and related internal control report.

•	Review with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s responsibility to review press releases as well as financial information and earnings guidance may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

Other

•	Regularly report Committee activities to the full Board of Directors with such recommendations as the Committee may deem appropriate.

•	Inquire of management, the director of internal audit, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company, including legal and ethical compliance programs.

•	Oversee the Company’s Related Party Transactions Policy and perform such direct responsibilities with respect to related party transactions as set forth and defined in such policy.

•	Review periodically with management and the General Counsel the status of legal and regulatory matters that may have a material impact on the Company’s financial statements and compliance policies.

•	Receive any report by legal counsel regarding any evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its agents.

•	Establish and maintain appropriate procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

•	Establish hiring policies for current and former employees of the independent auditors.

•	Prepare the report, for inclusion in the Company’s annual proxy statement, required by the Securities and Exchange Commission concerning certain matters relating to the Committee’s activities.

•	Perform an annual performance evaluation of the Committee and review and reassess the adequacy of this Charter annually. If any revisions are deemed necessary or appropriate, submit the same to the Board for its consideration and approval.

     While the Committee has the duties and responsibilities set forth in this Charter, the Committee’s role is one of oversight, whereas the Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. In this regard, management and the independent auditors have the affirmative responsibility to inform the Committee of important issues involving the Company’s financial reporting accounting policies and practices, audit matters, disclosure and internal controls in a timely and forthright manner. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. Similarly, it is not the direct responsibility of the Committee to ensure that the Company complies with all laws and regulations.

APPENDIX B

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

     Management’s discussion and analysis of the results of operation and financial condition of Clear Channel Communications, Inc. and its subsidiaries should be read in conjunction with the Consolidated Financial Statements and related Footnotes. The discussion is presented on both a consolidated and segment basis. Our reportable operating segments are: Radio Broadcasting which includes all domestic and international radio assets and radio networks; Outdoor Advertising which includes domestic and international billboards, transit displays, street furniture and other outdoor advertising media; and Live Entertainment which includes live music, theatrical, family entertainment and motor sports events. Included in the “other” segment are television broadcasting, sports representation and our media representation business, Katz Media.

RESULTS OF OPERATIONS

     We evaluate the operating performance of our businesses using several measures, one of them being EBITDA as Adjusted (defined as revenue less divisional operating and corporate expenses). EBITDA as Adjusted eliminates the uneven effect of such charges as depreciation and amortization, non-operating gains and losses, income taxes and interest across our business segments, as well as in comparison to other companies. While we and many in the financial community consider EBITDA as Adjusted to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with generally accepted accounting principles such as operating income and net income. In addition, our definition of EBITDA as Adjusted is not necessarily comparable to similarly titled measures reported by other companies.

     We measure the performance of our operating segments and managers based on a pro forma measurement that includes adjustments to the prior period for all current and prior year acquisitions. Adjustments are made to the prior period to include the operating results of the acquisition for the corresponding period of time that the acquisition was owned in the current period. In addition, results of operations from divested assets are excluded from all periods presented. We believe this pro forma presentation is the best comparable measure of our operating performance as it includes the performance of assets for the period of time we managed the assets.

     Our pro forma results are presented in constant U.S. dollars (i.e. a currency exchange adjustment is made to the 2002 actual foreign revenues and expenses at average 2001 foreign exchange rates) allowing for comparison of operations independent of foreign exchange movements.

     The following tables set forth our consolidated and segment results of operations on both a reported and a pro forma basis.

Fiscal Year 2002 Compared to Fiscal Year 2001
Consolidated
(In thousands)

	Years Ended December 31,
			% Change
	2002	2001	2002 v. 2001

Reported Basis:
Revenue	$8,421,055	$7,970,003	6%
Divisional Operating Expenses	6,052,761	5,866,706	3%
Corporate Expenses	176,370	187,434	(6%)

EBITDA as Adjusted *	2,191,924	1,915,863	14%

Reconciliation to net income (loss):
Non-cash compensation expense	5,436	17,077
Depreciation and amortization	620,766	2,562,480
Interest expense	432,786	560,077
Gain (loss) on sale of assets related to mergers	3,991	(213,706)
Gain (loss) on marketable securities	(3,096)	25,820
Equity in earnings of nonconsolidated affiliates	26,928	10,393
Other income (expense) î net	57,430	152,267
Income tax benefit (expense)	(493,366)	104,971

Income (loss) before cumulative effect of a change in accounting principle	724,823	(1,144,026)
Cumulative effect of a change in accounting principle, net of tax of $4,324,446	(16,778,526)	—

Net income (loss)	$(16,053,703)	$(1,144,026)

Other Data:
Cash Flow from Operating Activities	$1,747,694	$609,587

Cash Flow from Investing Activities	$(627,227)	$90,274

Cash Flow from Financing Activities	$(1,105,125)	$(741,955)

* See page B-1 for cautionary disclosure

Pro Forma Basis:
Revenue	$8,347,627	$8,214,668	2%
Divisional Operating Expenses	5,989,319	6,072,836	(1%)

Reconciliation of Reported Basis to Pro Forma Basis
Reported Revenue	$8,421,055	$7,970,003
Acquisitions	—	292,621
Divestitures	—	(47,956)
Foreign Exchange adjustments	(73,428)	—

Pro Forma Revenue	$8,347,627	$8,214,668

Reported Divisional Operating Expenses	$6,052,761	$5,866,706
Acquisitions	—	238,908
Divestitures	—	(32,778)
Foreign Exchange adjustments	(63,442)	—

Pro Forma Divisional Operating Expenses	$5,989,319	$6,072,836

Consolidated Revenue and Divisional Operating Expenses

     On a reported basis, revenue increased $451.1 million for the year ended December 31, 2002 from the same period of 2001. The increase in reported basis revenue is largely attributable to revenue improvements in our radio segment of $261.7 million, driven by improvement in advertising demand for our radio inventory. Both national and local sales of our radio inventory grew 11% and 5%, respectively, over 2001. Included in the reported basis radio revenue growth is $51.9 million attributable to new programs and growth to existing programs in our syndicated radio business. Another contributing factor to the reported basis revenue growth was various acquisitions, the most significant of which was Ackerley in June 2002. Our Ackerley acquisition accounted for roughly $105.6 million of the reported basis revenue increase. We also saw growth in television advertising, which was partially attributable to political advertisements that coincided with the 2002 state and federal elections. Further, the strengthening of our international functional currencies against the U.S. dollar contributed approximately $73.4 million to the reported basis revenue increase. The reported basis revenue increase was partially offset by a $30.3 million decline within our entertainment segment primarily from a decline in ticket sales.

     On a pro forma basis, revenue increased $133.0 million for the year ended December 31, 2002 as compared to 2001. This increase is largely attributable to increases in our radio and television operations relating to increased demand for our radio inventory and political advertising dollars spent on our television stations. On a pro forma basis, radio and television revenue grew $219.9 million and $33.3 million, respectively. This increase is partially offset by pro forma revenue declines in our entertainment and outdoor segments of $92.2 million and $45.7 million, respectively, caused by attendance declines and weak advertising demand for our outdoor advertising inventory. Our entertainment segment is lagging behind our radio and television businesses in terms of revenue growth primarily from the effects of the 2002 recession, September 11th, as well as a change in the mix of types of events in 2002 as compared to 2001. Our outdoor business is lagging behind our radio and television businesses due to lower inventory demand in 2002 as compared to 2001. However, looking at the fourth quarter of 2002, we saw the first pro forma basis revenue increase in our outdoor segment, with pro forma revenue growing $24.3 million compared to the fourth quarter of 2001.

     On a reported basis, divisional operating expenses increased $186.1 million for the year ended December 31, 2002 as compared to the same period of 2001. This increase resulted primarily from the acquisition of Ackerley in June 2002, which contributed roughly $71.7 million to reported divisional operating expenses. Also, we saw a $133.4 million increase in reported divisional operating expenses in our outdoor segment, resulting from increases in production, maintenance and site lease expense, which includes guarantees on our municipal contracts, and increased salaries resulting from additional account executives hired in 2002. Of the $133.4 million increase, $19.4 million resulted from the new Ackerley markets. Further, the strengthening of our international functional currencies against the U.S. dollar contributed approximately $63.4 million to the reported basis divisional operating expense increase. These increases were partially offset by a $37.5 million decline in divisional operating expenses within our entertainment segment related to variable expense declines connected to the decline in revenue within this segment.

     On a pro forma basis, divisional operating expenses decreased $83.5 million for the year ended December 31, 2002 as compared to 2001. The pro forma decline is attributable to a $95.0 million and $13.1 million decline in our entertainment and radio segments, respectively. The radio decline is attributable to declines in discretionary spending and bad debt expense. The entertainment decline is attributable to variable expense declines connected to the decline in revenue within this segment. Additionally, we incurred reorganizational expenses during 2001 relating to severance, hiring costs, expenses associated with the shutdown of business units, certain contract costs, as well as additional non-cash promotion expenses, totaling approximately $80.0 million.

Corporate Expenses

     Corporate expense decreased $11.1 million for the year ended December 31, 2002 as compared to 2001 primarily due to a decrease in corporate head count and facilities and other cost cutting measures. We closed the AMFM corporate offices in Dallas on March 31, 2001 and a portion of the SFX offices in New York were closed on June 30, 2001. The decrease was partially offset by an increase in performance-based bonus expense as well as higher corporate legal expenses.

Non-Cash Compensation

     Non-cash compensation expense relates largely to unvested stock options assumed in mergers that are now convertible into Clear Channel stock. To the extent that these employees’ options continue to vest, we recognize non-cash compensation expense over the remaining vesting period. Vesting dates vary through April 2005. If no employees forfeit their unvested options by leaving the company, we expect to recognize non-cash compensation expense of approximately $3.1 million during the remaining vesting period.

Depreciation and Amortization

     Depreciation and amortization expense decreased $1.9 billion for the year ended December 31, 2002 as compared to 2001. Upon our adoption of Statement of Financial Accounting Standard No. 142 on January 1, 2002, we no longer amortize goodwill and FCC licenses. For the year ended December 31, 2001, goodwill and FCC license amortization was approximately $1.8 billion.

     The following table sets forth what depreciation and amortization expense would have been if we had adopted Statement 142 on January 1, 2001 and compares it to amortization expense for the year ended December 31, 2002:

(In millions)	Year ended December 31,

	2002	2001

Reported depreciation and amortization expense	$620.8	$2,562.5
Less: Indefinite-lived amortization	—	1,783.2

Adjusted depreciation and amortization expense	$620.8	$779.3

     The decrease in adjusted depreciation and amortization expense relates mostly to asset impairments as well as write-offs related to duplicative or excess assets identified in our radio segment and charged to expense during 2001. The majority of the duplicative or excess assets identified in the radio segment resulted from the integration of prior acquisitions. Also, we recognized impairment charges in 2001 related to analog television equipment. Finally, during the second quarter of 2002, a talent contract became fully amortized, which had contributed $13.2 million in amortization expense in 2001. These decreases were partially offset by additional depreciation expense related to assets acquired in the Ackerley acquisition in June 2002.

Interest Expense

     Interest expense was $432.8 million and $560.1 million for the year ended December 31, 2002 and 2001, respectively, a decrease of $127.3 million. This decrease was due to a decrease in our total debt outstanding as well as an overall decrease in LIBOR rates. At December 31, 2002 and 2001, approximately 41% and 36%, respectively, of our debt was variable-rate debt that bears interest based upon LIBOR. The following table sets forth our debt outstanding, the percentage of our debt that is variable rate debt and the 1-Month LIBOR rates at December 31, 2002 and 2001:

(In millions)	December 31,

	2002	2001

Total debt outstanding	$8,778.6	$9,482.9
Variable rate debt/total debt outstanding	41%	36%
1-Month LIBOR	1.38%	1.87%

Gain (loss) on Sale of Assets Related to Mergers

     The gain (loss) on sale of assets related to mergers for the year ended December 31, 2002 and 2001 was a $4.0 million gain and a $213.7 million loss, respectively. The gain on sale of assets related to mergers in 2002 resulted from the sale of shares of Entravision Corporation that we acquired in the AMFM merger. The net loss on sale of assets related to mergers in 2001 was as follows:

(In millions)

Loss related to the sale of 24.9 million shares of Lamar Advertising Company that we acquired in the AMFM merger	$(235.0)
Net loss related to write-downs of investments acquired in mergers	(11.6)
Gain realized on the sale of five stations in connection with governmental directives regarding the AMFM merger	32.9

Net loss on sale of assets related to mergers	$(213.7)

Gain (loss) on Marketable Securities

     The gain (loss) on marketable securities for the year ended December 31, 2002 was a loss of $3.1 million as compared to a gain of $25.8 million for the year ended December 31, 2001.

     During 2001, we entered into a secured forward exchange contract that monetized part of our investment in American Tower Corporation (“AMT”). To partially offset the movement in the fair value of the contract, in accordance with Statement of Financial Accounting Standard No. 133, we reclassified 2.0 million shares of AMT from an available-for-sale classification to a trading classification. As a result of the reclassification, a $69.7 million pre-tax unrealized holding gain was recorded. The fair value adjustment of the AMT trading shares and the secured forward exchange contract netted a gain of $11.7 million during 2001. These gains were partially offset by $55.6 million of impairment charges recorded on investments that had declines in their market values that were considered to be other-than-temporary.

     The net loss recorded during 2002 relates to the aggregate $17.6 million gain on the net fair value adjustments of the AMT trading shares and the secured forward exchange contract, an aggregate $4.6 million gain on the sale of shares in foreign media companies, offset by a $25.3 million impairment charge recorded on an available-for-sale investment in a domestic media company that had a decline in its market value that was considered to be other-than-temporary.

Equity in Earnings of Nonconsolidated Affiliates

     Equity in earnings of nonconsolidated affiliates for the year ended December 31, 2002 was $26.9 million as compared to $10.4 million for the year ended December 31, 2001. The increase is primarily attributable to an increase in our share of net income. Our nonconsolidated affiliates adopted Statement 142 during the year which resulted in less amortization expense related to indefinite-lived intangibles. The increase was partially offset by impairment charges related to various international equity investments that had declines in value that were considered to be other-than-temporary.

Other Income (Expense) — Net

     For the years ended December 31, 2002 and 2001, other income (expense) - net was income of $57.4 million and $152.3 million, respectively. The income recognized in 2002 related primarily to: (1) a $44.5 million aggregate gain recognized on the sale of a television license, the sale of assets in our live entertainment segment and the sale of our interest in a British radio license; (2) a $12.0 million gain recognized on the early extinguishment of debt; (3) a $14.8 million gain on the sale of representation contracts; (4) a $8.0 million foreign exchange loss; (5) a $4.8 million loss on sale of assets in our radio and outdoor segments; and (6) a $1.1 million loss on various other items.

     The 2001 income related primarily to a $168.0 million gain on a non-cash, tax-free exchange of the assets of one television station for the assets of two television stations.

Income Taxes

     Income taxes for the years ended December 31, 2002 and 2001 were provided at our federal and state statutory rates adjusted for the effects of permanent tax items. During 2001, as a result of our large amounts of non-deductible goodwill amortization, our effective tax rate was adversely impacted. As we no longer amortize goodwill, our effective tax rate for 2002 more closely approximated our statutory tax rates.

Income (Loss) before Cumulative Effect of a Change in Accounting Principle

     Income (loss) before cumulative effect of a change in accounting principle for the year ended December 31, 2002 was income of $724.8 million and was a loss of $1.1 billion for the year ended December 31, 2001. Income (loss) before cumulative effect of a change in accounting principle for 2001, if we had adopted Statement 142 as of January 1, 2001, would have been income of $248.6 million.

Cumulative Effect of a Change in Accounting Principle

     The loss recorded as a cumulative effect of a change in accounting principle during 2002 relates to our adoption of Statement 142 on January 1, 2002. Statement 142 required that we test goodwill and indefinite-lived intangibles for impairment using a fair value approach. As a result of the goodwill test, we recorded a non-cash, net of tax, impairment charge of approximately $10.8 billion. Also, as a result of the indefinite-lived intangible test, we recorded a non-cash, net of tax, impairment charge on our FCC licenses of approximately $6.0 billion. As required by Statement 142, a subsequent impairment test was performed at October 1, 2002, which resulted in no additional impairment charge.

     The non-cash impairments of our goodwill and FCC licenses were generally caused by unfavorable economic conditions, which persisted in the industries we served throughout 2001. This weakness contributed to our customers reducing the number of advertising dollars spent on our media inventory and live entertainment events. These conditions adversely impacted the cash flow projections used to determine the fair value of our licenses and each reporting unit at January 1, 2002. These factors resulted in the non-cash impairment charge of a portion of our licenses and goodwill.

Radio Broadcasting
(In thousands)

	Years Ended December 31,		% Change
	2002	2001	2002 v. 2001

As Reported Basis:
Revenue	$3,717,243	$3,455,553	8%
Divisional Operating Expenses	2,126,139	2,104,719	1%

EBITDA as Adjusted *	$1,591,104	$1,350,834	18%

* See page B-1 for cautionary disclosure

Pro Forma Basis:
Revenue	$3,717,243	$3,497,376	6%
Divisional Operating Expenses	2,126,139	2,139,239	(1%)

Reconciliation of Reported Basis to Pro Forma Basis
Reported Revenue	$3,717,243	$3,455,553
Acquisitions	—	41,823
Divestitures	—	—

Pro Forma Revenue	$3,717,243	$3,497,376

Reported Divisional Operating Expenses	$2,126,139	$2,104,719
Acquisitions	—	34,520
Divestitures	—	—

Pro Forma Divisional Operating Expenses	$2,126,139	$2,139,239

     Reported basis revenue increased $261.7 million for the year ended December 31, 2002 as compared to 2001. Pro forma basis revenue increased $219.9 million for the year ended December 31, 2002 as compared to 2001.

     We experienced broad based revenue increases during 2002 on both a reported and pro forma basis. Growth occurred across our large and small market clusters, in national and local sales, in our syndicated radio programs and across our advertising categories. Likewise, our ten largest revenue markets contributed approximately 22% of the pro forma revenue growth while our markets ranked outside the top 100 in revenue contributed approximately 24% of the pro forma revenue growth. Consistent with the widespread growth across our markets, our national and local revenue increased 11% and 5%, respectively, on a reported basis for 2002 as compared to 2001. This growth was spurred by growth in our auto, retail, telecom/utility, consumer products and entertainment advertising categories.

     Audience reach is an important part of our ability to set rates because it is an indication of how many listeners will hear our customers’ advertisements. Reach is measured in individual markets by audience surveys. While ratings across all of our markets are the ultimate determinate of the health of our radio business, we generate approximately half of our radio revenues from our top 20 markets. Therefore, we took a snapshot of our ratings from these markets based on the percentage of people in the market over twelve years old who listened to our stations in an average quarter hour for the six months ending in the fall of 2002. Based on this demographic, our ratings improved in twelve of the twenty markets, were down in six of the twenty markets and were flat in the other markets as compared to the summer of 2001.

     Reported divisional operating expenses increased $21.4 million in 2002 as compared to 2001. The increase is attributable to acquisitions as well as the addition of new programs and an increase in talent fees in our national syndication business. Also, commission expense and the accrual for our incentive bonus plan increased associated with the increase in revenues. These increases were partially offset by a decrease in our bad debt expense in 2002 and other discretionary expenditure cuts.

Outdoor Advertising
(In thousands)

	Years Ended December 31,		% Change
	2002	2001	2002 v. 2001

As Reported Basis:
Revenue	$1,859,643	$1,748,031	6%
Divisional Operating Expenses	1,354,092	1,220,681	11%

EBITDA as Adjusted *	$505,551	$527,350	(4%)

* See page B-1 for cautionary disclosure

Pro Forma Basis:
Revenue	$1,814,546	$1,860,266	(2%)
Divisional Operating Expenses	1,315,317	1,305,212	1%

Reconciliation of Reported Basis to Pro Forma Basis
Reported Revenue	$1,859,643	$1,748,031
Acquisitions	—	113,648
Divestitures	—	(1,413)
Foreign Exchange adjustments	(45,097)	—

Pro Forma Revenue	$1,814,546	$1,860,266

Reported Divisional Operating Expenses	$1,354,092	$1,220,681
Acquisitions	—	85,548
Divestitures	—	(1,017)
Foreign Exchange adjustments	(38,775)	—

Pro Forma Divisional Operating Expenses	$1,315,317	$1,305,212

     Reported basis revenue increased $111.6 million for the year ended December 31, 2002 as compared to year ended December 31, 2001. The increase is partially attributable to $45.1 million from the strengthening of our international functional currencies against the dollar as well as $37.5 million from our acquisition of the outdoor assets of Ackerley in June 2002.

     Occupancy on our domestic poster, bulletin and mall/shelter inventory increased during 2002, but our average rate for this inventory is still below that of last year. However, we saw bulletin revenue and rates increase in the fourth quarter of 2002 compared to the third quarter of 2002. With the exception of posters, we experienced revenue growth in the fourth quarter of 2002 as compared to the third quarter of 2002. Yields per panel on our international billboard, street furniture and transit inventory were below the levels seen in 2001 for the first nine months of 2002; however, we saw a slow recovery throughout the year and, in the fourth quarter, yields exceeded 2001 levels.

     Pro forma basis revenue decreased $45.7 million for the year ended December 31, 2002 as compared to 2001. However, we saw an increase in pro forma basis revenue in the fourth quarter of 2002 compared to the fourth quarter of 2001. The quarter-over-quarter growth was spurred by growth in our top 25 domestic markets, which increased pro forma net revenue in the fourth quarter of 2002 8% over the fourth quarter of 2001.

     In July, we completed our acquisition of Score Outdoor in the United Kingdom. This acquisition gives us national coverage in billboards in the United Kingdom, which has helped us gain sales we would not have received prior to the acquisition. We also renewed our Madrid and Valencia bus contracts.

     Divisional operating expenses increased on a reported basis $133.4 million for the year ended December 31, 2002 as compared to 2001. On a reported basis, Ackerley contributed approximately $19.4 million in expense for the year ended December 31, 2002. The remaining increase is primarily the result of additional fixed expenses such as real estate and site lease expenses, which includes minimum guarantees on our municipal contracts.

Live Entertainment
(In thousands)

	Years Ended December 31,		% Change
	2002	2001	2002 v. 2001

As Reported Basis:
Revenue	$2,447,302	$2,477,640	(1%)
Divisional Operating Expenses	2,289,654	2,327,109	(2%)

EBITDA as Adjusted *	$157,648	$150,531	5%

* See page B-1 for cautionary disclosure

Pro Forma Basis:
Revenue	$2,418,971	$2,511,146	(4%)
Divisional Operating Expenses	2,264,987	2,360,019	(4%)

Reconciliation of Reported Basis to Pro Forma Basis
Reported Revenue	$2,447,302	$2,477,640
Acquisitions	—	48,270
Divestitures	—	(14,764)
Foreign Exchange adjustments	(28,331)	—

Pro Forma Revenue	$2,418,971	$2,511,146
Reported Divisional Operating Expenses	$2,289,654	$2,327,109
Acquisitions	—	43,438
Divestitures	—	(10,528)
Foreign Exchange adjustments	(24,667)	—

Pro Forma Divisional Operating Expenses	$2,264,987	$2,360,019

     Reported basis revenue decreased $30.3 million for the year ended December 31, 2002 as compared to 2001, and pro forma basis revenue decreased $92.2 million for the year ended December 31, 2002 as compared to 2001. Both pro forma and reported basis revenue for the year ended December 31, 2002 were adversely impacted by a decline in ticket sales, partially due to lower attendance levels as compared to the prior year resulting from the lingering effects of September 11th. Also, the revenue and attendance impact from current year top grossing acts like The Rolling Stones, Paul McCartney, Billy Joel and Elton John, and Cher was less than events last year, which included U2, Madonna, Backstreet Boys, *NSYNC and George Strait.

     However, these declines were partially offset by increases in concessions and sponsorships as well as the strengthening of our international functional currencies against the U.S. dollar. Additionally, we saw a slight increase in season seats and local sponsorship dollars at our amphitheater events as compared to 2001.

     Divisional operating expenses decreased on a reported basis $37.5 million for the year ended December 31, 2002 as compared to 2001, and pro forma basis divisional operating expenses decreased $95.0 million for the year ended December 31, 2002 as compared to 2001. These declines are associated with the declines in revenue and cost reductions.

Segment Reconciliations
(In thousands)

	As Reported
	Years Ended December 31,

	2002	2001

EBITDA as Adjusted *
Radio Broadcasting	$1,591,104	$1,350,834
Outdoor Advertising	505,551	527,350
Live Entertainment	157,648	150,531
Other	113,991	74,582
Corporate	(176,370)	(187,434)

Consolidated EBITDA as Adjusted *	$2,191,924	$1,915,863

* See page B-1 for cautionary disclosure

	Pro Forma
	Years Ended December 31,

	2002	2001

Pro Forma Revenue
Radio Broadcasting	$3,717,243	$3,497,376
Outdoor Advertising	1,814,546	1,860,266
Live Entertainment	2,418,971	2,511,146
Other	528,374	480,752
Eliminations	(131,507)	(134,872)

Consolidated Pro Forma Revenue	$8,347,627	$8,214,668

Pro Forma Divisional Operating Expense
Radio Broadcasting	$2,126,139	$2,139,239
Outdoor Advertising	1,315,317	1,305,212
Live Entertainment	2,264,987	2,360,019
Other	414,383	403,238
Eliminations	(131,507)	(134,872)

Consolidated Pro Forma Divisional Operating Expense	$5,989,319	$6,072,836

Fiscal Year 2001 Compared to Fiscal Year 2000
Consolidated
(In thousands)

	Years Ended December 31,
			% Change
	2001	2000	2001 v. 2000

Reported Basis:
Revenue	$7,970,003	$5,345,306	49%
Divisional Operating Expenses	5,866,706	3,480,706	69%
Corporate Expenses	187,434	142,627	31%

EBITDA as Adjusted *	1,915,863	1,721,973	11%

Reconciliation to net income (loss):
Non-cash compensation expense	17,077	16,032
Depreciation and amortization	2,562,480	1,401,063
Interest expense	560,077	383,104
Gain (loss) on sale of assets related to mergers	(213,706)	783,743
Gain (loss) on marketable securities	25,820	(5,369)
Equity in earnings of nonconsolidated affiliates	10,393	25,155
Other income (expense) — net	152,267	(11,764)
Income tax benefit (expense)	104,971	(464,731)

Net income (loss)	$(1,144,026)	$248,808

Other Data:
Cash Flow from Operating Activities	$609,587	$755,085

Cash Flow from Investing Activities	$90,274	$(1,755,654)

Cash Flow from Financing Activities	$(741,955)	$1,120,683

* See page B-1 for cautionary disclosure

Pro Forma Basis:
Revenue	$8,015,403	$8,440,122	(5)%
Divisional Operating Expenses	5,902,405	5,735,156	3%

Reconciliation of Reported Basis to Pro Forma Basis Reported Revenue	$7,970,003	$5,345,306
Acquisitions	—	3,186,693
Divestitures	(6,146)	(91,877)
Foreign Exchange adjustments	51,546	—

Pro Forma Revenue	$8,015,403	$8,440,122

Reported Divisional Operating Expenses	$5,866,706	$3,480,706
Acquisitions	—	2,297,219
Divestitures	(6,140)	(42,769)
Foreign Exchange adjustments	41,839	—

Pro Forma Divisional Operating Expenses	$5,902,405	$5,735,156

     On a reported basis, revenue and divisional operating expenses increased primarily due to our 2000 acquisitions. Included in our fiscal year 2001 reported basis amounts are the revenues and divisional operating expenses for a twelve-month period from our 2000 acquisitions, the most significant being SFX Entertainment, Inc., acquired August 1, 2000, AMFM Inc. acquired on August 30, 2000, and Donrey Media Group acquired on September 1, 2000. Our SFX acquisition, valued at approximately $4.4 billion entered us into the live entertainment industry. This acquisition accounts for approximately $1.5 billion of the total $2.6 billion increase in reported revenue for fiscal year 2001 as compared to fiscal year 2000. Our AMFM acquisition, valued at $19.4 billion increased our ownership of radio stations. This acquisition accounts for approximately $1.2 billion of the total $2.6 billion increase in reported revenue for fiscal year 2001 as compared to fiscal year 2000. The increase in reported revenue related to our less significant 2000 and 2001 acquisitions as well as the increase related to SFX and AMFM were offset due to reasons discussed below in our pro forma presentation. Our SFX and AMFM acquisitions account for approximately $1.4 billion and $728.2 million, respectively, of the total $2.4 billion increase in reported divisional operating expenses. In addition to this increase, reported divisional operating expenses increased due to our less significant 2000 and 2001 acquisitions as well as the reasons discussed below in our pro forma presentation.

     Pro forma revenue decreased $424.7 million or 5% in fiscal year 2001 due to an overall softening of the advertising industry, especially as compared to the strong advertising environment during the majority of 2000. During 2001, advertising rates were lower in our radio and outdoor business related to the decreased inventory demand within the advertising industry. As the advertising environment softens, advertising rates decline and inventory demands weaken. Although the decrease in pro forma revenue was apparent in most markets, of the $424.7 million decline, our top 25 domestic radio and outdoor markets accounted for approximately $296.0 million, or 70% of the total decline. The decline in pro forma revenue within these markets was predominately due to the decline in national advertising during fiscal year 2001 as compared to fiscal year 2000. Similarly, our radio network revenue, which is primarily national sales, declined approximately $45.1 million, or 11% of the total decline during 2001 as compared to 2000, again directly related to the decline in the overall economy. The decline in pro forma revenue was partially offset by an $84.4 million increase in pro forma revenue within our live entertainment division. During 2001, we changed the mix of live music events within this division to include approximately 48% more stadium and arena events as compared to the prior year. Stadium and arenas are generally larger venues that allow for more ticket sales related to the increased seating capacity.

     Although pro forma revenue decreased 5%, pro forma divisional operating expenses increased $167.2 million, or 3% in fiscal year 2001. This increase was partially due to the increase of selling costs and artist payments related to our change in the mix of live music events within the entertainment division as compared to fiscal year 2000. In addition, pro forma divisional operating expenses increased in our other segments relating to the reorganization of these business units as well as other expenses during the quarter ended December 31, 2001. These reorganizational expenses included severance, hiring costs, expenses associated with the shutdown of business units, certain contracts cost, as well as additional non-cash promotion expenses, totaling approximately $80.0 million. The additional $80.0 million of divisional operating expenses is comprised of approximately $50.6 million of expenses associated with reorganization, restructuring, severance costs, and other miscellaneous items, with severance payments being the most significant component of the total. The remaining $29.4 million relates to divisional operating expenses associated with incremental costs under certain airport and transit panel contracts within our outdoor division as well as additional non-cash promotion expenses within our radio division. Divisional operating expenses also increased during 2001 within the outdoor division related to new contract payments, and within our other segment associated with increases in television contract payments. These increases in pro forma divisional operating expenses were partially offset by the reduction in selling costs associated with the decline in pro forma revenue in 2001.

     Also, as discussed below, the terrorist attacks on September 11, 2001 negatively impacted the overall operating results for the later part of fiscal year 2001 as compared to the later part of fiscal year 2000.

     Corporate expenses increased $44.8 million on a reported basis primarily due to $36.3 million of additional expense directly related to additional corporate employees obtained in our acquisitions. In addition, corporate expenses increased due to the additional corporate employees hired subsequent to our acquisitions to accommodate for the growth of the company. As a result of our acquisitions, we increased corporate head count throughout 2001 to 700 employees as compared to 350 employees at the end of fiscal year 2000.

Other Income and Expense Information

     Non-cash compensation expense of $17.1 million and $16.0 million was recorded in fiscal year 2001 and 2000, respectively. This expense is primarily due to unvested stock options assumed in mergers that are now convertible into Clear Channel stock. To the extent that these employees’ options continue to vest, we recognize non-cash compensation expense over the remaining vesting period. Vesting dates range from January 2002 to April 2005. If no employees forfeit their unvested options by leaving the company, we expect to recognize non-cash compensation expense of approximately $9.0 million during the remaining vesting period.

     Depreciation and amortization expense increased from $1.4 billion in 2000 to $2.6 billion in 2001, an 83% increase. The increase is due primarily to the inclusion of a full year of depreciation and amortization associated with the AMFM and SFX acquisitions, which resulted in additional depreciation and amortization in aggregate of approximately $875.0 million in 2001 as compared to 2000. In addition to the increase relating to recent acquisitions, depreciation expense includes $170.0 million of impairment charges related primarily to the identification of duplicative and excess assets no longer necessary in our ongoing operations. The majority of the impaired assets identified resulted from the continuing integration of recent acquisitions, as well as analog television equipment, and an impairment of an operating contract.

     Interest expense was $560.1 million and $383.1 million in 2001 and 2000, respectively, an increase of $177.0 million, or 46% percent. The increase was due to the overall increase in average amount of debt outstanding, partially offset by the decrease in LIBOR rates. Approximately 36% and 50% of our debt was variable-rate debt that bears interest based upon LIBOR at December 31, 2001 and 2000, respectively. The 1-Month LIBOR rates decreased from 6.57% at December 31, 2000 to 1.87% at December 31, 2001.

     The loss on sale of assets related to mergers in 2001 was $213.7 million as compared to a gain of $783.7 million in 2000. The loss on sale of assets related to mergers in 2001 is primarily due to a loss of $235.0 million related to the sale of 24.9 million shares of Lamar Advertising Company acquired in the AMFM merger, and a net loss of $11.6 million related to write-downs of other investments acquired in mergers. This loss was partially offset by a gain of $32.9 million realized on the sale of five stations in connection with governmental directives regarding the AMFM merger. The gain on sale of assets related to mergers of $783.7 million in 2000 is primarily due to the sale of 39 stations in connection with governmental directives regarding the AMFM merger, which realized a gain of $805.2 million. This gain for 2000 was partially offset by a loss of $5.8 million related to the sale of 1.3 million shares of Lamar Advertising Company that we acquired in the AMFM merger; and a net loss of $15.7 million related to write-downs of investments acquired in mergers.

     The gain on marketable securities is primarily related to the reclassification of 2.0 million shares of American Tower Corporation to a trading security under Financial Accounting Standards No. 115 Accounting for Certain Investments in Debt and Equity Securities and Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities. On January 1, 2001, the shares were transferred to a trading classification at their fair market value of $76.2 million and an unrealized pretax holding gain of $69.7 million was recognized. During the year ended December 31, 2001, we entered into two secured forward exchange contracts that monetized part of our investment in American Tower. The fair value adjustment of the American Tower trading shares and the secured forward exchange contract netted a gain of $11.7 million during 2001. In addition, during 2001, a loss of $55.6 million was recognized related to impairments of other investments that had declines in their market values that were considered to be other-than-temporary.

     Equity in earnings of nonconsolidated affiliates for the year ended December 31, 2001 was $10.4 million as compared to $25.2 million for the same period of 2000. The decrease was due to declining operating results primarily in our radio broadcasting equity investments.

     For the year ended December 31, 2001 and 2000, other income (expense) - net was an income of $152.3 million and an expense of $11.8 million, respectively. The additional income recognized in 2001 related primarily to a $168.0 million gain on a non-cash, tax-free exchange of the assets of one television station for the assets of two television stations.

     Income taxes for the year ended December 31, 2001 and 2000 were provided at the federal and state statutory rates plus permanent differences. The effective rates in all periods presented have been adversely impacted by permanent differences, primarily amortization of intangibles that is not deductible for tax purposes.

The September 11, 2001 Terrorist Attacks

     We were adversely affected by the events of September 11, 2001, in New York, Washington, D.C., and Pennsylvania, as well as by the actions taken by the United States in response to such events. As a result of expanded news coverage following the attacks and subsequent military action, we experienced a loss in advertising revenues and increased incremental operating expenses. The events of September 11 further depressed economic activity in the United States and globally, including the markets in which we operate.

Radio Broadcasting
(In thousands)

	Years Ended December 31,
			% Change
	2001	2000	2001 v. 2000

As Reported Basis:
Revenue	$3,455,553	$2,431,544	42%
Divisional Operating Expenses	2,104,719	1,385,848	52%

EBITDA as Adjusted *	$1,350,834	$1,045,696	29%

* See page B-1 for cautionary disclosure

Pro Forma Basis:
Revenue	$3,455,553	$3,764,754	(8)%
Divisional Operating Expenses	2,104,719	2,107,681	0%

Reconciliation of Reported Basis to Pro Forma Basis
Reported Revenue	$3,455,553	$2,431,544
Acquisitions	—	1,398,995
Divestitures	—	(65,785)

Pro Forma Revenue	$3,455,553	$3,764,754

Reported Divisional Operating Expenses	$2,104,719	$1,385,848
Acquisitions	—	748,405
Divestitures	—	(26,572)

Pro Forma Divisional Operating Expenses	$2,104,719	$2,107,681

     Revenues and divisional operating expenses increased on a reported basis $1.0 billion and $718.9 million, respectively, primarily due to our acquisitions completed during 2000. Included in our 2001 reported amounts are a full year of revenues and divisional operating expenses from our acquisition of AMFM in August 2000. The approximately $1.2 billion increase in reported revenue related to our AMFM acquisition as well as our other less significant 2000 and 2001 acquisitions were offset by declines in revenue discussed below in our pro forma presentation. The approximately $728.2 million increase in reported divisional operating expense related to our AMFM acquisition as well as increases related to our less significant 2000 and 2001 acquisitions were offset by reasons discussed below in our pro forma presentation.

     On a pro forma basis, revenue for year ended December 31, 2001 decreased $309.2 million, or 8% due to weak economic conditions in 2001 as compared to the overall strength of the U.S. economy and the increase in advertising spending due to the rapid growth of the Internet industry during 2000. Although the decrease in pro forma revenue was apparent in most markets, of the $309.2 million decline, our top 25 radio markets accounted for approximately $212.0 million, or 69% of the total decline. The decline in pro forma revenue within these markets was predominately due to the decline in national advertising during 2001 as compared to 2000. In addition, our radio network revenue declined $45.1 million, or 15% of the total decline during 2001 as compared to 2000, again directly related to the decline in the overall economy.

     On a pro forma basis, 2001 divisional operating expenses were relatively flat as compared to 2000. Although divisional operating expenses decreased related to the decrease in sales costs associated with the decline in revenue, these decreases were offset by increases in expenses associated with the reorganization of our radio workforce. During 2001, we hired a significant number of new sales and marketing people in an effort to create more demand on our advertising inventory and paid severance to other terminated employees.

Outdoor Advertising
(In thousands)

	Years Ended December 31,
			% Change
	2001	2000	2001 v. 2000

As Reported Basis:
Revenue	$1,748,031	$1,729,438	1%
Divisional Operating Expenses	1,220,681	1,078,540	13%

EBITDA as Adjusted *	$527,350	$650,898	(19)%

* See page B-1 for cautionary disclosure

Pro Forma Basis:
Revenue	$1,781,173	$1,911,515	(7)%
Divisional Operating Expenses	1,246,795	1,208,039	3%

Reconciliation of Reported Basis to Pro Forma Basis
Reported Revenue	$1,748,031	$1,729,438
Acquisitions	—	186,358
Divestitures	—	(4,281)
Foreign Exchange adjustments	33,142	—

Pro Forma Revenue	$1,781,173	$1,911,515

Reported Divisional Operating Expenses	$1,220,681	$1,078,540
Acquisitions	—	133,459
Divestitures	—	(3,960)
Foreign Exchange adjustments	26,114	—

Pro Forma Divisional Operating Expenses	$1,246,795	$1,208,039

     Revenues and divisional operating expenses increased for the year ended December 31, 2001 as compared to 2000 on a reported basis due to our acquisitions completed during 2000. Included in the year ended December 31, 2001 reported basis amounts are a full year of revenues and divisional operating expenses from our acquisition of Donrey in September 2000, which was valued at $372.6 million, as well as other less significant acquisitions. Other reasons for the change in reported revenue and divisional operating expenses are discussed below in our pro forma presentation.

     On a pro forma basis, revenues decreased $130.3 million, or 7% during the year ended December 31, 2001 as compared to 2000 as a result of the downturn in the economic environment during 2001, primarily in our domestic markets. On average, our domestic advertising rate declined approximately 7% in 2001 as compared to 2000. Although the decrease in pro forma revenue was apparent in all markets, of the $130.3 million decline, our top 25 domestic outdoor markets accounted for approximately $84.0 million, or 64% of the total decline. The decline in pro forma revenue within these markets was predominately due to the decline in national advertising during 2001 as compared to 2000.

     Although pro forma revenue declined, pro forma divisional operating expenses increased $38.8 million, or 3% during the year ended December 31, 2001 primarily due to increased expenses associated with the expansion of operations of recently acquired assets and contracts, as well as approximately $20.8 million of additional costs relating to the reorganization of the division as well as other costs during the quarter ended December 31, 2001.

Live Entertainment
(In thousands)

	Years Ended December 31,		% Change

	2001	2000	2001 v. 2000

As Reported Basis:
Revenue	$2,477,640	$952,025	**
Divisional Operating Expenses	2,327,109	878,553	**

EBITDA as Adjusted *	$150,531	$73,472

**
* See page B-1 for cautionary disclosure
** Not Meaningful Pro Forma Basis:

Revenue	$2,496,044	$2,411,594	4%
Divisional Operating Expenses	2,342,834	2,218,021	6%

Reconciliation of Reported Basis to Pro Forma Basis Reported Revenue	$2,477,640	$952,025
Acquisitions	—	1,459,569
Divestitures	—	—
Foreign Exchange adjustments	18,404	—

Pro Forma Revenue	$2,496,044	$2,411,594

Reported Divisional Operating Expenses	$2,327,109	$878,553
Acquisitions	—	1,339,468
Divestitures	—	—
Foreign Exchange adjustments	15,725	—

Pro Forma Divisional Operating Expenses	$2,342,834	$2,218,021

Segment Reconciliations
(In thousands)

     We entered the live entertainment business with our acquisition of SFX in August 2000. Therefore, the increase in reported revenue and divisional operating expenses of $1.5 billion and $1.4 billion, respectively, in 2001 as compared to 2000 is related to the SFX acquisition and less significant acquisitions as well as other reasons discussed below in our pro forma presentation.

     On a pro forma basis, revenue increased $84.4 million, or 4% during the year ended December 31, 2001 as compared to the prior year due to a change in the mix of live music events during 2001 as compared to 2000. Although the number of live events decreased over the prior period, during 2001, we changed the mix of live music events to include approximately 48% more stadium and arena events as compared to the prior year. Stadium and arenas are generally larger venues that allow for more ticket sales related to the increased seating capacity.

     On a pro forma basis, divisional operating expenses increased $124.8 million, or 6% due to the increased cost associated with promoting the additional stadium and arena events in 2001, increased artist payments associated with the higher revenue, as well as additional costs relating to the reorganization of the division during the quarter ended December 31, 2001.

Segment Reconciliations
(In thousands)

	As Reported
	Years Ended December 31,

	2001	2000

EBITDA as Adjusted *
Radio Broadcasting	$1,350,834	$1,045,696
Outdoor Advertising	527,350	650,898
Live Entertainment	150,531	73,472
Other	74,582	94,534
Corporate	(187,434)	(142,627)

Consolidated EBITDA as Adjusted *	$1,915,863	$1,721,973

* See page B-1 for cautionary disclosure

	Pro Forma
	Years Ended December 31,

	2001	2000

Pro Forma Revenue	$3,455,553	$3,764,754
Outdoor Advertising	1,781,173	1,911,515
Live Entertainment	2,496,044	2,411,594
Other	417,505	470,045
Eliminations	(134,872)	(117,786)

Consolidated Pro Forma Revenue	$8,015,403	$8,440,122

Pro Forma Divisional Operating Expense
Radio Broadcasting	$2,104,719	$2,107,681
Outdoor Advertising	1,246,795	1,208,039
Live Entertainment	2,342,834	2,218,021
Other	342,929	319,201
Eliminations	(134,872)	(117,786)

Consolidated Pro Forma Divisional Operating Expense	$5,902,405	$5,735,156

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow

Operating Activities:

     Net cash flow from operating activities of $1.7 billion for the year ended December 31, 2002 principally reflects a net loss of $16.1 billion adjusted for non-cash charges of $16.8 billion for the adoption of Statement 142 and depreciation and amortization of $620.8 million. Cash flow from operations was positively impacted by our utilization of tax net operating loss carryforwards, which reduced our cash taxes by approximately $152.0 million. Cash flow from operations also reflects increases in deferred income, accounts payable and other accrued expenses partially offset by an increase in receivables and prepaids. Net cash flow from operating activities of $609.6 million for the year ended December 31, 2001 principally reflects a net loss of $1.1 billion adjusted for $2.6 billion of depreciation and amortization. Cash flow from operations also reflects increases in deferred income offset by decreases in taxes payable and accrued expenses. During 2001, a tax payment of approximately $450.0 million was paid relating to gains realized on divested radio stations as well as $229.0 million of cash payments made relating to merger and other liabilities.

Investing Activities:

     Net cash expenditures for investing activities of $627.2 million for the year ended December 31, 2002 principally reflect capital expenditures of $548.6 million related to purchases of property, plant and equipment and $241.2 million primarily related to acquisitions of operating assets. Net cash provided by investing activities of $90.3 million for the year ended December 31, 2001, reflect $920.0 million of proceeds related to the sale of Lamar stock and $577.2 million related to the liquidation of restricted cash associated with our divestitures of radio properties. This was partially offset by cash and restricted cash expenditures of $666.6 million and $367.5 million, respectively, relating to acquisitions of radio, outdoor and entertainment assets. This was also offset by $598.4 million of capital expenditures related to purchases of property, plant and equipment.

Financing Activities:

     Financing activities for the year ended December 31, 2002 principally reflect the net reduction in debt of $1.2 billion and proceeds of $75.3 million related to the exercise of stock options and warrants. Financing activities for the year ended December 31, 2001 reflect a net reduction in debt of $1.0 billion, proceeds from a forward exchange contract, as well as proceeds related to the exercise of stock options and warrants.

     We expect to fund anticipated cash requirements (including acquisitions, anticipated capital expenditures, share repurchases, payments of principal and interest on outstanding indebtedness and commitments) with cash flows from operations and various externally generated funds.

Sources of Capital

As of December 31, 2002 and 2001 we had the following debt outstanding and cash and cash equivalents:

(In millions)

	December 31,

	2002	2001

Credit facilities — domestic	$2,056.6	$1,419.3
Credit facility — international	95.7	94.4
Senior convertible notes	517.6	1,575.0
Liquid Yield Option Notes (a)	252.1	244.4
Long-term bonds (b)	5,655.9	5,966.8
Other borrowings	200.7	183.0

Total Debt (c)	8,778.6	9,482.9
Less: Cash and cash equivalents	170.1	154.7

	$8,608.5	$9,328.2

(a)	Includes $42.1 million and $43.9 million in unamortized fair value purchase accounting adjustment premiums related to the merger with Jacor Communications, Inc. at December 31, 2002 and 2001, respectively.

(b)	Includes $44.6 million and $66.5 million in unamortized fair value purchase accounting adjustment premiums related to the merger with AMFM at December 31, 2002 and 2001, respectively. Also includes $119.8 million and $106.6 million related to fair value adjustments for interest rate swap agreements at December 31, 2002 and 2001, respectively.

(c)	Total face value of outstanding debt was $8.7 billion and $9.4 billion at December 31, 2002 and 2001, respectively.

Domestic Credit Facilities

     We currently have three separate domestic credit facilities. These provide cash for both working capital needs as well as to fund certain acquisitions and refinancing of certain public debt securities.

     The first credit facility is a reducing revolving credit facility, originally in the amount of $2.0 billion. At December 31, 2002, $555.0 million was outstanding and $832.5 million was available for future borrowings. This credit facility began reducing on September 30, 2000, with quarterly reductions in the amounts available for future borrowings to continue through the last business day of June 2005. The reductions in amounts available for future borrowings total $109.4 million per quarter in 2003 and 2004, and $131.3 million in the first two quarters of 2005.

     The second facility is a $1.5 billion, five-year multi-currency revolving credit facility. At December 31, 2002, the outstanding balance was $1.5 million and, taking into account letters of credit of $142.3 million, $1.4 billion was available for future borrowings, with the entire balance to be repaid on August 30, 2005.

     The third facility was a $1.5 billion, 364-day revolving credit facility, which we had the option, upon its August 28, 2002 maturity, to convert into a term loan. At maturity, we converted the facility into a three-year term loan with a maturity of August 28, 2005. At December 31, 2002, the outstanding balance was $1.5 billion.

     During the year ended December 31, 2002, we made principal payments totaling $3.0 billion and drew down $3.5 billion on these credit facilities. As of February 28, 2003, the credit facilities aggregate outstanding balance was $1.7 billion and, taking into account outstanding letters of credit, $2.6 billion was available for future borrowings.

International Credit Facility

     We have a $150.0 million five-year revolving credit facility with a group of international banks. This facility allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to our international operations for certain working capital needs and smaller acquisitions. At December 31, 2002, approximately $54.3 million was available for future borrowings and $95.7 million was outstanding. This credit facility expires on December 8, 2005.

Liquid Yield Option Notes

     We assumed 4.75% Liquid Yield Option Notes (“LYONs”) due 2018 as a part of the merger with Jacor. Each LYON has a principal amount at maturity of $1,000 and is convertible, at the option of the holder, at any time on or prior to maturity, into our common stock at a conversion rate of 7.227 shares per LYON. The LYONs balance, after conversions to common stock, amortization of purchase accounting premium and accretion of interest, at December 31, 2002 was $252.1 million, which includes an unamortized fair value purchase accounting premium of $42.1 million.

     We could purchase the LYONs, at the option of the holder, on February 9, 2003 for a purchase price of $494.52 per LYON, representing a 4.75% yield per annum to the holder on such date. At February 9, 2003, 9,683 LYONs were put to us, which we purchased for an aggregate price of $4.8 million.

Long-Term Bonds

     On January 15, 2002, we redeemed all of the outstanding 12.625% exchange debentures due 2006, originally issued by SFX Broadcasting for $150.8 million plus accrued interest. During the year ended December 31, 2002, we also repurchased $245.5 million of convertible notes prior to their maturity at December 1, 2002 and $70.4 million of various outstanding notes and convertible notes with maturities prior to December 31, 2003. We utilized availability on the reducing revolving line of credit to finance these redemptions. These transactions resulted in a $12.0 million gain recorded in other income (expense) — net. In addition, $1.0 billion of our 1.5% convertible notes matured on December 1, 2002.

     On February 10, 2003, we called all of the outstanding 8.125% senior subordinated notes due 2007, originally issued by Chancellor Media Corporation of Los Angeles for $379.2 million plus accrued interest. On February 18, 2003, we called all of the outstanding 8.75% senior subordinated notes due 2007, originally issued by Chancellor Radio Broadcasting Company for $193.4 million plus accrued interest.

Guarantees of Third Party Obligations

     As of December 31, 2002 and 2001, we guaranteed the debt of third parties of approximately $98.6 million and $225.2 million, respectively, primarily related to long-term operating contracts. The third parties’ associated operating assets secure a substantial portion of these obligations.

     At December 31, 2002, we guaranteed the third-party performance under a certain contract for approximately $77.4 million that expires in 2004.

Common Stock Warrants

     We assumed common stock warrants, with an expiration date of February 27, 2002, as a part of our merger with Jacor. Each warrant represented the right to purchase .130441 shares of our common stock at an exercise price of $34.56 per full share. During the first quarter of 2002, we received $11.8 million in proceeds and issued .3 million shares of common stock on the exercise of these warrants.

Sale of Investments

     During 2002, we liquidated our position in Entravision Corporation, which we acquired in the AMFM merger. As a result of the sale, we received $11.8 million in proceeds and recorded a gain of $4.0 million, which is recorded in gain on sale of assets related to mergers. Also during 2002, we sold our interest in a British radio license and various media companies. As a result of these sales, we received $31.4 million in proceeds and recorded a gain of $19.4 million, which was recorded in “Other income (expense) — net”, and a gain of $4.7 million recorded in “Gain (loss) on marketable securities”.

Shelf Registration

     On March 29, 2002, we filed a Registration Statement on Form S-3 covering a combined $3.0 billion of debt securities, junior subordinated debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units (the “shelf registration statement”). The shelf registration statement also covers preferred securities that may be issued from time to time by our three Delaware statutory business trusts and guarantees of such preferred securities by us. The SEC declared this shelf registration statement effective on April 2, 2002.

     On January 6, 2003, we completed a debt offering of $300.0 million 4.625% notes due January 15, 2008 and $500.0 million 5.75% notes due January 15, 2013. Interest is payable on January 15 and July 15 on both series of notes. The aggregate net proceeds of approximately $791.2 million were used to repay borrowings outstanding under our bank credit facilities and to finance the redemption of AMFM Operating, Inc.’s outstanding 8.125 % senior subordinated notes due December 15, 2007 and 8.75% senior subordinated notes due June 15, 2007. The AMFM notes were redeemed pursuant to call provisions in the indentures.

Debt Covenants

     Our most significant covenants relate to leverage ratio and interest coverage contained and defined in the credit facilities. The leverage ratio covenant requires us to maintain a ratio of total debt to EBITDA (both defined by the credit facilities) of less than 5.50x through June 30, 2003 and less than 5.00x from July 1, 2003 through the maturity of the facilities. The interest coverage covenant requires us to maintain a minimum ratio of EBITDA (as defined by the credit facilities) to interest expense of 2.00x. In the event that we do not meet these covenants, we are considered to be in default on the credit facilities at which time the credit facilities may become immediately due. At December 31, 2002, our leverage and interest coverage ratios were 4.0x and 4.95x, respectively. Including our cash and cash equivalents recorded at December 31, 2002, our leverage on a net debt basis was 3.9x. Our bank credit facilities have cross-default provisions among the bank facilities only. No other Clear Channel debt agreements have cross-default or cross-acceleration provisions.

     Additionally, the AMFM long-term bonds contain certain restrictive covenants that limit the ability of AMFM Operating Inc., a wholly-owned subsidiary of Clear Channel, to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate or effect certain asset sales. The AMFM long-term bonds have cross-default and cross-acceleration provisions among the AMFM long-term bonds only.

     Our domestic credit facilities include a provision for an increase in fees of 12.5 basis points on borrowings and 5 basis points on amounts available for future borrowings in the event that both of our long-term debt ratings drop below our current ratings of BBB-/Baa3. Conversely, if our long-term debt ratings improve, we have a proportionate decrease in fees. Our $150.0 million international credit facility includes a put option in the event that our long-term debt ratings fall below BB+/Ba1. We believe there are no other agreements that contain provisions that trigger an event upon a change in long-term debt ratings that would have a material impact to our financial statements.

     At December 31, 2002, we were in compliance with all debt covenants. We expect to remain in compliance throughout 2003.

Uses of Capital

Acquisitions

  Ackerley Merger

     On June 14, 2002, we consummated our merger with The Ackerley Group, Inc. (“Ackerley”). Pursuant to the terms of the merger agreement, each share of Ackerley ordinary and Class B common stock was exchanged for 0.35 shares of our common stock. After canceling 1.2 million shares of Ackerley common stock that we held prior to the signing of the merger agreement, approximately 12.0 million shares of our common stock were issued to Ackerley shareholders. We also assumed all of Ackerley’s outstanding employee stock options, which at the time of the merger were exercisable for approximately 114,000 shares of our common stock. The merger was valued at approximately $493.0 million based on the number of our common shares issued, which were at the average share price at the signing of the merger agreement, the historical cost of the Ackerley shares we held prior to the merger date and the fair value of the employee stock options at the merger date. In addition, we assumed all of Ackerley’s outstanding debt, which had a fair value of $319.0 million at the merger date. We refinanced Ackerley’s credit facility and made a tender offer for Ackerley’s public debt concurrent with the merger. The tender offer was finalized on July 3, 2002 at a price of $1,129 per $1,000 tendered, resulting in the repurchase of substantially all of Ackerley’s public debt. This merger resulted in the recognition of approximately $361.0 million of goodwill. This purchase price allocation is preliminary pending completion of third-party appraisals and other fair value analysis of assets and liabilities. The results of operations of Ackerley have been included in the Company’s financial statements beginning June 14, 2002.

  Other

     In addition to the acquisition of Ackerley, during the year ended December 31, 2002 we acquired 27 radio stations in 17 markets for $53.3 million in cash and $23.6 million in restricted cash. We also acquired approximately 225 outdoor display faces in 22 domestic markets and approximately 9,050 display faces in six international markets for a total of $123.5 million in cash. Our outdoor segment also acquired investments in nonconsolidated affiliates for a total of $2.1 million in cash. During the year ended December 31, 2002, our live entertainment segment acquired music, racing events, promotional and exhibition related assets for $18.5 million in cash primarily related to deferred consideration on prior year acquisitions. Also, our national representation business acquired new contracts for a total of $16.5 million in cash and our television business acquired broadcasting assets for $3.8 million in cash during the year ended December 31, 2002.

     Future acquisitions of radio broadcasting stations, outdoor advertising facilities, live entertainment assets and other media-related properties affected in connection with the implementation of our acquisition strategy are expected to be financed from increased borrowings under our existing credit facilities, additional public equity and debt offerings and cash flow from operations.

Capital Expenditures

     Capital expenditures in 2002 decreased from $598.4 million in 2001 to $548.6 million in 2002. Overall, capital expenditures decreased in 2002 as compared to 2001 due to less recurring capital expenditures in our outdoor and corporate and other segments, partially offset by small increases in recurring capital expenditures in our radio and entertainment segments. In addition, capital expenditures decreased due to less integration and consolidation of our operations during the year ended December 31, 2002 as compared to the year ended December 31, 2001. These decreases were partially offset by an increase in our capital expenditures related to revenue producing assets primarily in our outdoor segment.

     (In millions)

	Year Ended December 31, 2002 Capital Expenditures

				Corporate and
	Radio	Outdoor	Entertainment	Other	Total

Recurring	$34.8	$48.9	$15.5	$17.1	$116.3
Non-recurring projects	80.4	32.1	16.6	60.3	189.4
Revenue producing	—	211.6	31.3	—	242.9

	$115.2	$292.6	$63.4	$77.4	$548.6

     Our radio broadcasting capital expenditures decreased $29.7 million during the year ended December 31, 2002 as compared to 2001 primarily due to less consolidation of operations in certain markets in conjunction with our prior acquisitions that are expected to result in improved results in such markets.

     Our outdoor advertising capital expenditures increased $27.9 million during the year ended December 31, 2002 as compared to 2001 primarily due to additional construction of new revenue producing advertising displays.

     Our live entertainment capital expenditures decreased $4.1 million during the year ended December 31, 2002 as compared to 2001 primarily due to a higher spending in 2001 relating to a consolidated sales and operations facility. This decrease was partially offset by an increase in spending relating to new venues.

     Our corporate and other capital expenditures decreased $43.9 million during the year ended December 31, 2002 as compared to 2001 primarily related to additional spending in 2001 related to the purchase of certain corporate assets and upgrades of our television related operating assets as well as other technology expenditures.

Income Taxes

     During the year ended December 31, 2002, we utilized tax net operating loss carryforwards, which reduced our current tax expense and cash tax payments by $152.0 million. In addition, we received approximately $24.6 million in 2002 related to tax refund payments. During the year ended December 31, 2001, we made cash tax payments of $450.0 million relating to gains realized on divested radio stations during 2000.

     Deferred income taxes changed from a benefit of $162.3 million for the year ended December 31, 2001 to an expense of $344.2 million for the year ended December 31, 2002, primarily as a result of adopting Statement 142. As we no longer amortize FCC licenses, we will no longer recognize a deferred tax benefit for the difference between book and tax amortization on our FCC licenses. The deferred tax liability on the balance sheet will not reverse over time unless we impair or sell our FCC licenses. In addition to the effects of Statement 142, the residual increase in deferred tax expense for 2002 related to additional tax deductions taken on our 2001 federal tax return, filed on September 15, 2002, compared to the amount recorded at December 31, 2001, which resulted in $68.3 million of deferred tax expense. The deductions in excess of those previously estimated on the 2001 tax provision relate to recent changes in the tax laws associated primarily with tax depreciation.

     Finally, during 2002, the following deferred tax benefits (expenses) were recorded which related to unusual transactions not expected to reoccur in the near future: (1) $118.9 million deferred tax benefit associated with a lawsuit settlement, (2) $152.0 million deferred tax expense associated with the utilization of acquired net operating loss carryforward, and (3) $23.0 million deferred tax expense associated with the extinguishment of debt and the sale of a television license.

Other

     During the year ended December 31, 2002, we made payments of approximately $54.1 million as compared to $229.0 million in 2001 related to severance and other merger related accruals.

Pending Transaction

     On June 12, 2002, Univision Communications, Inc., a Spanish language television group, announced that it would acquire Hispanic Broadcasting in a stock for stock merger. Pursuant to the terms of the merger agreement, each share of Hispanic will be exchanged for .85 shares of Univision. As we currently own 26% of Hispanic, we account for this investment using the equity method of accounting. Once this merger is completed, we will own less than 20% of the combined company. As a result, we will no longer account for this investment using the equity method of accounting, but instead will account for this investment as a cost investment. Upon the consummation of this merger, we will carry this investment at its fair market value. Assuming a market price of $24.00 per Univision share on the date of this merger, we would record a pre-tax gain of approximately $400.0 million. The merger is subject to approval by the FCC.

Commitments and Contingencies

     We were among the defendants in a lawsuit filed on June 12, 2002 in the United States District Court for the Southern District of Florida by Spanish Broadcasting System. The plaintiffs alleged that we were in violation of Section One and Section Two of the Sherman Antitrust Act as well as various claims such as unfair trade practices, defamation among other counts. This case was dismissed with prejudice on January 31, 2003. The plaintiffs have filed with the court for reconsideration.

     There are various other lawsuits and claims pending against us. We believe that any ultimate liability resulting from those actions or claims will not have a material adverse effect on our results of operations, financial position or liquidity.

     Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

Future Obligations

     In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. In addition, we have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals as well as other contracts. Finally, we have commitments relating to required purchases of property, plant and equipment under certain street furniture contracts, as well as construction commitments for facilities and venues.

     The scheduled maturities of our credit facilities, other long-term debt outstanding, future minimum rental commitments under non-cancelable operating lease agreements, minimum rental payments under non-cancelable contracts and capital expenditure commitments at December 31, 2002 are as follows:

(In thousands)

			Non-
		Other	Cancelable	Non-
	Credit	Long-Term	Operating	Cancelable	Capital
	Facilities	Debt	Leases	Contracts	Expenditures

2003	$—	$1,396,532	$318,878	$500,027	$216,680
2004	—	12,649	285,195	280,462	88,217
2005	2,152,265	1,446,992	251,332	226,290	39,195
2006	—	753,534	220,586	156,093	26,337
2007	—	576,719	200,537	105,179	11,175
Thereafter	—	2,439,931	1,194,507	365,803	—

Total	$2,152,265	$6,626,357	$2,471,035	$1,633,854	$381,604

     During the year ended December 31, 2002, we repurchased $70.4 million of our outstanding notes and convertible notes with maturities prior to December 31, 2003.

Market Risk

Interest Rate Risk

     At December 31, 2002, approximately 41% of our long-term debt, including fixed rate debt on which we have entered into interest rate swap agreements, bears interest at variable rates. Accordingly, our earnings are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the year’s average interest rate under these borrowings, it is estimated that our 2002 interest expense would have changed by $72.8 million and that our 2002 net income would have changed by $45.1 million. In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this interest rate analysis assumes no such actions. Further the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

     We have entered into interest rate swap agreements that effectively float interest at rates based upon LIBOR on $1.5 billion of our current fixed rate borrowings. These agreements expire from September 2003 to June 2005. The fair value of these agreements at December 31, 2002 was an asset of $119.8 million.

Equity Price Risk

     The carrying value of our available-for-sale and trading equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2002 by $12.3 million and would change accumulated comprehensive income (loss) and net income (loss) by $6.7 million and $.9 million, respectively. At December 31, 2002, we also held $28.3 million of investments that do not have a quoted market price, but are subject to fluctuations in their value.

Foreign Currency

     We have operations in countries throughout the world. Foreign operations are measured in their local currencies except in hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. To mitigate a portion of the exposure to risk of international currency fluctuations, we maintain a natural hedge through borrowings in currencies other than the U.S. dollar. This hedge position is reviewed monthly. We currently maintain no derivative instruments to mitigate the exposure to translation and/or transaction risk. However, this does not preclude the adoption of specific hedging strategies in the future. Our foreign operations reported a net loss of $7.1 million for the year ended December 31, 2002. It is estimated that a 10% change in the value of the U.S. dollar to foreign currencies would change net loss for the year ended December 31, 2002 by $.7 million.

     Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our investments in various countries, all of which are accounted for under the equity method. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2002 would change our 2002 equity in earnings of nonconsolidated affiliates by $1.6 million and would change our net income for the year ended December 31, 2002 by approximately $1.0 million. This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Statement 143 applies to legal obligations associated with the retirement of long-lived assets that result from acquisition, construction, development and/or the normal operation of a long-lived asset. Statement No. 143 is effective for financial statements for fiscal years beginning June 15, 2002. We are required to adopt this statement in the first quarter of 2003. Management does not believe adoption of this statement will materially impact our financial position or results of operations.

     On January 1, 2002, we adopted Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement 144 supersedes Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. Statement 144 also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. Adoption of this statement did not materially impact our financial position or results of operations.

     In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Statement 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, and FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. We have elected to early adopt this statement effective January 1, 2002. Management does not believe adoption of this statement materially impacted our financial position or results of operations.

     In July 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Statement No. 146 address the accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Terminations Benefits and Other Costs to Exit an Activity.” It also substantially nullifies EITF Issue No. 88-10, “Costs Associated with Lease Modification or Termination.” Statement No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Management does not believe that adoption of this statement will materially impact our financial position or results of operations.

     In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability or an equity security of the guaranteed party. The Interpretation’s disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Interpretation’s initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. We adopted the disclosure requirements of this Interpretation for our 2002 annual report. Management does not believe that adoption of the initial recognition and initial measurement requirements of the Interpretation will materially impact our financial position or results of operations.

     On December 31, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Statement

No. 148 amends Financial Accounting Standards No. 123, Account for Stock-Based Compensation, to provide alternative methods of transition to Statement No. 123’s fair value method of accounting for stock-based employee compensation. Statement No. 148 also amends the disclosure provisions of Statement No. 123 and Accounting Principals Board Opinion No. 28, Interim Financial Reporting, to require disclosures in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. Statement No. 148 does not amend Statement No. 123 to require companies to account for employee stock options using the fair value method. We adopted the disclosure provisions required in Statement 148 and have provided the necessary disclosures within Note J of our audited financial statements.

Critical Accounting Policies

     The preparation of the Company’s financial statements in conformity Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of a financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions. The following accounting policies require significant management judgments and estimates.

  Allowance for Doubtful Accounts

     We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

  Revenue Recognition

     Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising provides services under the terms of contracts covering periods up to three years, which are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for our broadcasting and outdoor operations. Clients remit the gross billing amount to the agency and the agency remits gross billings less their commission to the Company. Payments received in advance of being earned are recorded as deferred income.

     Entertainment revenue from the presentation and production of an event is recognized on the date of the performance. Revenue collected in advance of the event is recorded as deferred income until the event occurs. Entertainment revenue collected from advertising and other revenue, which is not related to any single event, is classified as deferred revenue and generally amortized over the operating season or the term of the contract.

  Purchase Accounting

     We account for our business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on our balance sheet related to acquired liabilities and qualifying restructuring costs based on assumptions made at the time of acquisition. We evaluate these reserves on a regular basis to determine the adequacies of the amounts.

Long-Lived Assets

     We record impairment losses when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect their current fair market value. We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values.

     In the first quarter of 2002, we adopted Statement 142, Goodwill and Other Intangible Assets.” In accordance with Statement 142, we tested our FCC licenses for impairment as of January 1, 2002 by comparing their fair value to their carrying value at that date. We recorded an impairment charge of our FCC licenses of approximately $6.0 billion, net of deferred tax of $3.7 billion. We used an income approach to value the FCC licenses. We also recorded an impairment charge of our goodwill of approximately $10.8 billion, net of deferred taxes of $659.1 million. Similar to our test for impairment of FCC licenses, we used the income approach to determine the fair value of our reporting units. The fair value of our reporting units was used to apply value to the net assets of each reporting unit. To the extent that the net assets exceeded the fair value, an impairment charge was recorded. The income approach used for valuing goodwill and FCC licenses involved estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. The fair values calculated were significantly impacted by the assumptions made, which impacted our impairment charge. In accordance with Statement 142, we performed our first annual impairment test as of October 1, 2002 on FCC licenses and goodwill. No impairment charges resulted from these tests. We may incur additional impairment charges in future periods under Statement 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent that market values and long-term interest rates in general decrease and increase, respectively.

  Accounting for Investments

     At December 31, 2002, we had $89.8 million recorded as other investments. Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on trading securities are reported in the statement of operations. In addition, we hold investments that do not have quoted market prices. We review the value of these investments and record an impairment charge in the statement of operations for any decline in value that is determined to be other-than-temporary. For the twelve months ended December 31, 2002 and 2001, we recorded impairment charges of $25.3 million and $67.3 million, respectively, related to other-than-temporary declines in value of various media companies. In addition, at December 31, 2002, we had $542.2 million recorded as investments accounted for under the equity method. We review the value of these investments and record an impairment charge in the statement of operations for any decline in value that is determined to be other-than-temporary.

  Tax Accruals

     The Internal Revenue Service and other taxing authorities routinely examine our tax returns. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.

  Litigation Accruals

     We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

Inflation

     Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.

Ratio of Earnings to Fixed Charges

     The ratio of earnings to fixed charges is as follows:

Year Ended December 31,

2002	2001	2000	1999	1998

2.62	*	2.20	2.04	1.83

*For the year ended December 31, 2001, fixed charges exceeded earnings before income taxes and fixed charges by $1.3 billion.

     The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. We had no preferred stock outstanding for any period presented.

Caution Concerning Forward Looking Statements

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Except for the historical information, this report contains various forward-looking statements which represent our expectations or beliefs concerning future events, including the future levels of cash flow from operations. Management believes that all statements that express expectations and projections with respect to future matters, including the strategic fit of radio assets; expansion of market share; our ability to capitalize on synergies between the live entertainment and radio broadcasting businesses; our ability to negotiate contracts having more favorable terms; and the availability of capital resources; are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. We caution that these forward-looking statements involve a number of risks and uncertainties and are subject to many variables which could impact our financial performance. These statements are made on the basis of management’s views and assumptions, as of the date of the Annual Report on Form 10-K for the year ended December 31, 2002, regarding future events and business performance. There can be no assurance, however, that management’s expectations will necessarily come to pass.

     A wide range of factors could materially affect future developments and performance, including:

•	the impact of general economic conditions in the U.S. and in other countries in which we currently do business;

•	the impact of the geopolitical environment;

•	our ability to integrate the operations of recently acquired companies;

•	shifts in population and other demographics;

•	industry conditions, including competition;

•	fluctuations in operating costs;

•	technological changes and innovations;

•	changes in labor conditions;

•	fluctuations in exchange rates and currency values;

•	capital expenditure requirements;

•	litigation settlements;

•	legislative or regulatory requirements;

•	interest rates;

•	the effect of leverage on our financial position and earnings;

•	taxes;

•	access to capital markets; and

•	certain other factors set forth in our SEC filings, including the Annual Report on Form 10-K.

     This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

APPENDIX C

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON FINANCIAL STATEMENTS
The consolidated financial statements and notes
related thereto were prepared by and are the
responsibility of management. The financial
statements and related notes were prepared in
conformity with accounting principles generally
accepted in the United States and include
amounts based upon management’s best estimates
and judgments.

It is management’s objective to ensure the
integrity and objectivity of its financial data
through systems of internal controls designed
to provide reasonable assurance that all
transactions are properly recorded in our books
and records, that assets are safeguarded from
unauthorized use, and that financial records
are reliable to serve as a basis for
preparation of financial statements.

The financial statements have been audited by
our independent auditors, Ernst & Young LLP, to
the extent required by auditing standards
generally accepted in the United States and,
accordingly, they have expressed their
professional opinion on the financial
statements in their report included herein.

The Board of Directors meets with the
independent auditors and management
periodically to satisfy itself that they are
properly discharging their responsibilities.
The independent auditors have unrestricted
access to the Board, without management
present, to discuss the results of their audit
and the quality of financial reporting and
internal accounting controls.

/s/Lowry Mays
Chairman/Chief Executive Officer
REPORT OF INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
CLEAR CHANNEL COMMUNICATIONS, INC.

We have audited the accompanying consolidated balance
sheets of Clear Channel Communications, Inc. and
subsidiaries (the Company) as of December 31, 2002 and
2001, and the related consolidated statements of
flows operations, changes in shareholders’ equity, and cash
for each of the three years in the period ended December
31, 2002. These financial statements are the responsibility
of the Company’s management. Our responsibility is to
express an opinion on these financial statements based on
our audits.

We conducted our audits in accordance with auditing
standards generally accepted in the United States. Those
standards require that we plan and perform the audit to
obtain reasonable assurance about whether the financial
statements are free of material misstatement. An audit
includes examining, on a test basis, evidence supporting
the amounts and disclosures in the financial statements. An
audit also includes assessing the accounting principles
used and significant estimates made by management, as well
as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for
our opinion.

In our opinion, the financial statements referred to above
present fairly, in all material respects, the consolidated
financial position of Clear Channel Communications, Inc.
and subsidiaries at December 31, 2002 and 2001, and the
consolidated results of their operations and their cash
flows for each of the three years in the period ended
December 31, 2002, in conformity with accounting principles
generally accepted in the United States.

As discussed in Note B to the consolidated financial
statements, effective January 1, 2002, the Company adopted
Statement of Financial Accounting Standards No. 142,
Goodwill and Other Intangible Assets.

/s/Ernst & Young LLP

/s/Randall T. Mays Executive Vice President/Chief Financial Officer	San Antonio, Texas February 10, 2003

/s/Herbert W. Hill, Jr. Senior Vice President/Chief Accounting Officer

CONSOLIDATED BALANCE SHEETS

ASSETS

(In thousands)
	December 31,

	2002	2001

CURRENT ASSETS
Cash and cash equivalents	$170,086	$154,744
Restricted cash	—	4,600
Accounts receivable, less allowance of $67,338 in 2002 and $61,070 in 2001	1,584,995	1,475,276
Prepaid expenses	203,578	163,283
Other current assets	164,836	143,396

Total Current Assets	2,123,495	1,941,299

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	1,519,845	1,388,332
Structures and site leases	2,581,414	2,210,309
Towers, transmitters and studio equipment	743,463	634,532
Furniture and other equipment	629,264	556,977
Construction in progress	227,853	191,048

	5,701,839	4,981,198
Less accumulated depreciation	1,459,027	1,024,449

	4,242,812	3,956,749
INTANGIBLE ASSETS
Definite-lived intangibles, net	761,728	814,306
Indefinite-lived intangibles — licenses	11,738,947	21,116,280
Indefinite-lived intangibles — other	389,801	155,593
Goodwill	7,241,231	18,267,306
OTHER ASSETS
Notes receivable	21,658	45,856
Investments in, and advances to, nonconsolidated affiliates	542,214	502,185
Other assets	520,423	449,227
Other investments	89,844	354,341

Total Assets	$27,672,153	$47,603,142

See Notes to Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY

(In thousands, except share data)
	December 31,

	2002	2001

CURRENT LIABILITIES
Accounts payable	$345,093	$292,539
Accrued interest	71,335	85,842
Accrued expenses	894,166	837,129
Current portion of long-term debt	1,396,532	1,515,221
Deferred income	277,042	201,139
Other current liabilities	26,471	27,987

Total Current Liabilities	3,010,639	2,959,857

Long-term debt	7,382,090	7,967,713
Deferred income taxes	2,470,458	6,512,217
Other long-term liabilities	552,801	374,307
Minority interest	46,073	52,985
SHAREHOLDERS’ EQUITY
Preferred Stock — Class A, par value $1.00 per share, authorized 2,000,000 shares, no shares issued and outstanding	—	—
Preferred Stock, — Class B, par value $1.00 per share, authorized 8,000,000 shares, no shares issued and outstanding	—	—
Common Stock, par value $.10 per share, authorized 1,500,000,000 shares, issued 613,402,780 and 598,270,433 shares in 2002 and 2001, respectively	61,340	59,827
Additional paid-in capital	30,868,725	30,320,916
Common stock warrants	—	12,373
Retained deficit	(16,652,789)	(599,086)
Accumulated other comprehensive loss	(47,798)	(34,470)
Other	(3,131)	(8,218)
Cost of shares (302,214 in 2002 and 279,700 in 2001) held in treasury	(16,255)	(15,279)

Total Shareholders’ Equity	14,210,092	29,736,063

Total Liabilities and Shareholders’ Equity	$27,672,153	$47,603,142

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
	Year Ended December 31,

	2002	2001	2000

Revenue	$8,421,055	$7,970,003	$5,345,306
Operating expenses:
Divisional operating expenses (excludes non-cash compensation expense of $4,400, $13,111 and $4,359 in 2002, 2001 and 2000, respectively)	6,052,761	5,866,706	3,480,706
Non-cash compensation expense	5,436	17,077	16,032
Depreciation and amortization	620,766	2,562,480	1,401,063
Corporate expenses (excludes non-cash compensation expense of $1,036, $3,966 and $11,673 in 2002, 2001 and 2000, respectively)	176,370	187,434	142,627

Operating income (loss)	1,565,722	(663,694)	304,878
Interest expense	432,786	560,077	383,104
Gain (loss) on sale of assets related to mergers	3,991	(213,706)	783,743
Gain (loss) on marketable securities	(3,096)	25,820	(5,369)
Equity in earnings of nonconsolidated affiliates	26,928	10,393	25,155
Other income (expense) — net	57,430	152,267	(11,764)

Income (loss) before income taxes and cumulative effect of a change in accounting principle	1,218,189	(1,248,997)	713,539
Income tax benefit (expense):
Current	(149,143)	(57,363)	(78,020)
Deferred	(344,223)	162,334	(386,711)

Income (loss) before cumulative effect of a change in accounting principle	724,823	(1,144,026)	248,808
Cumulative effect of a change in accounting principle, net of tax of $4,324,446	(16,778,526)	—	—

Net income (loss)	(16,053,703)	(1,144,026)	248,808
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	81,740	11,699	(92,296)
Unrealized gain (loss) on securities:
Unrealized holding gain (loss)	(101,455)	(141,055)	(193,634)
Adjustment for gains on securities transferred to trading	—	(45,315)	—
Adjustment for gains on shares held prior to mergers	(3,982)	—	(36,526)
Adjustment for (gain) loss included in net income	10,369	172,634	7,278

Comprehensive loss	$(16,067,031)	$(1,146,063)	$(66,370)

Net income (loss) per common share:
Income (loss) before cumulative effect of a change in accounting principle — Basic	$1.20	$(1.93)	$.59
Cumulative effect of a change in accounting principle — Basic	(27.65)	—	—

Net income (loss) — Basic	$(26.45)	$(1.93)	$.59

Income (loss) before cumulative effect of a change in accounting principle — Diluted	$1.18	$(1.93)	$.57
Cumulative effect of a change in accounting principle — Diluted	(26.74)	—	—

Net income (loss) — Diluted	$(25.56)	$(1.93)	$.57

See Notes to Consolidated Financial Statement

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands, except share data)
	Common		Additional	Common	Retained	Other
	Shares	Common	Paid-in	Stock	Earnings	Comprehensive		Treasury
	Issued	Stock	Capital	Warrants	(Deficit)	Income (Loss)	Other	Stock	Total

Balances at December 31, 1999	338,609,503	$33,861	$9,216,957	$252,862	$296,132	$282,745	$2,304	$(824)	$10,084,037
Net income					248,808				248,808
Common Stock, stock options and common stock warrants issued for business acquisitions	244,962,275	24,497	20,258,721					(61)	20,283,157
Deferred compensation acquired							(49,311)		(49,311)
Purchase of treasury shares								(4,745)	(4,745)
Conversion of Liquid Yield Option Notes			76						76
Exercise of stock options and common stock warrants	2,194,388	219	83,154	(3,550)				(203)	79,620
Amortization and adjustment of deferred compensation							20,709		20,709
Currency translation adjustment						(92,296)			(92,296)
Unrealized gains (losses) on investments						(222,882)			(222,882)

Balances at December 31, 2000	585,766,166	58,577	29,558,908	249,312	544,940	(32,433)	(26,298)	(5,833)	30,347,173
Net loss					(1,144,026)				(1,144,026)
Common Stock, stock options and common stock warrants issued for business acquisitions	282,489	28	18,205					(89)	18,144
Purchase of treasury shares								(9,000)	(9,000)
Conversion of Liquid Yield Option Notes	3,868,764	387	259,364						259,751
Exercise of stock options and common stock warrants	8,353,014	835	479,749	(236,939)			(2,138)	(324)	241,183
Amortization and adjustment of deferred compensation			4,690				20,218	(33)	24,875
Currency translation adjustment						11,699			11,699
Unrealized gains (losses) on investments						(13,736)			(13,736)

Balances at December 31, 2001	598,270,433	59,827	30,320,916	12,373	(599,086)	(34,470)	(8,218)	(15,279)	29,736,063
Net loss					(16,053,703)				(16,053,703)
Common Stock and stock options issued for business acquisitions	11,955,946	1,195	477,652						478,847
Conversion of Notes	213		17						17
Exercise of stock options, common stock warrants and other	3,176,188	318	67,039	(12,373)			(166)	(770)	54,048
Amortization and adjustment of deferred compensation			3,101				5,253	(206)	8,148
Currency translation adjustment						81,740			81,741
Unrealized gains (losses) on investments						(95,068)			(95,069)

Balances at December 31, 2002	613,402,780	$61,340	$30,868,725	$—	$(16,652,789)	$(47,798)	$(3,131)	$(16,255)	$14,210,092

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
	Year Ended December 31,

	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(16,053,703)	$(1,144,026)	$248,808
Reconciling Items:
Cumulative effect of a change in accounting principle, net of tax	16,778,526	—	—
Depreciation	483,656	594,104	367,639
Amortization of intangibles	137,110	1,968,376	1,033,424
Deferred taxes	344,223	(162,334)	386,711
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	13,132	13,220	16,038
Amortization of deferred compensation	5,436	17,077	16,032
(Gain) loss on sale of operating and fixed assets	(37,145)	(165,943)	(6,638)
(Gain) loss on sale of available-for-sale securities	—	32,684	5,827
(Gain) loss on sale of other investments	20,689	22,927	(458)
(Gain) loss on sale of assets related to mergers	(3,991)	213,706	(774,288)
(Gain) loss on forward exchange contract	(29,536)	(68,825)	—
(Gain) loss on trading securities	11,943	(12,606)	—
Equity in earnings of nonconsolidated affiliates	(26,928)	(6,695)	(20,820)
Increase (decrease) other, net	(25,597)	4,112	(25,903)
Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	(59,027)	107,278	(5,721)
Decrease (increase) in prepaid assets	(40,295)	4,927	18,315
Decrease (increase) in other current assets	15,620	8,522	15,590
Increase (decrease) in accounts payable, accrued expenses and other liabilities	189,383	(438,466)	(356,131)
Increase (decrease) in accrued interest	(22,363)	(19,739)	(3,388)
Increase (decrease) in deferred income	30,747	12,250	(121,539)
Increase (decrease) in accrued income taxes	15,814	(370,962)	(38,413)

Net cash provided by operating activities	1,747,694	609,587	755,085

See Notes to Consolidated Financial Statements

	Year Ended December 31,

	2002	2001	2000

CASH FLOWS FROM INVESTING ACTIVITIES:
(Investment) in, liquidation of, restricted cash, net	4,665	577,211	(183,896)
Cash acquired in stock-for-stock mergers	4,305	—	311,861
(Increase) decrease in notes receivable, net	11,937	(5,228)	(15,807)
Decrease (increase) in investments in, and advances to nonconsolidated affiliates — net	2,527	(44,052)	(8,044)
Purchases of available-for-sale securities	—	—	(196)
Purchase of other investments	(2,049)	(892)	(55,079)
Proceeds from sale of available-for-sale-securities	35,623	919,999	55,434
Proceeds from sale of other investments	—	—	5,843
Purchases of property, plant and equipment	(548,642)	(598,388)	(495,551)
Proceeds from disposal of assets	95,228	88,464	392,729
Proceeds from divestitures placed in restricted cash	25,303	51,000	839,717
Acquisition of operating assets	(217,628)	(666,567)	(1,884,196)
Acquisition of operating assets with restricted cash	(23,583)	(367,519)	(670,228)
Decrease (increase) in other — net	(14,913)	136,246	(48,241)

Net cash provided by (used in) investing activities	(627,227)	90,274	(1,755,654)
CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on credit facilities	3,678,390	2,550,419	7,904,488
Payments on credit facilities	(3,151,164)	(4,316,446)	(7,199,185)
Proceeds from long-term debt	—	744,105	3,128,386
Payments on long-term debt	(1,707,688)	(10,210)	(2,757,223)
Proceeds from forward exchange contract	—	90,826	—
Proceeds from exercise of stock options, stock purchase plan and common stock warrants	75,337	208,351	48,962
Payments for purchase of treasury shares	—	(9,000)	(4,745)

Net cash (used in) provided by financing activities	(1,105,125)	(741,955)	1,120,683

Net (decrease) increase in cash and cash equivalents	15,342	(42,094)	120,114
Cash and cash equivalents at beginning of year	154,744	196,838	76,724

Cash and cash equivalents at end of year	$170,086	$154,744	$196,838
SUPPLEMENTAL DISCLOSURE

Cash paid during the year for:
Interest	$432,246	$555,669	$358,504
Income taxes	43,627	542,116	96,643

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF

SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
 Clear Channel Communications, Inc., incorporated in Texas in 1974, is a diversified media company with three principal business segments: radio broadcasting, outdoor advertising and live entertainment. The Company’s radio broadcasting segment owns, programs and sells airtime generating revenue from the sale of national and local advertising. The Company’s outdoor advertising segment owns or operates advertising display faces domestically and internationally. In addition, the Company’s live entertainment segment is in the business of promoting, producing and operating venues for live entertainment events.

Principles of Consolidation
 The consolidated financial statements include the accounts of the Company and its subsidiaries, substantially all of which are wholly-owned. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting. Certain amounts in prior years have been reclassified to conform to the 2002 presentation.

Cash and Cash Equivalents
 Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Restricted Cash
 Restricted cash includes cash proceeds on certain asset sales held in trust and restricted for a specific time period to be used for the purchase of replacement properties. If not used within the specified time period, the amounts are refunded to the Company.

Allowance for Doubtful Accounts
 The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

Land Leases and Other Structure Licenses
 Most of the Company’s outdoor advertising structures are located on leased land. Domestic land rents are typically paid in advance for periods ranging from one to twelve months. International land rents are paid both in advance and in arrears, for periods ranging from one to twelve months. Most international street furniture advertising display faces are licensed through municipalities for up to 20 years. The street furniture licenses often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Prepaid Expenses
 The majority of the Company’s prepaid expenses relate to event expenses including show advances and deposits and other costs directly related to future entertainment events. Such costs are charged to operations upon completion of the related events.

Purchase Accounting
 The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts.

Property, Plant and Equipment
 Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements — 10 to 39 years
Structures and site leases — 5 to 40 years, or life of lease
Towers, transmitters and studio equipment — 7 to 20 years
Furniture and other equipment — 3 to 20 years
Leasehold improvements — generally life of lease

Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset is not recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in depreciation expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

Intangible Assets
 The Company classifies intangible assets as definite-lived or indefinite-lived intangible assets, as well as goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent, and representation contracts, all of which are amortized over the respective lives of the agreements, typically four to fifteen years. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. Indefinite-lived intangibles include broadcast FCC licenses and billboard permits. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.

The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset is not recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

At least annually, the Company performs its impairment test for indefinite-lived intangibles and goodwill using a discounted cash flow model to determine the assets’ fair value. Certain assumptions are used in determining the fair value, including assumptions about the cash flow growth rates of the Company’s businesses. Additionally, the fair values are significantly impacted by macro-economic factors including market multiples and long-term interest rates that exists at the time that the discounted cash flows models are prepared. Impairment charges, other than the charge taken under the transitional rules of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, are recorded in amortization expense in the statement of operations.

Other Investments
 Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on the trading securities are reported in the statement of operations. In addition, the Company holds investments that do not have quoted market prices. The Company periodically reviews the value of available-for-sale, trading and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.

Nonconsolidated Affiliates
 In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the company are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.

Financial Instruments
 Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2002 and 2001.

Income Taxes
 The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations.

Revenue Recognition
 Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising provides services under the terms of contracts covering periods up to three years, which are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Clients remit the gross billing amount to the agency and the agency remits gross billings less their commission to the Company. Payments received in advance of being earned are recorded as deferred income.

Entertainment revenue from the presentation and production of an event is recognized on the date of the performance. Revenue collected in advance of the event is recorded as deferred income until the event occurs. Entertainment revenue collected from advertising and other revenue, which is not related to any single event, is classified as deferred revenue and generally amortized over the operating season or the term of the contract.

Barter transactions represent the exchange of airtime, display space or tickets for merchandise or services. These transactions are generally recorded at the fair market value of the airtime, display space or tickets relinquished or the fair value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed, or the tickets are exchanged. Expenses are recorded when the merchandise or service received is utilized. Barter and trade revenues for the years ended December 31, 2002, 2001 and 2000, were approximately $144.4 million, $103.6 million and $57.8 million, respectively, and are included in total revenues. Barter and trade expenses for the years ended December 31, 2002, 2001 and 2000, were approximately $145.9 million, $101.9 million, and $51.5 million respectively, and are included in divisional operating expenses.

The Company believes that the credit risk, with respect to trade receivables is limited due to the large number and the geographic diversification of its customers.

Interest Rate Protection Agreements
 Periodically, the Company enters into interest rate swap agreements to modify the interest characteristics of its outstanding debt. As each interest rate swap agreement is designated with all or a portion of the principal balance and term of a specific debt obligation, the Company accounts for these interest rate swaps using the short-cut method in accordance with Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, (“Statement 133”). These agreements involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment to interest expense related to the debt. The fair value of the swap agreements and changes in the fair value as a result of changes in market interest rates are recognized in these consolidated financial statements.

Foreign Currency
 Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive loss”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.

Stock Based Compensation
 The Company accounts for its stock-based award plans in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price. Note J provides the assumptions used to calculate the pro forma net income (loss) and pro forma earnings (loss) per share disclosures as if the stock-based awards had been accounted for using the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation. The required pro forma disclosures are as follows:

(in thousands, except per share data)
	2002	2001	2000

Net income (loss) before extraordinary item
As reported	$724,823	$(1,144,026)	$248,808
Pro Forma	$672,212	$(1,193,495)	$219,898
Net income (loss) before extraordinary item per common share
Basic:
As reported	$1.20	$(1.93)	$.59
Pro Forma	$1.11	$(2.02)	$.52
Net income (loss) before extraordinary item per common share
Diluted:
As reported	$1.18	$(1.93)	$.57
Pro Forma	$1.10	$(2.02)	$.50

Use of Estimates
 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

New Accounting Pronouncements
 In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“Statement 143”). Statement 143 applies to legal obligations associated with the retirement of long-lived assets that result from acquisition, construction, development and/or the normal operation of a long-lived asset. Statement 143 is effective for financial statements for fiscal years beginning June 15, 2002. The Company is required to adopt this statement in the first quarter of 2003. Management does not believe adoption of this statement will materially impact the Company’s financial position or results of operations.

On January 1, 2002, the Company adopted Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“Statement 144”). Statement 144 supersedes Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. Statement 144 also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. Adoption of Statement 144 had no impact on the financial position of the Company or its results of operations.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (“Statement 145”). Statement 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, and FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. The Company has elected to early adopt this statement effective January 1, 2002. Management does not believe adoption of this statement materially impacted the Company’s financial position or results of operations.

In July 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“Statement 146”). Statement 146 address the accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Terminations Benefits and Other Costs to Exit an Activity.” It also substantially nullifies EITF Issue No. 88-10, “Costs Associated with Lease Modification or Termination.” Statement 146 is effective for exit or disposal activities initiated after December 31, 2002. Management does not believe that adoption of this statement will materially impact the Company’s financial position or results of operations.

In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“the Interpretation”). The Interpretation applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or an equity security of the guaranteed party. The Interpretation’s disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Interpretation’s initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The Company adopted the disclosure requirements of this Interpretation for its 2002 annual report. Management does not believe that adoption of the initial recognition and initial measurement requirements of the Interpretation will materially impact the Company’s financial position or results of operations.

On December 31, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure (“Statement 148”). Statement 148 amends Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”), to provide alternative methods of transition to Statement 123’s fair value method of account for stock-based employee compensation. Statement 148 also amends the disclosure provisions of Statement 123 and Accounting Principals Board Opinion No. 28, Interim Financial Reporting, to require disclosures in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. Statement 148 does not amend Statement 123 to require companies to account for employee stock options using the fair value method. The Company adopted the disclosure provisions required in Statement 148 and has provided the necessary disclosures within Note A and further discussed within Note J.

NOTE B — INTANGIBLE ASSETS AND GOODWILL

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”). Statement 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. Statement 142 establishes new accounting for goodwill and other intangible assets recorded in business combinations. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests in accordance with the statement. Other intangible assets continue to be amortized over their useful lives.

The following table presents the impact of Statement 142 on net earnings (loss) and net earnings (loss) per share as if the standard had been in effect for the two years ended December 31, 2001 and 2000:

(In thousands, except per share data)
	2001	2000

Adjusted net income (loss):
Reported net income (loss)	$(1,144,026)	$248,808
Add back: goodwill amortization	894,467	513,451
Add back: license amortization	888,781	411,395
Tax impact	(390,633)	(209,652)

Adjusted net income	$248,589	$964,002

Basic earnings (loss) per share:
Reported net income (loss)	$(1.93)	$.59
Add back: goodwill amortization	1.51	1.21
Add back: license amortization	1.50	.97
Tax impact	(.66)	(.50)

Adjusted earnings per share — Basic	$.42	$2.27

Diluted earnings (loss) per share:
Reported net income (loss)	$(1.93)	$.57
Anti-dilutive adjustment	.04	.03
Add back: goodwill amortization	1.48	1.11
Add back: license amortization	1.47	.89
Tax impact	(.65)	(.46)

Adjusted earnings per share- Diluted	$.41	$2.14

Definite-lived Intangibles
 The Company has definite-lived intangible assets recorded that continue to be amortized in accordance with Statement 142. These assets consist primarily of transit and street furniture contracts and other contractual rights in the outdoor segment, talent and program right contracts in the radio segment, and in the Company’s other segment, representation contracts for non-affiliated television and radio stations, all of which are amortized over the respective lives of the agreements. Other definite-lived intangible assets are amortized over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. In accordance with the transitional requirements of Statement 142, the Company reassessed the useful lives of these intangibles and made no material changes to their useful lives. The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible asset at December 31, 2002 and 2001:

(In thousands)
	2002		2001

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Transit, street furniture, and other outdoor contractual rights	$600,221	$228,037	$548,952	$156,548
Talent contracts	212,326	112,259	275,064	138,739
Representation contracts	197,636	37,846	184,883	18,742
Other	219,410	89,723	213,893	94,457

Total	$1,229,593	$467,865	$1,222,792	$408,486

Total amortization expense from definite-lived intangible assets for the years ended December 31, 2002, 2001 and 2000 was $137.1 million, $185.1 million and $108.6 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2003	$125,161
2004	112,732
2005	97,778
2006	83,138
2007	55,725

As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.

Indefinite-lived Intangibles
 Under the guidance in Statement 142, the Company’s FCC licenses and billboard permits are considered indefinite-lived intangibles. These assets are not subject to amortization, but will be tested for impairment at least annually. Upon adopting Statement of Financial Accounting Standards No. 141, Business Combinations, on July 1, 2001, the Company began to separately record acquired billboard permit values and goodwill. Prior to adoption, the Company did not obtain appraised values for acquired billboard permits, as the Company did not record acquired billboard permits separate from goodwill. The following table presents the carrying amount for each major class of indefinite-lived intangible asset at December 31, 2002 and 2001:

(In thousands)
	2002	2001

FCC Licenses	$11,738,947	$21,116,280
Billboard Permits	389,801	155,593

Total	$12,128,748	$21,271,873

In accordance with Statement 142, the Company tested these indefinite-lived intangible assets for impairment as of January 1, 2002 by comparing their fair value to their carrying value at that date. The test resulted in no impairment to the Company’s billboard permits. However, the Company recognized impairment on its FCC licenses of approximately $6.0 billion, net of deferred tax of $3.7 billion, which was recorded as a component of the cumulative effect of a change in accounting principle during the first quarter of 2002. The Company used the income approach to value FCC licenses, which involved estimating future cash flows expected to be generated from the licenses, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. In estimating future cash flows, the Company took into account the economic slow down in the radio industry at the end of 2001, coupled with the economic impact of the events of September 11th. The Company performed a subsequent impairment test at October 1, 2002, which resulted in no further impairment charge.

Goodwill
 Statement 142 requires the Company to test goodwill for impairment using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount, if any, of the impairment. The Company completed the two-step impairment test during the first quarter of 2002. As a result of this test, the Company recognized impairment of approximately $10.8 billion, net of deferred taxes of $659.1 million related to tax deductible goodwill, as a component of the cumulative effect of a change in accounting principle during the first quarter of 2002. Consistent with the Company’s approach to fair valuing FCC licenses, the income approach was used to determine the fair value of each of the Company’s reporting units. Throughout 2001, unfavorable economic conditions persisted in the industries that the Company serves, which caused its customers to reduce the number of advertising dollars spent on the Company’s media inventory and live entertainment events as compared to prior periods. These conditions adversely impacted the cash flow projections used to determine the fair value of each reporting unit, resulting in the write-off of a portion of goodwill. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the year ended December 31, 2002:

(In thousands)
	Radio	Outdoor	Entertainment	Other	Total

Balance as of December 31, 2001	$9,756,750	$4,216,618	$4,267,820	$26,118	$18,267,306
Acquisitions	15,581	414,054	16,353	1,753	447,741
Dispositions	(2,529)	(1,851)	—	—	(4,380)
Foreign currency	—	43,579	1,767	—	45,346
Adjustments	(64,539)	688	84	871	(62,896)
Impairment loss related to the adoption of FAS 142 (pre-tax)	(3,289,117)	(4,032,122)	(4,130,647)	-—	(11,451,886)

Balance as of December 31, 2002	$6,416,146	$640,966	$155,377	$28,742	$7,241,231

Other
 Statement 142 does not change the requirements of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, for recognition of deferred taxes related to FCC licenses and tax-deductible goodwill. As a result of adopting Statement 142, a deferred tax benefit for the difference between book and tax amortization on the Company’s FCC licenses and tax-deductible goodwill will no longer be recognized as these assets are no longer amortized for book purposes. As the majority of the Company’s deferred tax liability recorded on the balance sheet relates to the difference between book and tax basis on FCC licenses, the deferred tax liability will not reverse over time unless future impairment charges are recognized on FCC licenses or the FCC licenses are sold.

Prior to adopting Statement 142, the Company recorded large amounts of non-deductible goodwill amortization, which resulted in a corresponding large permanent tax item, which adversely impacted the Company’s effective tax rate. However, as a result of the Company’s adoption of Statement 142, it no longer amortizes any goodwill for book and substantially all goodwill for tax purposes, thus its effective tax rate now more closely approximates statutory tax rates.

NOTE C — BUSINESS ACQUISITIONS

2002 Acquisitions:

Ackerley Merger

On June 14, 2002, the Company consummated its merger with The Ackerley Group, Inc. (“Ackerley”). Pursuant to the terms of the merger agreement, each share of Ackerley ordinary and Class B common stock was exchanged for 0.35 shares of the Company’s common stock. After canceling 1.2 million shares of Ackerley common stock that were held by the Company prior to the signing of the merger agreement, approximately 12.0 million shares of the Company’s common stock were issued to Ackerley shareholders. The Company also assumed all of Ackerley’s outstanding employee stock options, which as of the merger date were exercisable for approximately 114,000 shares of the Company’s common stock. The merger is valued at approximately $493.0 million based on the number of the Company’s common shares issued, which were at the average share price at the signing of the merger agreement, the historical cost of the Ackerley shares held prior to the merger date and the fair value of the employee stock options at the merger date. In addition, the Company assumed all of Ackerley’s outstanding debt, which had a fair value of $319.0 million at the merger date. The Company refinanced Ackerley’s credit facility and made a tender offer for Ackerley’s public debt concurrent with the merger. The tender offer was finalized on July 3, 2002 at a price of $1,129 per $1,000 tendered, resulting in the repurchase of substantially all of Ackerley’s public debt.

This merger resulted in the recognition of approximately $361.0 million of goodwill. The goodwill was recorded as a result of the benefit to the existing inter-divisional and intra-divisional opportunities that the Company expects from the combined assets. The acquisition helps complete the Company’s national platform and is expected to provide more efficient and cost-effective ways for the Company’s clients to reach consumers. Therefore, the Company believes that combining Ackerley’s assets with the Company’s assets provides greater value than operating Ackerley’s assets on a stand-alone basis.

Ackerley operates approximately 6,000 outdoor displays in the Boston, Seattle and Portland, Oregon metropolitan markets. In addition, Ackerley owns the FCC licenses of 16 television stations and provides some or all of the programming and sales for two other television stations. Ackerley also owns four radio stations in Seattle and provides sales and other services to one additional radio station. The merger allows the Company to enter Boston, Seattle and Portland, Oregon, three of the top 25 U.S. outdoor advertising markets. Seattle is also a top 25 U.S. radio market where the Company had no presence. In addition, the acquisition enables the Company to offer advertisers more cross-platform advertising opportunities, as the Company has radio broadcasting operations, outdoor advertising operations or live entertainment venue presence in 15 of Ackerley’s 18 television markets.

The following table summarizes the estimated fair value of Ackerley’s assets acquired and liabilities assumed at the date of merger. This purchase price allocation is preliminary pending completion of third-party appraisals and other fair value analysis of assets and liabilities.

(In thousands)
June 14, 2002
Current assets	$53,645
Property, plant and equipment	142,736
Intangible assets	785,724
Other assets	16,318

Total Assets Acquired	$998,423

Current liabilities	(67,485)
Long-term debt	(318,970)
Deferred income taxes	(94,525)
Other long-term liabilities	(24,443)

Total Liabilities Assumed	(505,423)

Net Assets Acquired	$493,000

Included in intangible assets is approximately $229.4 million and $194.8 million, for FCC licenses and billboard permits, respectively, which are not subject to amortization and $.5 million of definite-lived intangibles. Also included in intangible assets is $361.0 million of goodwill, of which $.4 million, $358.9 million, and $1.7 million was assigned to the radio, outdoor and other reporting segments, respectively.

The results of operations for the year ended December 31, 2002 include the operations of Ackerley from June 14, 2002. Unaudited pro forma consolidated results of operations, assuming the Ackerley acquisition had occurred on January 1, 2001 would have been as follows:

(In thousands, except per share data)
	For the Year Ended December 31,

	2002	2001

Revenue	$8,501,064	$8,168,680
Income (loss) before cumulative effect of a change in accounting principle	$720,324	$(1,160,541)
Net income (loss)	$(16,058,202)	$(1,160,541)
Income (loss) before cumulative effect of a change in accounting principle per common share — Basic	$1.18	$(1.92)
Net income (loss) per common share — Basic	$(26.23)	$(1.92)
Income (loss) before cumulative effect of a change in accounting principle per common share — Diluted	$1.16	$(1.92)
Net income (loss) per common share — Diluted	$(25.35)	$(1.92)

The pro forma information above is presented in response to applicable accounting rules relating to business acquisitions and is not necessarily indicative of the actual results that would have been achieved had the merger occurred at the beginning of 2001, nor is it indicative of future results of operations.

Other

In addition to the acquisition discussed above, during 2002 the Company acquired substantially all of the assets of 27 radio stations, 9,275 outdoor display faces and certain music, racing events promotional and exhibition related assets. The aggregate cash and restricted cash paid for these acquisitions was approximately $241.2 million.

2001 Acquisitions:

During 2001, the Company acquired substantially all of the assets of 183 radio stations, approximately 6,900 additional outdoor display faces and certain music, sports and racing events, promotional assets and sports talent representation contracts. The Company also acquired two FCC licenses of television stations, both of which we had previously been operating under a local marketing agreement, national representation contracts, and other assets. In addition, the Company exchanged one television license for two television licenses and $10.0 million of cash that was placed in a restricted trust for future acquisitions. The exchange was accounted for at fair value, resulting in a gain of $168.0 million, which was recorded in “Other income (expense) — net”. The Company’s 2001 acquisitions resulted in additional licenses and goodwill of approximately $1.2 billion, including $233.7 million relating to non-cash asset exchanges.

2000 Acquisitions:

Ackerley’s South Florida Outdoor Advertising Division

On January 5, 2000, the Company closed its acquisition of Ackerley’s South Florida outdoor advertising division (“Ackerley FL Division”) for $300.2 million. The Company funded the acquisition with advances on its credit facilities. This acquisition was accounted for as a purchase, with resulting goodwill of approximately $208.3 million, which prior to the Company adopting Statement No. 142, as discussed in Note B, had been amortizing over 25 years on a straight-line basis. The Company’s adoption of Statement No. 142 resulted in an impairment charge at the Outdoor reporting unit relating to goodwill. The goodwill recorded in this acquisition was included in the impairment test. The results of operations of Ackerley FL Division have been included in the financial statements of the Company beginning January 5, 2000.

AMFM Merger

On August 30, 2000, the Company closed its merger with AMFM Inc. (“AMFM”). Pursuant to the terms of the merger agreement, each share of AMFM common stock was exchanged for 0.94 shares of the Company’s common stock. Approximately 205.4 million shares of the Company’s common stock were issued in the AMFM merger, valuing the merger, based on the average market price of the Company’s common stock at the signing of the merger agreement, at $15.9 billion plus the assumption of AMFM’s outstanding debt of $3.5 billion. Additionally, the Company assumed options and common stock warrants with a fair value of $1.2 billion, which are convertible, subject to applicable vesting, into approximately 25.5 million shares of the Company’s common stock. The Company refinanced $540.0 million of AMFM’s long-term debt at the closing of the merger using its credit facility. The AMFM merger was accounted for as a purchase with resulting goodwill of approximately $7.1 billion, which prior to the Company adopting Statement No. 142 as discussed in Note B had been amortizing over 25 years on a straight-line basis. The Company’s adoption of Statement No. 142 resulted in an impairment charge at the Radio reporting unit relating to goodwill. In addition, the Company recorded an impairment charge relating to FCC licenses. The goodwill and FCC licenses values recorded in this merger were included in the Company’s impairment test. The results of operations of AMFM have been included in the financial statements of the Company beginning August 30, 2000.

In connection with the AMFM merger and governmental directives, the Company divested 39 radio stations for $1.2 billion, resulting in a gain on sale of $805.2 million and an increase in income tax expense of $306.0 million. The Company deferred a portion of this tax expense based on its replacing the stations sold with qualified assets. Of the $1.2 billion proceeds, $839.7 million was placed in restricted trusts for the purchase of replacement properties. In addition, restricted cash of $439.9 million was acquired from AMFM related to the divestiture of AMFM radio stations in connection with the merger.

SFX Merger

On August 1, 2000, the Company consummated its merger with SFX Entertainment, Inc. (“SFX”). Pursuant to the terms of the merger agreement, each share of SFX Class A common stock was exchanged for 0.6 shares of the Company’s common stock and each share of SFX Class B common stock was exchanged for one share of the Company’s common stock. Approximately, 39.2 million shares of the Company’s common stock were issued in the SFX merger. Based on the average market price of the Company’s common stock at the signing of the merger agreement, the merger was valued at $2.9 billion plus the assumption of SFX’s outstanding debt of $1.5 billion. Additionally, the Company assumed all stock options and common stock warrants with a fair value of $211.8 million, which are exercisable for approximately 5.6 million shares of the Company’s common stock. The Company refinanced $815.8 million of SFX’s $1.5 billion of long-term debt at the closing of the merger using its credit facilities. The SFX merger was accounted for as a purchase with resulting goodwill of approximately $4.1 billion, which prior to the Company adopting Statement No. 142 as discussed in Note B had been amortizing over 20 years on a straight-line basis. The Company’s adoption of Statement No. 142 resulted in an impairment charge at the Entertainment reporting unit relating to goodwill. The goodwill recorded by this merger was included in the impairment test. The results of operations of SFX have been included in the financial statements of the Company beginning August 1, 2000.

A number of lawsuits were filed by holders of SFX Class A common stock alleging, among other things, that the difference in consideration for the Class A and Class B shares constituted unfair consideration to the Class B holders and that the SFX board breached its fiduciary duties and that the Company aided and abetted the actions of the SFX board. On September 28, 2000, the Company issued approximately .4 million shares of its common stock, valued at $29.3 million, as settlement of these lawsuits and has included the value of these shares as part of the purchase price.

During 2001, the Company made adjustments to finalize the purchase price allocation for the AMFM and SFX mergers, resulting in additional goodwill, recorded in 2001, of approximately $272.8 million.

Donrey Media Group

On September 1, 2000, the Company completed its acquisition of the assets of Donrey Media Group (“Donrey”) for $372.6 million in cash consideration. The Company funded the acquisition with advances on its credit facilities. The acquisition was accounted for as a purchase, with resulting goodwill of approximately $290.3 million, which prior to the Company adopting Statement No. 142 as discussed in Note B had been amortizing over 25 years on a straight-line basis. The Company’s adoption of Statement No. 142 resulted in an impairment charge at the Outdoor reporting unit relating to goodwill. The goodwill recorded in this acquisition was included in the impairment test. The results of operations of the Donrey markets have been included in the financial statements of the Company beginning September 1, 2000.

Other

In addition during 2000, the Company acquired substantially all of the assets of 148 radio stations, 66,286 outdoor display faces and the live entertainment segment acquired sporting, music and theatrical events promotions, racing promotion, and venue management assets. The aggregate cash paid for these acquisitions was approximately $1.2 billion.

Acquisition Summary

The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2002 and 2001:

(In thousands)
	2002	2001

Property, plant and equipment	$178,836	$149,151
Accounts receivable	50,693	24,250
Goodwill and FCC licenses	964,953	960,259
Investments	2,176	25,029
Other assets	65,888	8,484

	1,262,546	1,167,173

Long-term debt	(318,970)	(11,316)
Other liabilities	(114,141)	(98,897)
Deferred tax	(95,224)	(4,640)
Ackerley shares held prior to merger	(14,153)	—
Common stock issued	(478,847)	(18,234)

	(1,021,335)	(133,087)

Total cash consideration	241,211	1,034,086
Less: Restricted cash used	(23,583)	(367,519)

Cash paid for acquisitions	$217,628	$666,567

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.

Restructuring

As a result of the Company’s merger with Ackerley in June 2002, the Company recorded $40.0 million related to the restructuring of Ackerley’s operations. Of the $40.0 million, $19.0 million is related to severance and $21.0 million is related to lease terminations. The Ackerley corporate office closed in July 2002. Also, in connection with the Company’s mergers in 2000 with SFX and AMFM, the Company restructured the SFX and AMFM operations. The AMFM corporate offices in Dallas and Austin, Texas were closed on March 31, 2001 and a portion of the SFX corporate office in New York was closed on June 30, 2001. Other operations of AMFM have either been discontinued or integrated into existing similar operations. As of December 31, 2002, the restructuring has resulted in the actual termination of approximately 780 employees and the pending termination of approximately 20 more employees. The Company has recorded a liability in purchase accounting primarily related to severance for terminated employees and lease terminations as follows:

(In thousands)
	2002	2001	2000

Severance and lease termination costs:
Accrual at January 1	$53,182	$84,291	$4,348
Estimated costs charged to restructuring accrual in purchase accounting	40,043	—	124,998
Adjustments to restructuring accrual	(4,162)	41,624	(4,201)
Payments charged against restructuring accrual	(15,490)	(72,733)	(40,854)

Remaining severance and lease termination accrual at December 31	$73,573	$53,182	$84,291

The remaining severance and lease accrual is comprised of $44.8 million of severance and $28.8 million of lease termination. The severance accrual includes amounts that will be paid over the next several years related to deferred payments to former employees as well as other compensation. The lease termination accrual will be paid over the next five years. During 2002, $12.9 million was paid and charged to the restructuring reserve related to severance. The Company made adjustments to finalize the purchase price allocation for both the AMFM and SFX mergers during 2001. The purchase price allocation related to the Ackerley merger will be finalized in 2003. All adjustments have been, and any future potential excess reserves will be recorded as an adjustment to the purchase price.

NOTE D – INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Australian Radio Network

The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations, a narrowcast radio broadcast service and a radio representation company in Australia.

Hispanic Broadcasting Corporation

The Company owns 26% of the total common stock of Hispanic Broadcasting Corporation (“HBC”), a leading domestic Spanish-language radio broadcaster. At December 31, 2002, the fair market value of the Company’s shares of HBC was $581.6 million.

Grupo ACIR Comunicaciones

The Company owns a forty-percent (40%) interest in Grupo ACIR Comunicaciones (“ACIR”), a Mexican radio broadcasting company. ACIR owns and operates radio stations throughout Mexico.

Clear Media

The Company owns 46.1% of the total number of shares of Hainan White Horse Advertising Media Investment Co. Ltd. (“Clear Media”), formerly known as White Horse, a Chinese company that operates street furniture displays throughout China. At December 31, 2002, the fair market value of the Company’s shares of Clear Media was $117.2 million.

Summarized Financial Information

The following table summarizes the Company’s investments in these nonconsolidated affiliates:

(In thousands)
				Clear	All
	ARN	HBC	ACIR	Media	Others	Total

At December 31, 2001	$79,875	$165,062	$51,276	$56,013	$149,959	$502,185
Acquisition of new investments	—	—	—	—	2,113	2,113
Transfers from cost investments and other reclasses	—	—	—	(50)	(2,843)	(2,893)
Additional investment, net	(1,416)	—	—	4,144	(8,756)	(6,028)
Equity in net earnings (loss)	5,770	10,638	1,984	4,782	(1,385)	21,789
Cumulative effect of a change in accounting principle	(5,242)	—	—	—	—	(5,242)
Foreign currency transaction adjustment	(364)	—	—	—	—	(364)
Foreign currency translation adjustment	7,450	—	(1,122)	(1)	24,327	30,654

At December 31, 2002	$86,073	$175,700	$52,138	$64,888	$163,415	$542,214

The above investments are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates”. Other income derived from transactions with nonconsolidated affiliates consists of interest income of $5.1 million in 2002, $3.7 million in 2001 and $4.3 million in 2000, and are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates.” Accumulated undistributed earnings included in retained earnings for these investments was $67.5 million, $45.7 million and $39.0 million for December 31, 2002, 2001 and 2000, respectively.

The Company conducts business with certain of its equity method investees in the ordinary course of business. Transactions relate to venue rentals, management fees, sponsorship revenue, and reimbursement of certain costs. In 2002, payments made to and received from these equity investees for services rendered for these business ventures were approximately $10.3 million and $3.1 million, respectively. It is the Company’s opinion, that these transactions were recorded at fair value.

Other Investments

Other investments of $89.8 million and $354.3 million at December 31, 2002 and 2001, respectively, include marketable equity securities classified as follows:

(In thousands)
		Unrealized
	Fair
Investments	Value	Gains	(Losses)	Net	Cost

2002
Available-for sale	$54,430	$1,444	$(11,440)	$(9,996)	$64,426
Trading	7,097	663	—	663	6,434
Other cost investments	28,317	—	—	—	28,317

Total	$89,844	$2,107	$(11,440)	$(9,333)	$99,177

(In thousands)
		Unrealized
	Fair
Investments	Value	Gains	(Losses)	Net	Cost

2001
Available-for sale	$270,890	$143,344	$—	$143,344	$127,546
Trading	19,040	12,606	—	12,606	6,434
Other cost investments	64,411	—	—	—	64,411

Total	$354,341	$155,950	$—	$155,950	$198,391

Accumulated net unrealized gain (loss) on available-for-sale securities, net of tax, of $(3.1) million and $92.0 million were recorded in shareholders’ equity in “Accumulated other comprehensive income (loss)” at December 31, 2002 and 2001, respectively. The net unrealized gain (loss) on trading securities of $(11.9) million and $12.6 million for the year ended December 31, 2002 and 2001, respectively, is recorded on the statement of operations in “Gain on marketable securities”. Other cost investments include various investments in companies for which there is no readily determinable market value.

On January 1, 2001, the Company reclassified 2.0 million shares of American Tower Corporation from available-for-sale to a trading security under the one-time exception allowed in Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities. The shares were transferred to a trading classification at their fair market value of $76.2 million and an unrealized pretax holding gain of $69.7 million was recorded on the statement of operations in “Gain on marketable securities”.

During 2002, an unrealized loss of $25.3 million was recorded on the statement of operations in “Gain (loss) on marketable securities” related to the impairment of investment in a media company that had declines in its market value that was considered to be other-than-temporary. Also during 2002, realized gains of $4.0 million, $4.6 million and $2.8 million were recorded on the statement of operations in “Gain (loss) on sale of assets related to mergers”, “Gain (loss) on marketable securities” and “Other income expense – net”, respectively. Finally, during 2002, the Company cancelled its investment of $14.2 million in Ackerley common shares as part of the consideration paid in that merger. During 2001, unrealized losses of $55.6 million and $11.6 million were recorded on the statement of operations in “Gain (loss) on marketable securities” and “Gain (loss) on sale of assets related to mergers”, respectively, related to impairments of investments that had declines in their market values that were considered to be other-than-temporary. These impairments include investments in Internet companies and various media companies.

In connection with the completion of the AMFM merger, Clear Channel and AMFM entered into a Consent Decree with the Department of Justice regarding AMFM’s investment in Lamar Advertising Company, (“Lamar”). The Consent Decree, among other things, required the Company to sell all of its 26.2 million shares of Lamar by December 31, 2002 and relinquish all shareholder rights during the disposition period. As a result, the Company did not exercise significant influence and accounted for this investment under the cost method of accounting. During 2001, proceeds of $920.0 million were received on the sale of 24.9 million shares of Lamar. A loss of $235.0 million was realized on the sale of Lamar common stock in 2001, which was recorded in “Gain (loss) on sale of assets related to mergers”. At December 31, 2001, the Company no longer held any Lamar common stock.

NOTE E — LONG-TERM DEBT

Long-term debt at December 31, 2002 and 2001 consisted of the following:

(In thousands)
	December 31,

	2002	2001

Bank credit facilities	$2,152,265	$1,513,698
Senior Notes:
1.5% Convertible Notes Due 2002	—	1,000,000
Floating Rate Notes Due 2002	—	250,000
2.625% Convertible Notes Due 2003	517,581	574,991
7.25% Senior Notes Due 2003	736,975	750,000
7.875% Notes Due 2005	750,000	750,000
6.5% Notes (denominated in Euro) Due 2005	681,603	578,175
6.0% Senior Notes Due 2006	750,000	750,000
6.625% Senior Notes Due 2008	125,000	125,000
7.65% Senior Notes Due 2010	750,000	750,000
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Debentures Due 2027	300,000	300,000
Fair value adjustments related to interest rate swaps	119,844	106,649
Liquid Yield Option Notes	252,133	244,367
Various subsidiary level notes	1,272,746	1,432,402
Other long-term debt	195,475	182,652

	8,778,622	9,482,934
Less: current portion	1,396,532	1,515,221

Total long-term debt	$7,382,090	$7,967,713

The Company’s senior notes, Liquid Yield Option Notes and bank credit facilities are direct, unsecured obligations of the Company ranking equally with all of the Company’s other unsecured and unsubordinated indebtedness. Since the Company is a holding company, the debt securities will be effectively subordinated to the indebtedness of the Company’s subsidiaries.

The bank credit facilities are supported by a limited subsidiary guaranty and a pledged intercompany note from AMFM Operating Inc., a wholly-owned subsidiary of the Company. The limited subsidiary guaranty guarantees and the pledged intercompany note secures a portion of the credit facility obligations. At December 31, 2002 the amounts of the limited subsidiary guaranty and pledged intercompany note were $1.0 billion and $300.0 million, respectively. AMFM Operating Inc.’s 8% senior notes due 2008 are unsecured obligations of AMFM Operating Inc. and rank equally in right of payment to the extent of the aforementioned guaranty of the Company’s bank credit facilities, and senior in right of payment to on all other unsecured indebtedness of AMFM Operating Inc.

Bank Credit Facilities

The Company has three separate bank credit facilities. Interest rates for each facility are based upon a prime, LIBOR, or Federal Funds rate selected at the Company’s discretion, plus a margin. The first facility is a reducing revolving line of credit, originally in the amount of $2.0 billion that matures June 30, 2005. Beginning September 30, 2000, commitments under this facility began reducing on a quarterly basis and as a result principal repayments may be required to the extent borrowings would otherwise exceed the available level of commitments. The reductions in amounts available for future borrowings total $109.4 million per quarter in 2003 and 2004, and $131.3 million in the first two quarters of 2005. At December 31, 2002, $555.0 million was outstanding and $832.5 million was available for future borrowings. There were no outstanding letters of credit under this facility.

The second facility is a $1.5 billion multi-currency credit facility that matures August 30, 2005. At December 31, 2002, $1.5 million was outstanding, and there were $142.3 million in letters of credit outstanding, which reduces availability. At December 31, 2002, $1.4 billion was available for future borrowings.

The third facility was a $1.5 billion 364-day revolving credit facility that matured on August 28, 2002. The Company exercised its option upon maturity to convert this facility into a $1.5 billion three-year term loan with a maturity of August 28, 2005. At December 31, 2002, the outstanding balance was $1.5 billion. There were no outstanding letters of credit under this facility.

At December 31, 2002, interest rates on the bank credit facilities varied from 1.92% to 2.045% on borrowings denominated in US dollars and from 1.285% to 7.496% on borrowings in other currencies.

Senior Notes

All fees and initial offering discounts are being amortized as interest expense over the life of the note. The aggregate face value and market value of the senior notes was approximately $4.9 billion and $5.2 billion, respectively, at December 31, 2002. The aggregate face value and market value of the senior notes was approximately $6.1 billion at December 31, 2001.

2.625% Convertible Notes: The notes are convertible into the Company’s common stock at any time following the date of original issuance, unless previously redeemed, at a conversion price of $61.95 per share, subject to adjustment in certain events. The Company has reserved 8.4 million shares of common stock for the conversion of these notes. The notes are redeemable, in whole or in part, at the option of the Company at any time on or after April 1, 2002 and until March 31, 2003 at 100.525%; and on April 1, 2003 at 100%, plus accrued interest.

Interest Rate Swaps: The Company entered into interest rate swap agreements on the 7.25% senior notes due 2003 and the 7.875% senior notes due 2005 whereby the Company pays interest at a floating rate and receives the fixed rate coupon. The fair value of these swaps was $119.8 million and $106.6 million at December 31, 2002 and 2001, respectively.

Various Subsidiary Level Notes

The aggregate face value and market value of the various subsidiary level notes was approximately $1.3 billion and $1.4 billion at December 31, 2002 and 2001, respectively.

Notes assumed in AMFM Merger: On October 6, 2000, the Company made payments of $231.4 million pursuant to mandatory offers to repurchase due to a change of control on the following series of AMFM Operating Inc.’s debt: 8% senior notes due 2008, 8.125% senior subordinated notes due 2007 and 8.75% senior subordinated notes due 2007, as well as the 12.625% exchange debentures due 2006. The aggregate remaining balance of these series of AMFM Operating Inc. long-term bonds was $1.3 billion at December 31, 2002, which includes a purchase accounting premium of $44.6 million.

On January 15, 2002, the Company redeemed all of the outstanding 12.625% exchange debentures due 2006, originally issued by SFX Broadcasting. The debentures were redeemed for $150.8 million plus accrued interest. The redemption resulted in a gain of $3.9 million, net of tax recorded in “other income (expense) — net” on the statement of operations.

Chancellor Media Corporation, SFX Broadcasting, and AMFM Operating Inc., or their successors are all indirect wholly-owned subsidiaries of the Company.

Notes assumed in SFX Merger: During 2000, the Company launched a tender offer for any and all of its 9.125% senior subordinated notes due 2008 and consequently redeemed notes with a redemption value of approximately $602.9 million. Approximately $6.9 million of the notes remain outstanding at December 31, 2002.

Debt Covenants

The most significant covenants in the Company’s debt are leverage and interest coverage ratio covenants contained in the credit facilities. The leverage ratio covenant requires the Company to maintain a ratio of total debt to EBITDA (both defined by the credit facilities) of less than 5.50x through June 30, 2003 and less than 5.00x from July 1, 2003 through the maturity of the facilities. The interest coverage covenant requires the Company to maintain a minimum ratio of EBITDA (as defined by the credit facilities) to interest expense of 2.00x. In the event that the Company does not meet these covenants, it is considered to be in default on the credit facilities at which time the credit facilities may become immediately due. The Company’s bank credit facilities have cross-default provisions among the bank facilities only. No other debt agreements of the Company have cross-default or cross-acceleration provisions.

Additionally, the AMFM Operating Inc. long-term bonds contain certain restrictive covenants that limit the ability of AMFM Operating Inc., a wholly-owned subsidiary of the Company, to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales. The AMFM Operating Inc. long-term bonds have cross-default and cross-acceleration provisions among the AMFM Operating Inc. long-term bonds only.

At December 31, 2002, the Company was in compliance with all debt covenants. The Company expects to be in compliance during 2003.

Liquid Yield Option Notes

The Company assumed 4.75% Liquid Yield Option Notes (“LYONs”) due 2018 with a fair value of $225.4 million as a part of the merger with Jacor on May 4, 1999. Each LYON has a principal amount at maturity of $1,000 and is convertible, at the option of the holder, at any time on or prior to maturity, into the Company’s common stock at a conversion rate of 7.227 shares per LYON. The LYONs had a balance, net of redemptions, conversions to common stock, amortization of premium, and accretion of interest, at December 31, 2002, of $252.1 million, which includes a purchase accounting premium of $42.1 million, and approximate fair value of $212.5 million. At December 31, 2002, approximately 3.1 million shares of common stock were reserved for the conversion of the LYONs.

The LYONs were not redeemable by the Company prior to February 9, 2003. Thereafter, the LYONs are redeemable for cash at any time at the option of the Company in whole or in part, at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption.

The LYONs can be purchased by the Company, at the option of the holder, on February 9, 2003; February 9, 2008; and February 9, 2013; for a purchase price of $494.52, $625.35 and $790.79, respectively, representing a 4.75% yield per annum to the holder on such date. The Company, at its option, may elect to pay the purchase price on any such purchase date in cash or common stock, or any combination thereof. At February 9, 2003, 9,683 LYONs were put to the Company for an aggregate price of $4.8 million.

Future maturities of long-term debt at December 31, 2002 are as follows:

(In thousands)
2003	$1,396,532
2004	12,649
2005	3,599,257
2006	753,534
2007	576,719
Thereafter	2,439,931

Total	$8,778,622

NOTE F — FINANCIAL INSTRUMENTS

Statement 133 requires that all derivatives be recognized as either assets or liabilities at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value will either be offset against the change in fair value of the hedged assets or liabilities in earnings, or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings.

In accordance with the Company’s risk management policies, it formally documents its hedging relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company does not enter into derivative instruments for speculation or trading purposes.

Interest Rate Risk Management

The Company’s policy is to manage interest expense using a mix of fixed and variable rate debt. To manage this mix in a cost-efficient manner, the Company enters into interest rate swap agreements in which the Company agrees to exchange the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps, designated as fair value hedges, hedge underlying fixed-rate debt obligations with a principal amount of $1.5 billion. The terms of the underlying debt and the interest rate swap agreements coincide; therefore the hedge qualifies for the short-cut method defined in Statement 133. Accordingly, no net gains or losses were recorded in income related to the Company’s underlying debt and interest rate swap agreements. In accordance with Statement 133, on January 1, 2001, the Company recorded an asset on the balance sheet as “Other long-term assets” of $49.0 million to reflect the fair value of the interest rate swap agreements and increased the carrying value of the underlying debt by an equal amount. On December 31, 2002 and 2001, the fair value of the interest rate swap agreements was approximately $119.8 million and $106.6 million, respectively. Accordingly, an adjustment was made to the asset and carrying value of the underlying debt on December 31, 2002 and 2001 to reflect the increase in fair value.

Secured Forward Exchange Contract

On January 31, 2001, and again on June 25, 2001, Clear Channel Investments, Inc., a wholly-owned subsidiary of the Company, entered into two ten-year secured forward exchange contracts that monetized 2.6 million shares and .3 million shares of the Company’s investment in American Tower Corporation, (“AMT”), respectively. The January 31, 2001 and June 25, 2001 secured forward exchange contracts protect the Company against decreases in the fair value of AMT below $36.54 per share and $24.53 per share, respectively, while providing participation in increases in the fair value of the stock up to $47.50 per share and $31.88 per share, respectively. During the term of the secured forward exchange contracts, the Company retains ownership of the AMT shares. The Company’s obligation under the secured forward exchange contracts is collateralized by a security interest in the AMT shares.

Under Statement 133, these contracts are considered hybrid instruments - long-term obligations with derivative instruments embedded into the contracts. Statement 133 requires a hybrid instrument to be bifurcated such that the long-term obligations and the embedded derivatives are accounted for separately under the appropriate accounting guidance. The long-term obligations have been recorded on the balance sheet as “Other long-term liabilities” at their inception fair value of $56.9 million and accrete to their maturity values totaling $103.0 million over their ten-year term, with the accretion classified as interest expense. As of December 31, 2002 and 2001, the aggregate balance of the long-term obligations was $64.1 million and $60.3 million, respectively, while the aggregate balance of the embedded derivatives recorded on the balance sheet as “Other assets” was $64.4 million and $34.9 million, respectively. For the twelve months ended December 31, 2002 and 2001, the fair value of the embedded derivative increased $29.5 million and $68.8 million, respectively. The increase in fair value was recorded in earnings as “Gain on marketable securities”. On December 31, 2002 and 2001, the fair market value of the 2.0 million shares of AMT previously reclassified as trading securities was $7.1 million and $19.0 million, respectively. For the twelve months ended December 31, 2002 and 2001, the fair value of the AMT shares classified as trading securities had decreased $11.9 million and $57.2 million, respectively. The change in the fair market value of these shares has been recorded in earnings as “Gain on marketable securities”.

Foreign Currency Rate Management

As a result of the Company’s foreign operations, the Company is exposed to foreign currency exchange risks related to its investment in net assets in foreign countries. To manage this risk, the Company enters into foreign denominated debt to hedge a portion of the effect of movements in currency exchange rates on these net investments. The Company’s major foreign currency exposure involves markets with net investments in Euros and the British pound. The primary purpose of the Company’s foreign currency hedging activities is to offset the translation gain or losses associated with the Company’s net investments denominated in foreign currencies. Since the debt is denominated in the same currency as the foreign denominated net investment, the hedge, which is on an after-tax basis, will offset a portion of the translation changes in the corresponding net investment. Since an assessment of this hedge revealed no ineffectiveness, all of the translation gains and losses associated with this debt are reflected as a translation adjustment within accumulated other comprehensive income (loss) within shareholders’ equity. As of December 31, 2002 and 2001, cumulative translation losses, net of tax of $44.7 million and $126.4 million, respectively, have been reported as a part of “Accumulated other comprehensive income (loss)” within shareholders’ equity.

NOTE G — COMMITMENTS AND CONTINGENCIES

The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index or a maximum of 5%), as well as provisions for the payment of utilities and maintenance by the Company.

The Company has minimum franchise payments associated with non-cancelable contracts that enable it to display advertising on such media as buses, taxis, trains, bus shelters and terminals, as well as other type contacts. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.

In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts, as well as construction commitments for facilities and venues.

As of December 31, 2002, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum rental payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable
	Operating	Non-Cancelable	Capital
(In thousands)	Leases	Contracts	Expenditures

2003	$318,878	$500,027	$216,680
2004	285,195	280,462	88,217
2005	251,332	226,290	39,195
2006	220,586	156,093	26,337
2007	200,537	105,179	11,175
Thereafter	1,194,507	365,803	—

Total	$2,471,035	$1,633,854	$381,604

Rent expense charged to operations for 2002, 2001 and 2000 was $839.5 million, $773.3 million and $429.5 million, respectively.

From time to time, claims are made and lawsuits are filed against the Company, arising out of the ordinary business of the Company. In the opinion of the Company’s management, liabilities, if any, arising from these actions are either covered by insurance or accrued reserves, or would not have a material adverse effect on the financial condition of the Company.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.

Various acquisition agreements include deferred consideration payments including future contingent payments based on the financial performance of the acquired companies, generally over a one to five year period. Contingent payments involving the financial performance of the acquired companies are typically based on the acquired company meeting certain EBITDA targets as defined in the agreement. The contingent payment amounts are generally calculated based on predetermined multiples of the achieved EBITDA not to exceed a predetermined maximum payment. At December 31, 2002, the Company believes its maximum aggregate contingency, which is subject to the financial performance of the acquired companies, is approximately $65.7 million. In addition, certain acquisition agreements include deferred consideration payments based on performance requirements by the seller, generally over a one to five year period. Contingent payments based on performance requirements by the seller typically involve the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2002, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.8 million. As the contingencies have not been met or resolved as of December 31, 2002, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.

The Company has various investments in nonconsolidated affiliates that are subject to agreements that contain provisions that may result in future additional investments to be made by the Company. The put values are contingent upon financial performance of the investee and typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The contingent payment amounts are generally calculated based on predetermined multiples of the achieved EBITDA not to exceed a predetermined maximum amount.

NOTE H — GUARANTEES

As of December 31, 2002 and 2001, the Company guaranteed third party debt of approximately $98.6 million and $225.2 million, respectively. The guarantees arose primarily in 2000 in conjunction with the Company entering into long-term contracts with third parties. The guarantees will terminate the earlier of the sale of the underlying assets or September 2004. The operating assets associated with these contracts secure the debt that the Company has guaranteed. Only to the extent that the assets are either sold by the third-party for less than the guaranteed amount or the third party is unable to service the debt will the Company be required to make a cash payment under the guarantee. As of December 31, 2002, it is not probable that the Company will be required to make a payment under these guarantees. Thus, as of December 31, 2002 and 2001, the guarantees associated with long-term operating contracts are not recorded on the Company’s financial statements. These guarantees are included in the Company’s calculation of its leverage ratio covenant under the bank credit facilities.

As of December 31, 2002, the Company has provided a guarantee under a certain performance contract of approximately $77.4 million that expires in 2004. Under this guarantee, if the amount collected from the third parties that receive the benefit under the performance contract does not exceed the guarantee amount, the Company must make payment for the shortfall. During 2002 and 2001, under this guarantee, the Company has made payments of $3.8 million and $2.2 million, respectively. As of December 31, 2002, the Company has a liability recorded and classified in “Other current liabilities” on its financial statements of approximately $4.2 million for unpaid shortfalls under this guarantee for the contract period of 2001 and 2002. As of December 31, 2002, the Company cannot reasonably estimate whether it will have to make any future payments under this guarantee for the 2003 and 2004 contract periods. As such, possible losses on this executory performance contract will be appropriately recorded in the period that they are incurred.

The Company guarantees a $150.0 million five-year revolving credit facility between its international subsidiary and a group of international banks. The credit facility expires in 2005. The facility allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to the Company’s international operations for certain working capital needs. At December 31, 2002 and 2001, the outstanding balance on the credit facility was $95.7 million and $94.4 million, respectively. The outstanding balance on the credit facility is recorded in “Long-term debt” on the Company’s financial statements.

AMFM Operating Inc., an indirect wholly-owned subsidiary of the Company has guaranteed a portion of the Company’s bank credit facilities including the reducing revolving line of credit facility, the $1.5 billion five-year multi-currency revolving credit facility and the $1.5 billion three-year term loan with outstanding balances at December 31, 2002, of $555.0 million, $1.5 million, and $1.5 billion, respectively. At December 31, 2002, the contingent liability under these guarantees was $1.0 billion. At December 31, 2002, these outstanding balances are recorded in “Long-term debt” on the Company’s financial statements.

Within the Company’s bank credit facilities agreements is a provision that requires the Company to reimburse lenders for any increased costs that they may incur in an event of a change in law, rule or regulation resulting in their reduced returns from any change in capital requirements. In addition to not being able to estimate the potential amount of any future payment under this provision, the Company is not able to predict if such event will ever occur.

The Company currently has guarantees that provide protection to its international subsidiary’s banking institutions related to overdraft lines and credit card charge-back transactions up to approximately $62.0 million. As of December 31, 2002, no amounts were outstanding under these agreements.

As of December 31, 2002, the Company has outstanding commercial standby letters of credit of $142.3 million that primarily expire in 2003. These letters of credit relate to various operational matters including insurance, bid, and performance bonds as well as other items. These letters of credit reduce the borrowing availability on the Company’s bank credit facilities, and are included in the Company’s calculation of its leverage ratio covenant under the bank credit facilities.

NOTE I — INCOME TAXES

Significant components of the provision for income tax expense (benefit) are as follows:

(In thousands)
	2002	2001	2000

Current — federal	$102,785	$26,598	$63,366
Current — foreign	33,594	19,450	4,290
Current — state	12,764	11,315	10,364

Total current	149,143	57,363	78,020
Deferred — federal	350,237	(137,213)	340,999
Deferred — foreign	(36,034)	(13,462)	16,484
Deferred — state	30,020	(11,659)	29,228

Total deferred	344,223	(162,334)	386,711

Income tax expense (benefit)	$493,366	$(104,971)	$464,731

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2002 and 2001 are as follows:

(In thousands)
	2002	2001

Deferred tax liabilities:
Intangibles and fixed assets	$2,605,842	$6,509,478
Unrealized gain in marketable securities	—	45,365
Accrued liabilities	—	120,636
Foreign	77,715	101,704
Equity in earnings	17,110	5,641
Investments	5,398	1,631
Other	12,417	28,136

Total deferred tax liabilities	2,718,482	6,812,591
Deferred tax assets:
Unrealized loss in marketable securities	20,876	—
Accrued expenses	110,236	143,682
Long-term debt	81,044	104,678
Net operating loss carryforwards	21,438	151,730
Alternative minimum tax carryforwards	13,437	2,697
Bad debt reserves	21,259	18,804
Deferred income	13,416	17,704
Other	32,985	25,149

Total gross deferred tax assets	314,691	464,444
Valuation allowance	66,667	164,070

Total deferred tax assets	248,024	300,374

Net deferred tax liabilities	$2,470,458	$6,512,217

The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses and goodwill created from the Company’s various stock acquisitions. As discussed in Note B, upon adoption of Statement No. 142, the Company recorded an impairment charge of approximately $6.0 billion, net of deferred tax of $3.7 billion, related to its FCC licenses. In accordance with Statement No. 142, the Company no longer amortizes FCC licenses. Thus, a deferred tax benefit for the difference between book and tax amortization for the Company’s FCC licenses and tax-deductible goodwill is no longer recognized, as these assets are no longer amortized for book purposes. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges on its FCC licenses or sells its FCC licenses. As the Company continues to amortize its tax basis in its FCC licenses, the deferred tax liability will increase over time.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

(In thousands)	2002		2001		2000

	Amount	Percent	Amount	Percent	Amount	Percent

Income tax expense (benefit) at statutory rates	$426,366	35%	$(437,149)	(35)%	$249,739	35%
State income taxes, net of federal tax benefit	42,784	4%	(344)	0%	25,686	3%
Amortization of goodwill		—	238,474	19%	169,365	24%
Foreign taxes	(6,248)	(1)%	34,766	3%	20,774	3%
Nondeductible items	8,527	1%	7,009	1%	4,812	1%
Other, net	21,937	2%	52,273	4%	(5,645)	(1)%

	$493,366	41%	$(104,971)	(8%)	$464,731	65%

During 2002, the Company utilized approximately $400.0 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. In connection with accounting for these acquisitions, a deferred tax asset valuation allowance was recorded based on the Company’s assessment of the likelihood of realization of these net operating loss carryforwards and other deferred tax assets. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2002, and resulted in a reduction of the deferred tax asset valuation allowance. The reduction in the valuation allowance was recorded as an adjustment to the original purchase price allocation and did not impact total income tax expense.

The remaining federal net operating loss carryforwards of $46.5 million expire in various amounts from 2003 to 2022.

NOTE J — SHAREHOLDERS’ EQUITY

Common Stock Warrants

The Company assumed two issues of fully exercisable common stock warrants as a part of its merger with Jacor in 1999.

Warrants expired February 27, 2002

The Company assumed 3.6 million common stock warrants that expired on February 27, 2002. Each warrant represented the right to receive .1304410 shares of the Company’s common stock, at an exercise price of $34.56 per full share of the Company’s common stock. The Company issued 341,053 and 15,768 shares of common stock in 2002 and 2001, respectively, on exercises of these common stock warrants.

Warrants expired September 18, 2001

The Company assumed 21.6 million common stock warrants that expired on September 18, 2001. Each warrant represented the right to receive .2355422 shares of the Company’s common stock, at an exercise price of $24.19 per full share of the Company’s common stock. The Company issued 5.1 million shares of common stock in 2001 on exercises of these common stock warrants.

Stock Options

The Company has granted options to purchase its common stock to employees and directors of the Company and its affiliates under various stock option plans at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. All option plans contain anti-dilutive provisions that require the adjustment of the number of shares of the Company common stock represented by each option for any stock splits or dividends.

As a result of the mergers with Ackerley in 2002, and AMFM and SFX in 2000, the Company assumed stock options that were granted to employees and affiliates of these companies. These options were granted in accordance with each respective company’s policy and under the terms of each respective company’s stock option plans. Pursuant to the respective merger agreements, the Company assumed the obligation to fulfill all options granted in accordance with the original grant terms adjusted for the appropriate merger exchange ratio.

The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the years ended December 31, 2002, 2001 and 2000.

(In thousands, except per share data)

		Weighted
		Average Exercise
	Options	Price Per Share

Options outstanding at January 1, 2000	8,050	$32.00
Options assumed in acquisitions	31,075	40.00
Options granted	3,540	62.00
Options exercised (1)	(1,915)	21.00
Options forfeited	(638)	55.00

Options outstanding at December 31, 2000	40,112	$41.00

Weighted average fair value of options granted during 2000	$29.00

Options outstanding at January 1, 2001	40,112	$41.00
Options granted	11,389	51.00
Options exercised (1)	(2,928)	25.00
Options forfeited	(1,426)	58.00

Options outstanding at December 31, 2001	47,147	$44.00

Weighted average fair value of options granted during 2001	$25.00

Options outstanding at January 1, 2002	47,147	$44.00
Options assumed in acquisitions	114	52.00
Options granted	262	35.00
Options exercised (1)	(2,508)	21.00
Options forfeited	(2,072)	57.00

Options outstanding at December 31, 2002 (2)	42,943	$45.00

Weighted average fair value of options granted during 2002	$16.00

(1)	The Company received an income tax benefit of $22.5 million, $32.8 million and $30.6 million relating to the options exercised during 2002, 2001 and 2000, respectively. Such benefits are recorded as adjustments to “Additional paid-in capital” in the statement of shareholders’ equity.

(2)	Of the 42.9 million options outstanding at December 31, 2002, 29.6 million were exercisable at a weighted average exercise price of $40.54. There were 47.5 million shares available for future grants under the various option plans at December 31, 2002. Vesting dates range from February 2003 to October 2007, and expiration dates range from February 2003 to October 2012 at exercise prices and average contractual lives as follows:

(In thousands of shares)			Weighted
			Average	Weighted	Weighted
		Outstanding	Remaining	Average	Exercisable	Average
		as of	Contractual	Exercise	as of	Exercise
Range of Exercise Prices		12/31/02	Life	Price	12/31/02	Price

$0.000 -	$11.2467	2,000	3.6	$4.7317	2,000	$4.7317
11.246 -	22.4933	2,036	3.1	14.9461	2,036	14.9461
22.493 -	33.7400	6,596	5.0	27.3496	6,160	27.3649
33.740 -	44.9867	5,051	4.6	42.9288	4,434	43.1150
44.986 -	56.2334	16,244	6.5	48.5011	10,310	49.1070
56.233 -	67.4800	9,202	5.1	60.2493	3,500	60.1269
67.480 -	78.7267	1,198	5.2	71.8252	621	73.1814
78.726 -	89.9734	572	2.7	83.4097	517	83.0138
89.973 -	101.2200	44	2.9	96.4105	36	97.2519

		42,943	5.3	$44.5658	29,614	$40.5361

The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions for 2002, 2001 and 2000:

	2002	2001	2000

Risk-free interest rate	2.85% - 5.33%	4.9% - 5.2%	6.0%
Dividend yield	0%	0%	0%
Volatility factors	36% - 49%	36% - 37%	34%
Weighted average expected life	3.5 - 7.5	6 - 8	6

Pro forma net income and earnings per share, assuming that the Company had accounted for its employee stock options using the fair value method and amortized such to expense over the options’ vesting period is as follows:

(in thousands, except per share data)
	2002	2001	2000

Net income (loss) before extraordinary item
As reported	$724,823	$(1,144,026)	$248,808
Pro Forma	$672,212	$(1,193,495)	$219,898
Net income (loss) before extraordinary item per common share Basic:
As reported	$1.20	$(1.93)	$.59
Pro Forma	$1.11	$(2.02)	$.52
Net income (loss) before extraordinary item per common share Diluted:
As reported	$1.18	$(1.93)	$.57
Pro Forma	$1.10	$(2.02)	$.50

The weighted average fair value of stock options granted is required to be based on a theoretical option pricing model. In actuality, because the company’s employee stock options are not traded on an exchange, employees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Clear Channel stock. Such an increase in stock price would benefit all stockholders commensurately.

Other

As a result of mergers during 2000, the Company assumed 2.7 million employee stock options with vesting dates that vary through April 2005. To the extent that these employees’ options vest post-merger, the Company recognizes expense over the remaining vesting period. During the year ended December 31, 2002, 2001 and 2000, the Company recorded expense of $4.4 million, $12.1 million and $3.8 million, respectively, related to the post-

merger vesting of employee stock options. Additionally, during 2001 and 2000, as a result of severance negotiations with 20 employees, the Company accelerated the vesting of 109,000 and 470,000 existing employee stock options, respectively. Accordingly, the Company recorded expense during the years ended December 31, 2001 and 2000 equal to the intrinsic value of the accelerated options on the appropriate modification dates of $1.8 million and $11.7 million, respectively. The expense associated with stock options is recorded on the statement of operations as a component of “non-cash compensation expense”.

Common Stock Reserved for Future Issuance

Common stock is reserved for future issuances of, approximately 90.5 million shares for issuance upon the various stock option plans to purchase the Company’s common stock (including 42.9 million options currently granted), 8.4 million shares for issuance upon conversion of the Company’s 2.625% Senior Convertible Notes, 3.1 million for issuance upon conversion of the Company’s LYONs, and .2 million shares for the settlement of a performance contract.

Shares Held in Treasury

Included in the 302,214 shares and the 279,700 shares held in treasury are 242,534 shares and 711 shares that the Company holds in Rabbi trusts at December 31, 2002 and 2001, respectively.

Reconciliation of Earnings per Share

(In thousands, except per share data)
	2002	2001	2000

NUMERATOR:
Income (loss) before cumulative effect of a change in accounting principle	$724,823	$(1,144,026)	$248,808
Cumulative effect of a change in accounting principle	(16,778,526)	—	—

Net income (loss)	(16,053,703)	(1,144,026)	248,808
Effect of dilutive securities:
Convertible debt - 2.625% issued in 1998	8,931	9,358 *	9,811	*
Convertible debt - 1.5% issued in 1999	7,704	9,300 *	9,750	*
LYONS - 1996 issue	—	(225)*	—
LYONS - 1998 issue	4,815 *	4,594 *	4,595	*
Less: Anti-dilutive items	(4,815)	(23,027)	(24,156)

Numerator for net income (loss) before cumulative effect of a change in accounting principle per common share — diluted	741,458	(1,144,026)	248,808
Numerator for cumulative effect of a change in accounting principle per common share - diluted	(16,778,526)	—	—

Numerator for net income (loss) per common share — diluted	$(16,037,068)	$(1,144,026)	$248,808

(In thousands, except per share data)
	2002	2001		2000

DENOMINATOR:
Weighted average common shares	606,861	591,965		423,969
Effect of dilutive securities:
Stock options and common stock warrants	3,911	11,731	*	10,872
Convertible debt - 2.625% issued in 1998	8,855	9,282	*	9,282	*
Convertible debt - 1.5% issued in 1999	7,813	9,454	*	9,454	*
LYONS - 1996 issue	—	1,743	*	3,870
LYONS - 1998 issue	3,085 *	3,085	*	3,085	*
Less: Anti-dilutive items	(3,085)	(35,295)		(21,821)

Denominator for net income (loss) per common share — diluted	627,440	591,965		438,711

Net income (loss) per common share:
Income (loss) before cumulative effect of a change in accounting principle - Basic	$1.20	$(1.93)		$.59
Cumulative effect of a change in accounting principle — Basic	(27.65)	—		—

Net income (loss) — Basic	$(26.45)	$(1.93)		$.59

Income (loss) before cumulative effect of a change in accounting principle - Diluted	$1.18	$(1.93)		$.57
Cumulative effect of a change in accounting principle — Diluted	(26.74)	—		—

Net income (loss) — Diluted	$(25.56)	$(1.93)		$.57

*	Denotes items that are anti-dilutive to the calculation of earnings per share.

NOTE K — EMPLOYEE STOCK AND SAVINGS PLANS

The Company has various 401(K) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches a portion of an employee’s contribution. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions to these plans of $21.4 million, $21.9 million and $12.5 million were charged to expense for 2002, 2001 and 2000, respectively.

The Company has a non-qualified employee stock purchase plan for all eligible employees. Under the plan, shares of the Company’s common stock may be purchased at 85% of the market value on the day of purchase. Employees may purchase shares having a value not exceeding ten percent (10%) of their annual gross compensation or $25,000, whichever is lower. During 2002, 2001 and 2000, employees purchased 319,817, 265,862 and 118,941 shares at weighted average share prices of $33.85, $45.26 and $64.00, respectively.

In 2001, the Company initiated a non-qualified deferred compensation plan for highly compensated executives allowing deferrals of a portion of their annual salary and up to 80% of their bonus before taxes. The Company does not match any deferral amounts and retains ownership of all assets until distributed. The liability under this deferred compensation plan at December 31, 2002 and 2001 was approximately $3.5 million and $.6 million, respectively.

NOTE L — OTHER INFORMATION

(In thousands)	For the year ended December 31,

	2002	2001	2000

The following details the components of “Other income (expense) — net”:
Reimbursement of capital cost	$(6,008)	$(9,007)	$(14,370)
Gain (loss) on disposal of fixed assets	(2,384)	(1,087)	1,901
Gain on sale of operating assets	43,617	167,317	—
Gain on sale of representation contracts	14,836	13,463	2,997
Software maintenance — third party	—	(14,071)	—
Minority interest	(1,033)	(6,289)	(4,059)
Gain on extinguishment of debt	11,980	—	—
Other	(3,578)	1,941	1,767

Total other income (expense) — net	$57,430	$152,267	$(11,764)

The following details the income tax expense (benefit) on items of other comprehensive income (loss):
Foreign currency translation adjustments	$25,096	$(3,101)	$(4,270)
Unrealized gain (loss) on securities:
Unrealized holding gain (loss)	$(62,182)	$(75,280)	$(104,264)
Reclassification adjustment for gains on securities transferred to trading	$—	$(24,400)	$—
Reclassification adjustment for gains on shares held prior to merger	$(2,441)	$—	$(19,668)
Reclassification adjustments for (gain) loss included in net income (loss)	$6,355	$102,725	$3,919

(In thousands)	As of December 31,

	2002	2001

The following details the components of “Other current assets”:
Current film rights	$24,878	$20,451
Inventory	25,603	45,004
Other	114,355	77,941

Total other current assets	$164,836	$143,396

The following details the components of “Accrued expenses”:
Acquisition accruals	$155,648	$225,018
Accrued liabilities — other	738,518	612,111

Total accrued expenses	$894,166	$837,129

(In thousands)	As of December 31,

	2002	2001

The following details the components of “Accumulated other comprehensive income (loss)”:
Cumulative currency translation adjustment	$(44,707)	$(126,448)
Cumulative unrealized gain on investments	(3,091)	91,978

Total accumulated other comprehensive income (loss)	$(47,798)	$(34,470)

NOTE M — SEGMENT DATA

The Company has three reportable operating segments — radio broadcasting, outdoor advertising and live entertainment. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. At December 31, 2002 the radio broadcasting segment included 1,184 radio stations for which the Company is the licensee and 63 radio stations operated under lease management or time brokerage agreements. The radio broadcasting segment also operates various radio networks. At December 31, 2002, the outdoor advertising segment owned or operated 716,039 advertising display faces. Of these, 144,097 are in U.S. markets and the remaining 571,942 displays are in international markets. At December 31, 2002, the live entertainment segment owned or operated 102 venues. Of these, 76 venues are in 37 domestic markets and the remaining 26 venues are in 3 international markets.

“Other” includes television broadcasting, sports representation and media representation.

	Radio	Outdoor	Live
(In thousands)	Broadcasting	Advertising	Entertainment		Other	Corporate	Eliminations	Consolidated

2002
Revenue	$3,717,243	$1,859,643	$2,447,302		$528,374	$—	$(131,507)	$8,421,055
Divisional operating expenses	2,126,139	1,354,092	2,289,654		414,383	—	(131,507)	6,052,761
Non-cash compensation	4,400	—	—		—	1,036	—	5,436
Depreciation	105,907	271,683	59,577		21,364	25,125	—	483,656
Amortization	48,034	65,212	1,941		21,923	—	—	137,110
Corporate expenses	—	—	—		—	176,370	—	176,370

Operating income (loss)	$1,432,763	$168,656	$96,130		$70,704	$(202,531)	$—	$1,565,722

Identifiable assets	$19,826,656	$4,647,200	$1,297,420		$1,422,661	$478,216	$—	$27,672,153
Capital expenditures	$115,199	$292,618	$63,422		$23,850	$53,553	$—	$548,642

2001
Revenue	$3,455,553	$1,748,031	$2,477,640		$423,651	$—	$(134,872)	$7,970,003
Divisional operating expenses	2,104,719	1,220,681	2,327,109		349,069	—	(134,872)	5,866,706
Non-cash compensation	12,373	—	—		738	3,966	—	17,077
Depreciation	218,125	254,349	63,637		35,001	22,992	—	594,104
Amortization	1,401,861	305,149	226,410		34,956	—	—	1,968,376
Corporate expenses	—	—	—	—		187,434	—	187,434

Operating income (loss)	$(281,525)	$(32,148)	$(139,516)		$3,887	$(214,392)	$—	$(663,694)

Identifiable assets	$33,406,019	$7,707,761	$5,412,507		$874,037	$202,818	$—	$47,603,142
Capital expenditures	$144,786	$264,727	$67,555		$84,446	$36,874	$—	$598,388

	Radio	Outdoor	Live
(In thousands)	Broadcasting	Advertising	Entertainment	Other	Corporate	Eliminations	Consolidated

2000

Revenue	$2,431,544	$1,729,438	$952,025	$314,559	$—	$(82,260)	$5,345,306
Divisional operating expenses	1,385,848	1,078,540	878,553	220,025	—	(82,260)	3,480,706
Non-cash compensation	4,359	—	—	—	11,673	—	16,032
Depreciation	84,345	228,630	25,269	18,809	10,587	—	367,640
Amortization	714,723	208,719	92,482	17,499	—	—	1,033,423
Corporate expenses	—	—	—	—	142,627	—	142,627

Operating income (loss)	$242,269	$213,549	$(44,279)	$58,226	$(164,887)	$—	$304,878

Identifiable assets	$34,003,430	$7,683,182	$5,238,690	$1,282,194	$1,848,965	$—	$50,056,461
Capital expenditures	$139,923	$250,271	$46,707	$34,469	$24,181	$—	$495,551

Revenue of $1.5 billion, $1.3 billion and $1.0 billion and identifiable assets of $2.2 billion, $2.9 billion and $2.7 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE N — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)
	March 31,		June 30,		September 30,		December 31,

	2002	2001	2002	2001	2002	2001	2002	2001

Revenue	$1,697,987	$1,628,363	$2,172,910	$2,179,261	$2,340,425	$2,300,233	$2,209,733	$1,862,146
Operating expenses:
Divisional operating expenses	1,288,977	1,179,068	1,506,401	1,520,215	1,680,371	1,696,581	1,577,012	1,470,842
Non-cash compensation	1,838	3,894	1,445	8,456	936	2,581	1,217	2,146
Depreciation and amortization	142,418	613,751	146,261	644,850	160,503	652,771	171,584	651,108
Corporate expenses	38,969	45,071	39,203	47,611	44,385	48,150	53,813	46,602

Operating income (loss)	225,785	(213,421)	479,600	(41,871)	454,230	(99,850)	406,107	(308,552)
Interest expense	110,367	156,400	108,350	137,539	107,935	134,744	106,134	131,394
Gain (loss) on sale of assets related to mergers	3,991	(6,390)	—	(51,000)	—	—	—	(156,316)
Gain on marketable securities	2,984	18,456	5,917	5,349	(16,009)	5,707	4,012	(3,692)
Equity in earnings (loss) of nonconsolidated affiliates	3,213	563	7,500	4,045	5,906	7,011	10,309	(1,226)
Other income (expense) — net	26,207	(7,633)	15,394	(9,765)	20,974	(1,651)	(5,145)	171,316

Income (loss) before income taxes and cumulative effect of a change in accounting principle	151,813	(364,825)	400,061	(230,781)	357,166	(223,527)	309,149	(429,864)
Income tax (expense) benefit	(61,484)	55,597	(162,025)	(6,220)	(144,652)	(8,671)	(125,205)	64,265

Income (loss) before cumulative effect of a change in accounting principle	90,329	(309,228)	238,036	(237,001)	212,514	(232,198)	183,944	(365,599)
Cumulative effect of a change in accounting principle, net of tax of $4,324,446	(16,778,526)	—	—	—	—	—	—	—

Net income (loss)	$(16,688,197)	$(309,228)	$238,036	$(237,001)	$212,514	$(232,198)	$183,944	$(365,599)

Net income (loss) per common share:
Basic:
Income (loss) before cumulative effect of a change in accounting principle	$.15	$(.53)	$.40	$(.40)	$.35	$(.39)	$.30	$(.61)
Cumulative effect of a change in accounting principle	(28.00)	—	—	—	—	—	—	—

Net income (loss)	$(27.85)	$(.53)	$.40	$(.40)	$.35	$(.39)	$.30	$(.61)

Diluted:
Income (loss) before cumulative effect of a change in accounting principle	$.15	$(.53)	$.39	$(.40)	$.34	$(.39)	$.30	$(.61)
Cumulative effect of a change in accounting principle	(27.76)	—	—	—	—	—	—	—

Net income (loss)	$(27.61)	$(.53)	$.39	$(.40)	$.34	$(.39)	$.30	$(.61)

Stock price:
High	$54.90	$68.08	$53.97	$65.60	$37.95	$64.15	$44.99	$51.60
Low	42.24	47.25	29.00	50.12	20.00	35.20	29.36	36.99

The Company’s Common Stock is traded on the New York Stock Exchange under the symbol CCU.

NOTE O — SUBSEQUENT EVENTS

On January 6, 2003, the Company completed a debt offering of $300.0 million 4.625% notes due January 15, 2008 and $500.0 million 5.75% notes due January 15, 2013. Interest is payable on January 15 and July 15 on both series of notes. The aggregate net proceeds of approximately $791.2 million were used to repay borrowings outstanding under the Company’s bank credit facilities and to finance the redemption of AMFM Operating, Inc.’s outstanding 8.125% senior subordinated notes due December 15, 2007 and 8.75% senior subordinated notes due June 15, 2007. The Company called all of the outstanding 8.125% senior subordinated notes due 2007 for $379.2 million plus accrued interest on February 10, 2003 and all of the outstanding 8.75% senior subordinated notes due 2007 for $193.4 million plus accrued interest on February 18, 2003. These transactions resulted in a gain of approximately $1.7 million.

Clear Channel Communications, Inc. Annual Meeting of Shareholders	April 23, 2003 8:30 a.m.

The Westin Hotel 420 West Market Street San Antonio, Texas 78205	ADMIT ONE
Clear Channel Communications, Inc. Annual Meeting of Shareholders	April 23, 2003 8:30 a.m.

The Westin Hotel 420 West Market Street San Antonio, Texas 78205	ADMIT ONE

CLEAR CHANNEL COMMUNICATIONS, INC.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders
to be held April 23, 2003

     The undersigned hereby appoints L. Lowry Mays and Alan D. Feld, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL COMMUNICATIONS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of said Company to be held in San Antonio, Texas on April 23, 2003 at 8:30 A.M., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess of then personally present, as indicated on the reverse side.

     The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.

(Continued and to be dated and signed on the reverse side.)

1.	Election of Directors	FOR all eleven nominees listed below [ ] WITHHOLD AUTHORITY to vote for all nominees below [ ] EXCEPTIONS* [ ]

Nominees: L. Lowry Mays Phyllis B. Riggins	Alan D. Feld Mark P. Mays Theodore H. Strauss	Thomas O. Hicks Randall T. Mays J. C. Watts	Perry J. Lewis B. J. McCombs John H. Williams

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “EXCEPTIONS” box and write that nominee’s name in the space provided below.) *Exceptions:

2.	Ratification of the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2003.

FOR [ ] AGAINST [ ] ABSTAIN [ ]

Change of Address and/or Comments: [  ]

     Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.

Dated:                                             , 2003

Shareholder’s signature

Shareholder’s signature if stock held jointly

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes MUST be indicated (X) in Black or Blue Ink.